AS FILED PURSUANT TO RULE 424B3

                         FLATBUSH FEDERAL BANCORP, INC.
    Proposed Holding Company for Flatbush Federal Savings & Loan Association
                   of Brooklyn 945,875 Shares of common stock

        Flatbush Federal Bancorp, Inc. is offering shares of its common stock for sale in connection with the reorganization of Flatbush Federal Savings & Loan Association of Brooklyn into the mutual holding company form of ownership. Flatbush Federal Bancorp, Inc. will be the holding company for Flatbush Federal Savings & Loan Association. After the offering, 53.0% of Flatbush Federal Bancorp, Inc.'s outstanding common stock will be owned by Flatbush Federal Bancorp, MHC, our federally chartered mutual holding company parent. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of Flatbush Federal Bancorp, Inc. will be quoted on the OTC Electronic Bulletin Board.

        We are offering 945,875 shares of the common stock on a best efforts basis. The shares being offered represent 47.0% of the shares of common stock of Flatbush Federal Bancorp, Inc. that will be outstanding following the reorganization. We must sell a minimum of 699,125 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 1,087,756 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate on September 22, 2003. We may extend the termination date without notice to you, until November 11, 2003, unless the Office of Thrift Supervision approves a later date, which may not be beyond October 3, 2005.

        The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is 12,500 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 20,000 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond November 11, 2003. If the offering is extended beyond November 11, 2003, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at Flatbush Federal Savings & Loan Association of Brooklyn and will bear interest at our passbook savings rate, which is currently 0.30% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

        Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

    This investment involves risk, including the possible loss of principal.

              Please read the "Risk Factors" beginning on page 25.

                                OFFERING SUMMARY
                             Price: $8.00 per share

                                                  MINIMUM           MAXIMUM       ADJUSTED MAXIMUM
                                              ---------------   ---------------   ----------------
Number of shares...........................           699,125           945,875          1,087,756
Estimated offering expenses excluding
 underwriting commissions and expenses.....   $       451,000   $       451,000   $        451,000
Underwriting commissions and expenses/(1)/.   $       260,000   $       260,000   $        260,000
Net proceeds...............................   $     4,882,000   $     6,856,000   $      7,991,000
Net proceeds per share.....................   $          6.98   $          7.25   $           7.35

----------
(1) See "The organization and the Stock Offering--Plan of Distribution and Marketing Arrangements" at page 120 for a discussion of Sandler O'Neill & Partners, L.P.'s compensation for this offering.

        These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   ----------
                        SANDLER O'NEILL & PARTNERS, L.P.
                                   ----------

                 The date of this prospectus is August 13, 2003

                                      [MAP]

                                TABLE OF CONTENTS

SUMMARY........................................................................4
SELECTED FINANCIAL AND OTHER DATA.............................................16
RECENT DEVELOPMENTS...........................................................18
RISK FACTORS..................................................................25
FORWARD LOOKING STATEMENTS....................................................30
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING...........................31
OUR POLICY REGARDING DIVIDENDS................................................32
MARKET FOR THE COMMON STOCK...................................................33
REGULATORY CAPITAL COMPLIANCE.................................................34
CAPITALIZATION................................................................35
PRO FORMA DATA................................................................36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS................................................................41
BUSINESS OF FLATBUSH FEDERAL BANCORP, INC. ...................................58
BUSINESS OF FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION OF BROOKLYN...........59
FEDERAL AND STATE TAXATION....................................................80
SUPERVISION AND REGULATION....................................................82
MANAGEMENT....................................................................93
THE REORGANIZATION AND THE STOCK OFFERING....................................103
RESTRICTIONS ON THE ACQUISITION OF FLATBUSH FEDERAL BANCORP, INC. AND
 FLATBUSH FEDERAL............................................................127
DESCRIPTION OF CAPITAL STOCK OF FLATBUSH FEDERAL BANCORP, INC. ..............130
TRANSFER AGENT AND REGISTRAR.................................................131
LEGAL AND TAX MATTERS........................................................131
EXPERTS......................................................................131
WHERE YOU CAN FIND MORE INFORMATION..........................................132
REGISTRATION REQUIREMENTS....................................................132
INDEX TO FINANCIAL STATEMENTS................................................F-1

                                     SUMMARY

        The following summary explains selected information regarding the reorganization, the offering of common stock by Flatbush Federal Bancorp, Inc. and the business of Flatbush Federal. The summary may not contain all the information that is important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Flatbush Federal.

THE COMPANIES

FLATBUSH FEDERAL BANCORP, MHC

        Upon completion of the reorganization and offering, Flatbush Federal Bancorp, MHC will become the federally chartered mutual holding company parent of Flatbush Federal Bancorp, Inc. Flatbush Federal Bancorp, MHC is not currently an operating company and has not engaged in any business to date. Flatbush Federal Bancorp, MHC will be formed upon completion of the reorganization. So long as Flatbush Federal Bancorp, MHC exists, it will own a majority of the voting stock of Flatbush Federal Bancorp, Inc.

FLATBUSH FEDERAL BANCORP, INC.

        Flatbush Federal Bancorp, Inc. will be the mid-tier stock holding company for Flatbush Federal following the reorganization and stock offering. Flatbush Federal Bancorp, Inc. is not currently an operating company. Flatbush Federal Bancorp, Inc. will be formed upon completion of the reorganization. Flatbush Federal Bancorp, Inc. will be chartered under Federal law and will own 100% of the common stock of Flatbush Federal. Our executive office will be located at 2146 Nostrand Avenue, Brooklyn, New York 11210, and our telephone number will be (718) 859-6800.

FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION OF BROOKLYN

        Flatbush Federal is a federally chartered savings and loan association headquartered in Brooklyn, New York. Flatbush Federal was originally founded in 1883. At the completion of the reorganization, we will change our name to Flatbush Federal Savings & Loan Association. We conduct our business from our main office and two branch offices. All of our offices are located in Brooklyn, New York. The telephone number at our main office is (718) 859-6800.

        At March 31, 2003, we had total assets of $140.1 million, total deposits of $129.6 million and retained earnings of $8.4 million. Our net income for the three months ended March 31, 2003 and the year ended December 31, 2002 was $18,000 and $330,000, respectively. Our principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate. We also originate construction loans and loans secured by commercial real estate or multi-family real estate, and small business loans, as well as a variety of consumer loans including home equity loans, passbook loans and credit card loans. Flatbush Federal offers a variety of deposit accounts, including checking, savings and certificates of deposit, and it emphasizes personal and efficient service for its customers.

OUR REORGANIZATION INTO A MUTUAL HOLDING COMPANY AND THE STOCK OFFERING

        We do not have stockholders in our current mutual form of ownership. Our depositors and borrowers currently have the right to vote on certain matters such as the election of directors and a mutual holding company reorganization. The reorganization is a series of transactions by which we will convert our corporate structure from our current status as a mutual savings and loan association to the mutual holding company form of ownership. Following the reorganization, Flatbush Federal will become a federal stock savings association subsidiary of Flatbush Federal Bancorp, Inc. Flatbush Federal Bancorp, Inc. will be a majority-owned subsidiary of Flatbush Federal Bancorp, MHC. Our depositors and borrower members will become members of Flatbush Federal Bancorp, MHC, and will continue to have the same voting rights in Flatbush Federal Bancorp, MHC as they have in Flatbush Federal Savings & Loan Association of Brooklyn. As a federal stock savings association, we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Also, upon consummation of the reorganization and offering, Flatbush Federal Bancorp, MHC and Flatbush Federal Bancorp, Inc. will be registered with the Office of Thrift Supervision as savings and loan holding companies, and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.

        As part of the stock offering, we are offering between 699,125 and 945,875 shares of Flatbush Federal Bancorp, Inc. common stock. The purchase price will be $8.00 per share. All investors will pay the same price per share in the offering. We may increase the amount of stock to be sold to 1,087,756 shares without any further notice to you.

        The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to (1) compete more effectively in the financial services marketplace, (2) offer our depositors, employees, management and directors an equity ownership interest in Flatbush Federal and thereby obtain an economic interest in its future success, and (3) increase our capital to support future growth and profitability.

        Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings association.

        The reorganization and the capital raised in the offering are expected to:

        . increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

        .       support the introduction of new financial products and services;

        . increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

        .       allow us to grow and enhance our profitability; and

        . improve our ability to manage capital including paying cash dividends and repurchasing shares of our common stock.

The reorganization and offering also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.

        Unlike a standard conversion transaction in which all of the common stock issued by the converting savings association is sold to the public, in a mutual holding company reorganization only a minority of the converting association's stock is sold to the public. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our outstanding shares. Based on these restrictions, our board of directors has decided to offer 47% of our outstanding shares of common stock for sale in the offering, and 53% of our shares will be retained by Flatbush Federal Bancorp, MHC.

        The following chart shows our corporate structure following the reorganization and offering:

                Flatbush Federal Bancorp,       Public Stockholders
                           MHC

                                    53%                        47%
                                    of                         of
                                  common                     common
                                   stock                      stock

                           Flatbush Federal Bancorp, Inc.

                                              100% of common stock

                    Flatbush Federal Savings & Loan Association

BUSINESS STRATEGY

        Our business strategy is to grow and improve our profitability by:

                . Emphasizing one- to four-family residential real estate lending, while continuing to originate multi-family and commercial real estate lending;

                .   Increasing our assets;

                . Utilizing the capital raised in the offering to help manage our interest rate risk;

                .   Offering new products and services to our customers; and

                .   Maintaining high asset quality.

        A full description of our products and services begins on page 59 of this prospectus.

TERMS OF THE OFFERING

        We are offering between 699,125 and 945,875 shares of common stock of Flatbush Federal Bancorp, Inc. to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,087,756 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of Flatbush Federal Bancorp, Inc. decreases below $11.9 million or increases above $18.5 million, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $8.00 per share. Sandler O'Neill & Partners, L.P., our marketing advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.

PERSONS WHO MAY ORDER STOCK IN THE OFFERING

        We are offering the shares of common stock of Flatbush Federal Bancorp, Inc. in a "subscription offering" in the following descending order of priority:

        (1) Depositors who had accounts at Flatbush Federal with aggregate balances of at least $50 on March 31, 2002;

        (2) The tax-qualified employee benefit plans of Flatbush Federal (including our employee stock ownership plan);

        (3) Depositors who had accounts at Flatbush Federal with aggregate balances of at least $50 on June 30, 2003; and

        (4) Other depositors and borrower members of Flatbush Federal on August 6, 2003.

        If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Kings County, New York will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

HOW WE DETERMINED TO OFFER BETWEEN 699,125 SHARES AND 945,875 SHARES AND THE $8.00 PRICE PER SHARE

        The decision to offer between 699,125 shares and 945,875 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of June 13, 2003, the estimated pro forma market value of the common stock of Flatbush Federal Bancorp, Inc. on a fully converted basis was between $11.9 million and $16.1 million, with a midpoint of $14.0 million.

        In preparing its appraisal, RP Financial, LC. considered the information contained in this prospectus, including Flatbush Federal's consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

        . the present and projected operating results and financial condition of Flatbush Federal Bancorp, Inc. and Flatbush Federal and the economic and demographic conditions in Flatbush Federal's existing marketing areas;

        . certain historical, financial and other information relating to Flatbush Federal;

        . a comparative evaluation of the operating and financial statistics of Flatbush Federal with those of other similarly situated publicly traded thrifts and mutual holding companies;

        .       the aggregate size of the common stock offering;

        . the impact of the stock offering on Flatbush Federal Bancorp, Inc.'s consolidated net worth and earnings potential; and

        . the trading market for securities of comparable institutions and general conditions in the market for such securities.

        In reviewing the appraisal prepared by RP Financial, LC., the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

        The board of directors determined that the common stock should be sold at $8.00 per share and that 47.0% of the shares of Flatbush Federal Bancorp, Inc. common stock should be offered for sale in the offering, and 53.0% should be held by Flatbush Federal Bancorp, MHC. Based on the estimated valuation range and the purchase price, the number of shares of Flatbush Federal Bancorp, Inc. common stock that will be outstanding upon completion of the stock offering will range from 1,487,500 to 2,012,500, and the number of shares of Flatbush Federal Bancorp, Inc. common stock that will be sold in the stock offering will range from 699,125 shares to 945,875 shares, with a midpoint of 822,500 shares. The number of shares that Flatbush Federal Bancorp, MHC will own after the offering will range from 788,375 to 1,066,625. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Flatbush Federal or market conditions generally, or to fill the order of the employee stock ownership plan. We may be required to increase the amount of common stock offered for sale by up to 15%, up to a total of 1,087,756 shares.

        The appraisal will be updated before we complete the reorganization and stock offering. If the pro forma market value of the common stock at that time is either below $11.9 million or above $18.5 million, then Flatbush Federal Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.

        Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. RP Financial, LC. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The following table presents the ratio of the offering price to Flatbush Federal Bancorp, Inc.'s pro forma book value and earnings per share for the periods indicated. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

                                            AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                       ---------------------------------------------------------
                                         699,125        822,500        945,875        1,087,756
                                       SHARES SOLD    SHARES SOLD    SHARES SOLD     SHARES SOLD
                                         AT $8.00       AT $8.00       AT $8.00       AT $8.00
                                        PER SHARE      PER SHARE      PER SHARE       PER SHARE
                                       ------------   ------------   ------------   ------------
Pro forma price to book value ratio...        95.24%        104.85%        112.99%        121.58%
                                       ============   ============   ============   ============
Pro forma price to earnings ratio.....       100.00x        100.00x        100.00x         66.67x
                                       ============   ============   ============   ============

                                               AT AND FOR THE YEAR ENDED DECEMBER 31, 2002
                                       ---------------------------------------------------------
                                         699,125        822,500        945,875        1,087,756
                                       SHARES SOLD    SHARES SOLD    SHARES SOLD     SHARES SOLD
                                        AT $8.00       AT $8.00       AT $8.00        AT $8.00
                                        PER SHARE      PER SHARE      PER SHARE       PER SHARE
                                       ------------   ------------   ------------   ------------
Pro forma price to book value ratio...        95.35%        104.99%        113.15%        121.58%
                                       ============   ============   ============   ============
Pro forma price to earnings ratio.....        29.63x         33.33x         36.36x         40.00x
                                       ============   ============   ============   ============

        The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Flatbush Federal Bancorp, Inc. on a fully-converted equivalent basis (i.e., the pro forma market value of Flatbush Federal assuming that 100% of the shares of Flatbush Federal were sold in a public offering). Compared to the average fully converted pricing ratios of the peer group, Flatbush Federal Bancorp, Inc.'s pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 88.7% on a price-to-earnings basis and a discount of 22.5% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 35.7 times and 44.1 times Flatbush Federal Bancorp, Inc.'s earnings. This is a significantly higher multiple than the peer group companies which, as of June 13, 2003, traded on average at 23.4 times earnings. The median trading price of the peer group common stock was at 22.7 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 64.9% and 73.7%, respectively, of Flatbush Federal Bancorp, Inc.'s pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of June 13, 2003 averaged 95.1%. As of June 13, 2003, the median trading price of peer group companies was 92.9% of the book value of these companies. Consequently, a share of Flatbush Federal Bancorp, Inc. common stock is more expensive than the peer group based on an earnings per share basis, but less expensive than the peer group based upon a book value per share basis. The estimated appraised value and the resulting ratios took into consideration the potential financial impact of the reorganization.

                                       FULLY CONVERTED       FULLY CONVERTED
                                     EQUIVALENT PRO FORMA  EQUIVALENT PRO FORMA
                                           PRICE TO            PRICE TO BOOK
                                       EARNINGS MULTIPLE        VALUE RATIO
                                     --------------------  --------------------
FLATBUSH FEDERAL BANCORP, INC.
Maximum                                              44.1x                 73.7%
Minimum                                              35.7                  64.9

VALUATION OF PEER GROUP COMPANIES
 AS OF JUNE 13, 2003
Averages                                             23.4x                 95.1%
Medians                                              22.7                  92.9

        The independent appraisal does not indicate market value. Do not assume or expect that Flatbush Federal Bancorp, Inc.'s valuation as indicated above means that the common stock will trade at or above the $8.00 purchase price after the stock offering.

FLATBUSH FEDERAL BANCORP, INC. DOES NOT INITIALLY INTEND TO PAY CASH DIVIDENDS ON ITS COMMON STOCK

        We do not initially intend to pay dividends on the common stock. Any future payment of dividends will depend upon the board of directors' consideration of a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid, or that if paid, they will not be reduced or eliminated in future periods.

LIMITS ON YOUR PURCHASE OF SHARES OF COMMON STOCK

        The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $100,000 (12,500 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $160,000 (20,000 shares):

        . your spouse, or relatives of you or your spouse living in your house;

        . companies, trusts or other entities in which you have an interest or hold a position; or

        . other persons who may be acting together with you (including, but not limited to, persons who file jointly a Form 13-G or Form 13-D Beneficial Ownership Report with the Securities and Exchange Commission).

        A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption "The Reorganization and the Stock Offering--Limitations on Purchase of Shares."

        Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our employee stock ownership plan is authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations. Therefore, our employee stock ownership plan may purchase up to 55,930 and 75,670 shares of common stock, respectively, at the minimum and maximum of the offering range.

HOW YOU MAY PAY FOR YOUR SHARES

        In the subscription offering and the community offering you may pay for your shares only by:

        (1)     personal check, bank check or money order; or

        (2) authorizing us to withdraw money from your deposit account(s) maintained with Flatbush Federal.

        If you wish to use your Flatbush Federal individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Flatbush Federal. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Flatbush Federal is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

        You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. We will pay interest at Flatbush Federal's passbook rate from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Flatbush Federal for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Flatbush Federal must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

        If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

DEADLINE FOR ORDERS OF COMMON STOCK

        If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 3:00 p.m., New York time, on September 22, 2003, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to one of our full-service offices. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond November 11, 2003.

TERMINATION OF THE OFFERING

        The subscription offering will terminate at 3:00 p.m., New York time, on September 22, 2003. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until November 11, 2003, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond November 11, 2003, we will be required to resolicit subscriptions before proceeding with the offering. All further extensions, in the aggregate, may not last beyond October 3, 2005, which is two years after the special meeting of members of Flatbush Federal to be held on October 3, 2003 to vote on the Plan of Reorganization.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

        If we do not receive orders for at least 699,125 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the November 11, 2003 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

MARKET FOR THE COMMON STOCK

        We anticipate that the common stock sold in the offering will be traded and quoted on the OTC Electronic Bulletin Board. Sandler O'Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

HOW WE INTEND TO USE THE PROCEEDS WE RAISE FROM THE OFFERING

        Assuming we sell 945,875 shares of common stock in the offering, and we have net proceeds of $6.9 million, we intend to distribute the net proceeds as follows:

        . $5.3 million (76.6% of the net proceeds) will be contributed to Flatbush Federal;

        . $605,000 (8.8% of the net proceeds) will be loaned to the employee stock ownership plan to fund its purchase of shares of common stock; and

        . $1.0 million (14.6% of the net proceeds) will be retained by Flatbush Federal Bancorp, Inc.

        We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Flatbush Federal may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering." Neither Flatbush Federal nor Flatbush Federal Bancorp, Inc. is considering any specific acquisition transaction at this time.

OUR OFFICERS, DIRECTORS AND EMPLOYEES WILL RECEIVE ADDITIONAL COMPENSATION AND BENEFIT PROGRAMS AFTER THE REORGANIZATION AND OFFERING

        We intend to establish an employee stock ownership plan, and we may implement a stock option plan and a recognition and retention plan, each of which will use our shares of common stock as compensation. On July 31, 2003, the board of directors of Flatbush Federal adopted an employee stock ownership plan. The board of directors of Flatbush Federal Bancorp, Inc. will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership plan loan and to issue the common stock to the employee stock ownership plan. The employee stock ownership plan may purchase up to 8% of the shares sold in the offering. Moreover, in addition to the employee stock ownership plan under the plan of reorganization, we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an amount up to 25% of the number of shares of common stock held by persons other than Flatbush Federal Bancorp, MHC. The recognition and retention plan and stock option plan cannot be established sooner than six months after the reorganization and offering and would require the approval of our stockholders. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively of the shares sold in the offering, if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the recognition and retention plan would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. If the stock option plan or recognition and retention plan is adopted after one year from the date of the completion of the reorganization and offering, such plan would be permitted to grant or award a greater number of options and shares of common stock, subject to stockholder approval and the overall limitations provided for in the plan of reorganization.

        The employee stock ownership plan and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board, ("FASB"), has suggested that beginning in 2004 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon FASB's final rules for the accounting of stock options, we may have to expense the cost of stock options, and this will increase our compensation costs. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income" and "Management--Future Stock Benefit Plans."

        The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 10% of the shares sold in the offering and a recognition and retention plan awarding shares of common stock equal to 4% of the shares sold in the offering:

                                                                                         VALUE OF BENEFITS
                                            INDIVIDUALS ELIGIBLE           % OF          BASED ON MAXIMUM
            PLAN                             TO RECEIVE AWARDS          SHARES SOLD      OF OFFERING RANGE
------------------------------            -----------------------       -----------      -----------------
Employee stock ownership plan             All employees                       8%         $         605,360

Recognition and retention plan            Directors, officers                 4%         $         302,680
                                          and employees

Stock option plan                         Directors, officers                10%                        --/(1)/
                                          and employees

----------
/(1)/ Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the period in which the stock option may be exercised.

        Flatbush Federal intends to enter into employment agreements with Anthony J. Monteverdi, our President and Chief Executive Officer, Jesus R. Adia, our Executive Vice President and John Lotardo, our Chief Financial Officer. See "Management--Benefit Plans--Employment Agreements" for a discussion of the employment agreements.

ONCE SUBMITTED, YOUR PURCHASE ORDER MAY NOT BE REVOKED UNLESS THE OFFERING IS TERMINATED OR EXTENDED BEYOND NOVEMBER 11, 2003.

        Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the reorganization on August 13, 2003; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond November 11, 2003.

HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE REORGANIZATION AND OFFERING

        If you have any questions regarding the reorganization and offering, please call the Conversion Center at (718) 677-4480, Monday through Friday between 10:00 a.m. and 4:00 p.m., New York time.

RESTRICTIONS ON THE ACQUISITION OF FLATBUSH FEDERAL BANCORP, INC. AND FLATBUSH FEDERAL

        Federal regulation, as well as provisions contained in the charter and bylaws of Flatbush Federal, restrict the ability of any person, firm or entity to acquire Flatbush Federal Bancorp, Inc., Flatbush Federal, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% or 25% of the stock of Flatbush Federal Bancorp, Inc. or Flatbush Federal. In addition, the charter and bylaws of Flatbush Federal includes a provision that would, for a period of five years from the completion of the stock issuance, restrict the ability of any person other than Flatbush Federal Bancorp, MHC or Flatbush Federal Bancorp, Inc. from acquiring directly or indirectly or offering to acquire the beneficial ownership of more than 10% of any class of equity security of Flatbush Federal. Because a majority of the shares of outstanding common stock of Flatbush Federal Bancorp, Inc. must be owned by Flatbush Federal Bancorp, MHC, any acquisition of Flatbush Federal Bancorp, Inc. must be approved by Flatbush Federal Bancorp, MHC, and Flatbush Federal Bancorp, MHC would not be required to pursue or approve a sale of Flatbush Federal Bancorp, Inc. even if such sale were favored by a majority of Flatbush Federal Bancorp, Inc.'s public stockholders.

POSSIBLE CONVERSION OF FLATBUSH FEDERAL BANCORP, MHC TO STOCK FORM

        In the future, Flatbush Federal Bancorp, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Flatbush Federal Bancorp, MHC would have subscription rights to purchase common stock of Flatbush Federal Bancorp, Inc. or its successor, and the public stockholders of Flatbush Federal Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Flatbush Federal Bancorp, MHC. This percentage may be adjusted to reflect any assets owned by Flatbush Federal Bancorp, MHC. Flatbush Federal Bancorp, Inc.'s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a second-step conversion transaction.

                        SELECTED FINANCIAL AND OTHER DATA

        The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Flatbush Federal. The information at December 31, 2002 and 2001, and for the years then ended is derived from the audited financial statements of Flatbush Federal. The information at March 31, 2003 and for the three months ended March 31, 2003 and 2002 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included in the information at and for the three months ended March 31, 2003 and 2002. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

                                                  AT MARCH 31,         AT DECEMBER 31,
                                                  ------------   ---------------------------
                                                      2003           2002           2001
                                                  ------------   ------------   ------------
                                                                (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets ..................................   $    140,073   $    141,474   $    130,589
Loans receivable (1) ..........................         86,765         90,276        100,173
Investment securities (2) .....................         25,803         33,855          5,434
Mortgage-backed securities (2) ................          1,850          2,002          2,812
Deposits ......................................        129,627        131,338        120,839
Retained earnings - substantially restricted ..          8,388          8,371          8,274

----------
(1)  Net of loans in process, allowance for loan losses and deferred loan fees.
(2) Mortgage-backed securities and investment securities are classified as held to maturity.

                                                            THREE MONTHS
                                                           ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                                   ------------------------------       -----------------------------
                                                       2003               2002             2002              2001
                                                   -----------        -----------       -----------       -----------
                                                                              (In Thousands)
SELECTED OPERATING DATA:
Total interest income........................      $     1,726        $     1,992       $     7,646       $     8,655
Total interest expense.......................              643                766             2,804             4,096
                                                   -----------        -----------       -----------       -----------
Net interest income..........................            1,083              1,226             4,842             4,559
Provision for loan losses....................               --                  1                 3                 1
Non-interest income..........................               78                 65               310               275
Non-interest expense.........................            1,126              1,103             4,559             4,631
Income taxes.................................               17                 82               260                73
                                                   -----------        -----------       -----------       -----------
Net income...................................      $        18        $       105       $       330       $       129
                                                   ===========        ===========       ===========       ===========

                                                                  AT OR FOR THE THREE MONTHS        AT OR FOR THE YEARS
                                                                        ENDED MARCH 31,             ENDED DECEMBER 31,
                                                                  --------------------------        -------------------
                                                                     2003/(1)/   2002/(1)/             2002      2001
                                                                  ------------- ------------        ---------  --------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on average assets/(2)/ ..............................             0.05%       0.32%             0.25%       0.10%
Net yield on average interest-earning assets ...............             5.08        6.43              5.98        7.11
Net cost of interest bearing liabilities ...................             2.05        2.64              2.37        3.61
Net interest rate spread/(3)/ ..............................             3.03        3.79              3.61        3.50
Net interest margin/(4)/ ...................................             3.19        3.96              3.79        3.74
Average interest-earning assets to average
 interest-bearing liabilities ..............................           108.30      106.97            107.98      107.48
Non-interest expense to average assets .....................             3.43        3.41              3.21        3.55
Efficiency ratio/(5)/ ......................................            96.95       85.43             88.50       95.81

RETAINED EARNINGS RATIOS:
Return on average retained earnings ........................             0.84%       5.02%             3.89%       1.55%
Average retained earnings to average assets ................             5.98        6.43              6.39        6.60
Tangible ratio .............................................             5.99        6.46              5.92        6.33
Tier 1 core ratio ..........................................             5.99        6.46              5.92        6.33
Total risk-based capital ratio .............................            15.17       14.46             15.53       14.30

ASSET QUALITY RATIOS:
Net charge-offs (recoveries) to average
 non-performing assets .....................................               --%       0.02%            11.99%       0.14%
Net charge-offs (recoveries) to average
 loans outstanding .........................................               --        0.02              0.04        0.01
Allowance for loan losses to gross loans outstanding .......             0.20        0.22              0.19        0.21
Non-performing loans to total assets .......................             0.37        0.37              0.24        0.51
Non-performing assets to total assets ......................             0.37        0.37              0.24        0.51

OTHER DATA:
Number of full-service offices .............................                3           3                 3           3

----------
(1)  Ratios for the three-month periods have been annualized where appropriate.
(2)  Ratio of net income to average total assets.
(3) The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)  Net interest income divided by average interest-earning assets.
(5) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and non-interest income.

                               RECENT DEVELOPMENTS

        The following tables set forth certain financial and other data of Flatbush Federal at and for the periods indicated. The information at December 31, 2002 is derived from the audited financial statements of Flatbush Federal. Financial data and financial ratios and other data at June 30, 2003 should be read in conjunction with the audited consolidated financial statements of Flatbush Federal and notes thereto presented elsewhere in this prospectus. Financial and operating data and financial ratios and other data at and for the three and six months ended June 30, 2003 and 2002 were derived from unaudited consolidated financial statements of Flatbush Federal which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations and ratios and other data presented for the three and six months ended June 30, 2003 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 2003.

                                                                    AT                AT
                                                               JUNE 30, 2003   DECEMBER 31, 2002
                                                               -------------   -----------------
                                                                       (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets..............................................      $    139,936      $   141,474
Loans receivable (1)......................................            83,656           90,276
Investment securities (2).................................             8,434           33,855
Mortgage-backed securities (2)............................             1,528            2,002
Deposits..................................................           130,059          131,338
Retained earnings - substantially restricted..............             8,397            8,371

----------
(1)  Net of allowance for loan losses and deferred loan fees.
(2) Mortgage-backed securities and investment securities are classified as held to maturity.

                                                             THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                             ---------------------------   -------------------------
                                                                 2003          2002           2003          2002
                                                             ------------   ------------   -----------   -----------
                                                                                 (In Thousands)
SELECTED OPERATING DATA:
Total interest income ...................................... $      1,665   $      1,930   $     3,391   $     3,922
Total interest expense .....................................          580            673         1,222         1,439
                                                             ------------   ------------   -----------   -----------
  Net interest income ......................................        1,085          1,257         2,169         2,483
Provision for loan losses ..................................            1              1             1             2
                                                             ------------   ------------   -----------   -----------
Net interest income after provision for loan losses ........        1,084          1,256         2,168         2,481
Non-interest income ........................................           76             70           154           135
Non-interest expense .......................................        1,141          1,070         2,267         2,173
Income taxes ...............................................           11            113            29           195
                                                             ------------   ------------   -----------   -----------
Net income ................................................. $          8   $        143   $        26   $       248
                                                             ============   ============   ===========   ===========

                                                                     AT OR FOR THE THREE MONTHS       AT OR FOR THE SIX MONTHS
                                                                           ENDED JUNE 30,                  ENDED JUNE 30,
                                                                    ----------------------------    ----------------------------
                                                                     2003/(1)/       2002/(1)/       2003/(1)/       2002/(1)/
                                                                    ------------    ------------    ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
  Return on assets/(2)/ .........................................           0.02%           0.44%           0.04%           0.38%
  Net yield on average interest-earning assets ..................           4.93            6.21            5.00            6.33
  Net cost of average interest bearing liabilities ..............           1.86            2.33            1.95            2.49
  Net interest rate spread/(3)/ .................................           3.06            3.85            3.04            3.82
  Net interest margin/(4)/ ......................................           3.19            4.02            3.18            3.98
  Ratio of average interest-earning assets to average
   interest-bearing liabilities .................................         107.62          107.59          107.71          106.99
  Non-interest expense to average total assets ..................           3.26            3.30            3.23            3.35
  Efficiency ratio/(5)/ .........................................          98.24           80.58           97.57           81.03

RETAINED EARNING RATIOS:
  Return on average retained earnings ...........................           0.38%           6.67%           0.62%           5.80%
  Average retained earnings to average assets ...................           6.00            6.64            5.98            6.60
  Tangible capital ratio ........................................           6.00            6.74            6.00            6.74
  Tier 1 core capital ratio .....................................           6.00            6.74            6.00            6.74
  Total risk-based capital ratio ................................          14.73           15.17           14.73           15.17

ASSET QUALITY RATIOS:
  Net charge-offs (recoveries) to average non-performing
  assets ........................................................             --%           7.75%             --%          10.50%
  Net charge-offs (recoveries) to average loans
  outstanding ...................................................             --            0.02              --            0.04
  Allowance for loan losses to gross loans outstanding ..........           0.21            0.18            0.21            0.18
  Non-performing loans to total assets ..........................           0.01            0.17            0.01            0.17
  Non-performing assets to total assets .........................           0.01            0.17            0.01            0.17

OTHER DATA:
  Number of full-service offices ................................              3               3               3               3

----------
(1) Ratios for the three-month and six month periods have been annualized where appropriate.
(2)  Ratio of net income to average total assets.
(3) The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)  Net interest income divided by average interest-earning assets.
(5) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and non-interest income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2003 AND DECEMBER 31, 2002

Our total assets decreased by $1.5 million, or 1.1%, to $140.0 million at June 30, 2003 from $141.5 million at December 31, 2002. The decrease reflects decreases in loans receivable, net, mortgage-backed securities and investment securities, which were partially offset by increases in cash and cash equivalents. Loans receivable, net, decreased by $6.6 million, or 7.3%, to $83.7 million at June 30, 2003 from $90.3 million at December 31, 2002. Investment securities decreased $25.5 million, or 75.2%, to $8.4 million at June 30, 2003 from $33.9 million at December 31, 2002. Cash and cash equivalents increased $31.1 million, or 254.3%, to $43.3 million at June 30, 2003 from $12.2 million at December 31, 2002.

        Total deposits decreased $1.3 million, or 1.0%, to $130.1 million at June 30, 2003 from $131.3 million at December 31, 2002. We had no borrowings at June 30, 2003 or December 31, 2002.

        Retained earnings totaled $8.4 million at June 30, 2003 and at December 31, 2002. At June 30, 2003, Flatbush Federal exceeded all regulatory capital requirements.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002

        General. Net income decreased by $135,000 to $8,000 for the three months ended June 30, 2003, from $143,000 for the three months ended June 30, 2002. The decrease in net income was due to a $172,000 decrease in net interest income and a $71,000 increase in non-interest expense, which was partially offset by a $6,000 increase in non-interest income and a decrease of $102,000 in income tax expense.

        Interest Income. Interest income decreased $265,000, or 13.8% for the three months ended June 30, 2003 from the three months ended June 30, 2002. The decrease in interest income reflects the change in the composition of our interest-earning assets to lower yielding, but more liquid cash and cash equivalents from loans, investment securities and mortgage-backed securities.

        Interest income on loans decreased $283,000, or 16.4%, to $1.4 million for the three months ended June 30, 2003 from $1.7 million for the three months ended June 30, 2002. The average yield on loans declined 47 basis points to 6.82% for the three months ended June 30, 2003 from 7.29% for the three months ended June 30, 2002, reflecting a decrease in market interest rates. The decrease in interest income also reflects the decrease in the average balance of loans to $84.8 million for the three months ended June 30, 2003 from $94.8 million for the three months ended June 30, 2002.

        Interest income on investment securities increased $13,000, or 17.3%, to $88,000 for the three months ended June 30, 2003 from $75,000 for the three months ended June 30, 2002. The increase was due to an increase in the average balance of investment securities to $15.0 million for the three months ended June 30, 2003 from $7.4 million for the three months ended June 30, 2002, which was partially offset by a 172 basis point decrease in the average yield to 2.33% for the three months ended June 30, 2003 from 4.05% for the three months ended June 30, 2002.

        Interest income on mortgage-backed securities decreased $16,000, or 38.1%, to $26,000 for the three months ended June 30, 2003 from $42,000 for the three months ended June 30, 2002. The decrease reflects a $831,000 decrease in the average balance of mortgage-backed securities, and a 41 basis point decrease in the average yield to 6.38% for the three months ended June 30, 2003 from 6.79% for the three months ended June 30, 2002.

        Interest income on other interest earning assets, primarily cash and cash equivalents, increased $23,000, or 27.7%, to $106,000 for the three months ended June 30, 2003 from $83,000 for the three months ended June 30, 2002. The increase was due to a $17.2 million, or 85.8% increase in the average balance of cash and cash equivalents to $37.2 million for the three months ended June 30, 2003 from $20.0 million for the same period in 2002, which was partially offset by a 51 basis point decrease in the average yield.

        Interest Expense. Total interest expense decreased $94,000, or 14.0%, to $579,000 for the three months ended June 30, 2003 from $673,000 for the three months ended June 30, 2002. The decrease in interest expense resulted primarily from a decrease in the average cost of our interest bearing deposits to 1.86% from 2.33%, reflecting the decrease in market interest rates during 2002 and 2003. We did not have any borrowings during the three months ended June 30, 2003 or 2002.

        Net Interest Income. Net interest income decreased $172,000, or 13.7%, to $1.1 million for the three months ended June 30, 2003 from $1.3 million for the three months ended June 30, 2002. The primary reason for the decrease was a 79 basis point decrease in our net interest rate spread to 3.06% from 3.85%, which reflected a decrease in the average balance of our higher yielding assets, such as mortgage loans, and an increase in the average balance of our lower yielding assets, such as cash and cash equivalents. Our net interest margin for the three months ended June 30, 2003 was 3.19%, an 83 basis point decline from 4.02% for the comparable period in 2002. The yield on our average interest earning assets decreased by 128 basis points to 4.93% for the three months ended June 30, 2003 from 6.21% for the same period in 2002. The cost of our average interest bearing liabilities decreased by 47 basis points, to 1.86% for the three months ended June 30, 2003 from 2.33% for the same period in 2002.

        Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $1,000 for the three months ended June 30, 2003, and a provision of $1,000 for the three months ended June 30, 2002. The provision reflects probable and estimable losses in our credit card portfolio, which consists of credit cards secured by deposit accounts. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        Non-interest Income. Non-interest income increased $6,000, or 8.6%, to $76,000 for the three months ended June 30, 2003 from $70,000 for the three months ended June 30, 2002. The increase in non-interest income reflects the receipt of fees associated with the prepayment of certain loans.

        Non-interest Expense. Non-interest expense increased $71,000, or 6.6%, to $1.14 million for the three months ended June 30, 2003 from $1.07 million for the same period in 2002. The increase in non-interest expense was attributable to increases in health insurance premiums, real estate property taxes and compensation expense.

        Income Tax Expense. The provision for income taxes decreased $102,000, or 90.3%, to $11,000 for the three months ended June 30, 2003 from $113,000 for the three months ended June 30, 2002. The decrease in income tax expense reflects a decrease in income before taxes to $19,000 for the three months ended June 30, 2003 from $256,000 for the same period in 2002.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002

        General. Net income decreased by $222,000 to $26,000 for the six months ended June 30, 2003, from $248,000 for the six months ended June 30, 2002. The decrease in net income was due to a $314,000 decrease in net interest income and a $94,000 increase in non-interest expense, which was partially offset by a $19,000 increase in non-interest income, a decrease of $1,000 in the provision of loan losses and a $166,000 decrease in income tax expense.

        Interest Income. Interest income decreased $531,000, or 13.5% during the six months ended June 30, 2003 from the comparative period in 2002. The decrease in interest income reflects the change in the composition of our interest-earning assets to more liquid, but lower yielding cash and cash equivalents from mortgage loans, investment securities and mortgage-backed securities.

        Our interest income on loans decreased $562,000, or 16.1%, to $3.0 million for the six months ended June 30, 2003 from $3.5 million for the six months ended June 30, 2002. The average yield on loans declined 45 basis points to 6.92% for the six months ended June 30, 2003 from 7.37% for the six months ended June 30, 2002, reflecting a decrease in market interest rates. The decrease in interest income also reflects a $10.0 million, or 10.4%, decrease in the average balance of loans, to $86.0 million for the six months ended June 30, 2003 from $96.1 million for the six months ended June 30, 2002.

        Interest income on investment securities increased $49,000, or 34.8%, to $190,000 for the six months ended June 30, 2003 from $141,000 for the six months ended June 30, 2002. The increase was due to an increase in the average balance of investment securities to $20.2 million for the six months ended June 30, 2003 from $6.6 million for the six months ended June 30, 2002, while the average yield on investment securities decreased by 238 basis points to 1.88% for the three months ended June 30, 2003 from 4.26% for the same period in 2002.

        Interest income on mortgage-backed securities decreased $33,000, or 37.1%, to $56,000 for the six months ended June 30, 2003 from $89,000 for the six months ended June 30, 2002. The decrease reflects an $801,000 decrease in the average balance of mortgage-backed securities and a 56 basis point decrease in the average yield.

        Interest income on other interest earning assets, primarily cash and cash equivalents increased $16,000, or 10.71%, to $164,000 for the six months ended June 30, 2003 from $148,000 for the six months ended June 30, 2002. The increase was due to a $10.1 million, or 53.2%, increase in the average balance of cash and cash equivalents to $29.2 million for the six months ended June 30, 2003 from $19.1 million for the same period in 2002. A greater increase in interest income on other earning assets, however, was precluded by a decline in the yield on cash and cash equivalents of 43 basis points during the six months ended June 30, 2003 compared to the same period in 2002.

        Interest Expense. Total interest expense decreased $217,000, or 15.1%, to $1.2 million for the six months ended June 30, 2003 from $1.4 million for the six months ended June 30, 2002. The decrease in interest expense resulted primarily from a decrease in the average cost of our interest bearing deposits to 1.95% from 2.49%, reflecting the decrease in market rates during 2002 and 2003, partially offset by an increase in the average balance of our interest bearing deposits to $125.2 million for the six months ended June 30, 2003 from $115.7 million for the six months ended June 30, 2002. We did not have any borrowings during the six months ended June 30, 2003 or 2002.

        Net Interest Income. Net interest income decreased $314,000, or 12.6%, to $2.2 million for the six months ended June 30, 2003 from $2.5 million for the six months ended June 30, 2002. The primary reason for the decrease was a 78 basis points decrease in the June 30, 2003 period in our net interest rate spread to 3.04% from 3.82%, which reflected a decrease in the average balance of our higher yielding assets, such as mortgage loans, and an increase in the average balance of our lower yielding assets, such as cash and cash equivalents; our net interest margin for the period declined 80 basis points, to 3.18% from 3.98%. The yield on our average interest earning assets decreased by 133 basis points to 5.00% for the six months ended June 30, 2003 from 6.33% for the six months ended June 30, 2002. The cost of our average interest bearing liabilities decreased by 54 basis points to 1.95% for the six months ended June 30, 2003 from 2.49% for the same period in 2002.

        Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $1,000 for the six months ended June 30, 2003, and a provision of $2,000 for the six months ended June 30, 2002. The provision reflects probable and estimable losses in our credit card portfolio, which consists of credit cards secured by deposit accounts. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        Non-interest Income. Non-interest income increased $19,000, or 14.1%, to $154,000 for the six months ended June 30, 2003 from $135,000 for the six months ended June 30, 2002. The increase in non-interest income reflects the gain on sale of a loan and the receipt of fees associated with the repayment of certain loans.

        Non-interest Expense. Non-interest expense increased $94,000, or 4.3%, to $2.3 million for the six months ended June 30, 2003 from $2.2 million for the six months ended June 30, 2002. The increase in non-interest expense is attributable to increases in health insurance premiums, real estate property taxes and compensation expense.

        Income Tax Expense. The provision for income taxes decreased $166,000, or 85.1%, to $29,000 for the six months ended June 30, 2003 from $195,000 for the six months ended June 30, 2002. The decrease in income tax expense reflects a decrease in our income before taxes to $55,000 for the six months ended June 30, 2003 from $443,000 for the same period in 2002.

                                  RISK FACTORS

    You should consider carefully the following risk factors in evaluating an investment in the common stock.

        A significant percentage of our assets are invested in lower yielding liquid investments. Our investment philosophy has hindered and may continue to hinder our ability to be more profitable in the current interest rate environment.

        Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations substantially depend on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. At March 31, 2003, $22.4 million, or 16.0% of our assets were invested in cash or cash equivalents and $18.0 million, or 12.8% of our assets were invested in United States Treasury securities with terms of one year or less. These investments yield substantially less than would be obtained if such funds were invested in loans. Management believes that in the current low interest rate environment it is preferable to maintain higher than normal levels of liquidity in order to be better positioned to originate loans in a rising interest rate environment, which management believes to be inevitable. In addition, management has been willing to forego investing in higher yielding, longer term assets and has maintained a significant portion of its assets in short-term liquid investments. If interest rates remain at current levels or decrease further and management continues to invest a significant portion of our assets in cash equivalents or short-term United States Treasury securities, our interest income will suffer. Following the completion of the reorganization and offering, we intend to grow our assets and invest a greater portion of our assets in longer-term, higher yielding assets. There can be no assurance however, that we will find suitable investments, or that we will successfully implement this strategy.

        We are also subject to reinvestment risk associated with changes in interest rates. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the funds from such prepayments at rates that are comparable to the rates on existing loans or securities. If interest rates were to increase significantly the average lives of our loans and mortgage securities would lengthen, and our deposit costs would increase, reducing our interest rate spread. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Management of Market Risk."

        Due to declines in the stock market, we have a significant pension plan liability. This liability reduced our retained earnings at March 31, 2003 and December 31, 2002 and 2001, and may continue to adversely affect our retained earnings.

        We maintain a defined benefit pension plan for the benefit of our employees. The defined benefit pension plan assets are primarily invested in mutual funds that have declined in value. Consequently, our actuaries project that the obligations we have to the pension plan's beneficiaries exceed the plan's assets. As a result, under generally accepted accounting principles, we were required to reduce our retained earnings at March 31, 2003 and December 31, 2002 by $401,000, and at December 31, 2001 by $168,000, in order to reflect our minimum pension liability adjustment. Further declines in the value of the assets in the defined benefit pension plan will have an adverse impact on our retained earnings.

COMMERCIAL REAL ESTATE LENDING INCREASES THE RISK THAT SOME OF OUR LOANS WILL NOT BE PAID.

        At March 31, 2003, commercial real estate loans totaled $5.8 million, or 6.58% of total loans. Commercial real estate loans generally expose a lender to greater credit risks than loans secured by one- to four-family real estate. Should the local real estate market or economy weaken, we may begin to experience higher levels of non-performing loans. For additional information see "Business of Flatbush Federal Savings & Loan Association of Brooklyn-Lending Activities."

STRONG COMPETITION WITHIN OUR MARKET AREA MAY LIMIT OUR GROWTH AND
PROFITABILITY.

        Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition our competition has recently been offering loans with lower fixed rates and loans on more attractive terms than Flatbush Federal has been willing to offer. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. For additional information see "Business of Flatbush Federal Savings & Loan Association of Brooklyn-Competition."

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.

        We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. In addition, current Office of Thrift Supervision regulations permit mutual holding companies to be acquired by a mutual institution. The possibility of such a transaction has recently resulted in a degree of takeover speculation which is reflected in the per share price of mutual holding companies' common stock. The Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members. Under certain circumstances the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future our per share stock price may be adversely affected.

THERE WILL BE A LIMITED TRADING MARKET IN OUR COMMON STOCK, WHICH WILL HINDER YOUR ABILITY TO SELL OUR COMMON STOCK AND MAY LOWER THE MARKET PRICE OF THE STOCK.

        Flatbush Federal Bancorp, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will trade on the over the counter market with quotations available through the OTC Electronic Bulletin Board. It is not likely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $8.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock."

IF ECONOMIC CONDITIONS DETERIORATE, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED AS BORROWERS' ABILITY TO REPAY LOANS DECLINES AND THE VALUE OF THE COLLATERAL SECURING OUR LOANS DECREASES.

        Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. At March 31, 2003, loans secured by real estate represented 98.6% of our total loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of May 2003, the unemployment rate in Kings County, New York was 8.6%, which is higher than the national average.

WE ARE DEPENDENT ON THE VIABILITY OF THE NEW YORK CITY ECONOMY.

        Substantially all of our loans are to individuals and businesses in the New York City metropolitan area. Consequently, any decline in the New York economy could have an adverse impact on our earnings.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

        We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER FINANCIAL INSTITUTIONS. THIS COULD NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

        Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, added expenses associated with our employee stock ownership plan and our recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock. For the three months ended March 31, 2003, our return on average equity was 0.84%. This compares to a return on average equity of 8.60% for all publicly traded savings associations. Following the offering we expect our consolidated equity to increase from $8.4 million to between $12.5 million at the minimum and $15.2 million at the adjusted maximum of the offering range.

OUR STOCK BENEFIT PLANS WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR INCOME.

        We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with funds borrowed from Flatbush Federal Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $447,000 at the minimum of the offering range and $696,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

        We also intend to adopt a recognition and retention plan and a stock option plan after the reorganization and offering. Under the plan of reorganization we are authorized to grant awards under one or more stock benefit plans, including the recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than Flatbush Federal Bancorp, MHC. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the reorganization and offering, and if they are adopted within twelve months after the reorganization, they will be subject to certain Office of Thrift Supervision regulations regarding vesting and allocation of awards. In the event that a portion of the shares used to (i) fund the recognition and retention plan or
(ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

        We intend to adopt a stock option plan and recognition and retention plan following the reorganization and offering. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Flatbush Federal Bancorp, MHC) totaling 5.6% in the event newly issued shares are used to fund stock options under the stock option plan and awards made under the recognition and retention plan in an amount equal to 10% and 4%, respectively, of the shares issued in the offering.

WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS COULD HURT OUR PROFITS.

        Flatbush Federal Bancorp, Inc. intends to retain $1.5 million of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to Flatbush Federal. Flatbush Federal Bancorp, Inc. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial services companies or for other general corporate purposes. Flatbush Federal may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

PERSONS WHO PURCHASE STOCK IN THE OFFERING WILL OWN A MINORITY OF FLATBUSH FEDERAL BANCORP, INC.'S COMMON STOCK AND WILL NOT BE ABLE TO EXERCISE VOTING CONTROL OVER MOST MATTERS PUT TO A VOTE OF STOCKHOLDERS.

        Public stockholders will own a minority of the outstanding shares of Flatbush Federal Bancorp, Inc.'s common stock. As a result, stockholders other than Flatbush Federal Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Flatbush Federal Bancorp, MHC, will own a majority of Flatbush Federal Bancorp, Inc.'s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Flatbush Federal Bancorp, Inc. and Flatbush Federal also manage Flatbush Federal Bancorp, MHC. The only matters as to which stockholders other than Flatbush Federal Bancorp, MHC will be able to exercise voting control include any proposal to implement a recognition and retention stock plan or stock option plan within one year of the offering. In addition, Flatbush Federal Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

        We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

                           FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

        .       statements of our goals, intentions and expectations;

        . statements regarding our business plans and prospects and growth and operating strategies;

        . statements regarding the asset quality of our loan and investment portfolios; and

        .       estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

        . significantly increased competition among depository and other financial institutions;

        . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

        . general economic conditions, either nationally or in our market areas, that are worse than expected;

        .       adverse changes in the securities markets;

        . legislative or regulatory changes that adversely affect our business;

        . our ability to enter new markets successfully and take advantage of growth opportunities;

        .       changes in consumer spending, borrowing and savings habits;

        . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

        .       changes in our organization, compensation and benefit plans.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 26.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $4.9 million and $6.9 million, or $8.0 million if the offering is increased by 15%.

        Flatbush Federal Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

                                                               MINIMUM                       MIDPOINT
                                                     ---------------------------    ---------------------------
                                                                       PERCENT                       PERCENT
                                                                       OF NET                         OF NET
                                                        AMOUNT        PROCEEDS         AMOUNT        PROCEEDS
                                                     ------------   ------------    ------------   ------------
                                                                        (Dollars in Thousands)
Offering proceeds ................................   $      5,593                   $      6,580
Less: offering expenses ..........................            711                            711
                                                     ------------                   ------------
Net offering proceeds ............................          4,882          100.0%          5,869          100.0%
Less:
   Proceeds contributed to Flatbush
    Federal ......................................          3,435           70.4%          4,343           74.0%
   Proceeds used for loan to
    employee stock ownership plan ................            447            9.2%            526            9.0%
                                                     ------------                   ------------
Proceeds retained by Flatbush
 Federal Bancorp, Inc. ...........................   $      1,000           20.5%   $      1,000           17.0%
                                                     ============                   ============

                                                               MAXIMUM                    ADJUSTED MAXIMUM
                                                     ---------------------------    ---------------------------
                                                                       PERCENT                        PERCENT
                                                                       OF NET                         OF NET
                                                        AMOUNT        PROCEEDS         AMOUNT        PROCEEDS
                                                     ------------   ------------    ------------   ------------
                                                                        (Dollars in Thousands)
Offering proceeds ................................   $      7,567                   $      8,702
Less: offering expenses ..........................            711                            711
                                                     ------------                   ------------
Net offering proceeds ............................          6,856          100.0%          7,991          100.0%
Less:
   Proceeds contributed to Flatbush
    Federal ......................................          5,251           76.6%          6,295           78.8%
   Proceeds used for loan to
    employee stock ownership plan ................            605            8.8%            696            8.7%
                                                     ------------                   ------------
Proceeds retained by Flatbush
 Federal Bancorp, Inc. ...........................   $      1,000           14.6%   $      1,000           12.5%
                                                     ============                   ============

        The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Flatbush Federal's deposits. In all instances, Flatbush Federal will receive at least 50% of the net proceeds of the offering.

        We are undertaking the reorganization and offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Strategy." The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

FLATBUSH FEDERAL BANCORP, INC. MAY USE THE PROCEEDS IT RETAINS FROM THE
OFFERING:

        .       to invest in securities;

        .       to repurchase its shares of common stock;

        . to pay dividends to our stockholders, although we do not initially intend to pay cash dividends;

        . to finance acquisitions of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time; and

        .       for general corporate purposes.

        Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

FLATBUSH FEDERAL MAY USE THE PROCEEDS IT RECEIVES FROM THE OFFERING:

        . to fund new loans, including one- to four-family mortgage loans, multi-family real estate loans and commercial real estate loans;

        .       to support new products and services;

        .       to invest in securities;

        . to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although no transactions are specifically being considered at this time; and

        .       for general corporate purposes.

        The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

        We do not initially intend to pay dividends on the shares of common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us following the offering, investment opportunities available to us, regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

        We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future.

        If Flatbush Federal Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Flatbush Federal Bancorp, MHC, unless Flatbush Federal Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Flatbush Federal Bancorp, MHC will waive dividends paid by Flatbush Federal Bancorp, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Flatbush Federal Bancorp, MHC in the event Flatbush Federal Bancorp, MHC converts to stock form. See "Regulation - Holding Company Regulation."

        Dividends from Flatbush Federal Bancorp, Inc. will depend, in large part, upon receipt of dividends from Flatbush Federal, because Flatbush Federal Bancorp, Inc. initially will have no source of income other than dividends from Flatbush Federal, earnings from the investment of proceeds it retains from the sale of shares of common stock, and interest payments with respect to Flatbush Federal Bancorp, Inc.'s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions such as Flatbush Federal. Flatbush Federal Bancorp, Inc., however, will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. See "Supervision and Regulation--Capital Distributions."

        Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the reorganization and offering, we will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

                           MARKET FOR THE COMMON STOCK

        Flatbush Federal Bancorp, Inc. is a newly formed company and has never issued capital stock. Flatbush Federal, as a mutual institution, has never issued capital stock. Flatbush Federal Bancorp, Inc. anticipates that its common stock will be traded and quoted on the OTC Electronic Bulletin Board. We will try to get at least three market makers to make a market in our common stock. Sandler O'Neill & Partners, L. P. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

        The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $8.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

        At March 31, 2003, Flatbush Federal exceeded all regulatory capital requirements. The following table sets forth our compliance, as of March 31, 2003, with the regulatory capital standards, on a historical and pro forma basis assuming that the indicated number of shares of common stock were sold as of such date at $8.00 per share, and Flatbush Federal received the estimated net proceeds after adjustment for stock benefit plans and the capitalization of Flatbush Federal Bancorp, MHC, less $1.0 million retained by Flatbush Federal Bancorp, Inc. Accordingly, proceeds received by Flatbush Federal have been assumed to equal $3.1 million, $4.0 million, $4.8 million and $5.8 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see "Supervision and Regulation--Federal Banking Regulation--Capital Requirements."

                                                            PRO FORMA AT MARCH 31, 2003, BASED UPON THE SALE OF
                                                            ---------------------------------------------------
                                                                699,125 SHARES            822,500 SHARES AT
                                     HISTORICAL AT               AT MINIMUM OF                MIDPOINT OF
                                     MARCH 31, 2003             OFFERING RANGE              OFFERING RANGE
                                 -----------------------    -----------------------    ------------------------
                                               PERCENT                    PERCENT                     PERCENT
                                                 OF                         OF                          OF
                                   AMOUNT     ASSETS(2)       AMOUNT     ASSETS(2)       AMOUNT      ASSETS(2)
                                 ----------   ----------    ----------   ----------    ----------    ----------
                                                            (Dollars in Thousands)
GAAP capital .................   $    8,389         5.99%   $   11,500         8.03    $   12,368          8.59%
                                 ==========   ==========    ==========   ==========    ==========    ==========

Tangible capital:
  Tangible capital ...........   $    8,389         5.99%   $   11,500         8.03%   $   12,368          8.59%
  Requirement ................        2,101         1.50         2,148         1.50         2,161          1.50
                                 ----------   ----------    ----------   ----------    ----------    ----------
   Excess ....................   $    6,288         4.49%   $    9,352         6.53%   $   10,207          7.09%
                                 ==========   ==========    ==========   ==========    ==========    ==========

Core capital:
  Core capital (3) ...........   $    8,389         5.99%   $   11,500         8.03%   $   12,368          8.59%
  Requirement (4) ............        5,603         4.00         5,727         4.00         5,742          4.00
                                 ----------   ----------    ----------   ----------    ----------    ----------
   Excess ....................   $    2,786         1.99%   $    5,773         4.03%   $    6,606          4.59%
                                 ==========   ==========    ==========   ==========    ==========    ==========

Risk-based capital:
  Tier 1 risk based ..........   $    8,305        14.86%   $   11,416        20.20%   $   12,284         21.67%
  Risk-based requirement .....        4,471         8.00    $    4,521         8.00    $    4,535          8.00
                                 ----------   ----------    ----------   ----------    ----------    ----------
   Excess ....................   $    3,834         6.86%   $    6,895        12.20%   $    7,749         13.67%
                                 ==========   ==========    ==========   ==========    ==========    ==========

  Risk-based capital (3)(5) ..   $    8,478        15.17%   $   11,589        20.51%   $   12,457         21.98%
  Requirement ................        4,471         8.00         4,521         8.00         4,535          8.00
                                 ----------   ----------    ----------   ----------    ----------    ----------
   Excess ....................   $    4,007         7.17%   $    7,068        12.51%   $    7,922         13.98%
                                 ==========   ==========    ==========   ==========    ==========    ==========

                                 PRO FORMA AT MARCH 31, 2003, BASED UPON THE SALE OF
                                 ----------------------------------------------------
                                                                1,087,756 SHARES
                                    945,875 SHARES AT             AT ADJUSTED
                                         MAXIMUM OF                MAXIMUM OF
                                      OFFERING RANGE            OFFERING RANGE(1)
                                 ------------------------    ------------------------
                                                PERCENT                     PERCENT
                                                  OF                          OF
                                   AMOUNT      ASSETS(2)       AMOUNT      ASSETS(2)
                                 ----------    ----------    ----------    ----------
                                                (Dollars in Thousands)
GAAP capital .................   $   13,237          9.13%   $   14,236          9.76%
                                 ==========    ==========    ==========    ==========

Tangible capital:
  Tangible capital ...........   $   13,237          9.13%   $   14,236          9.76%
  Requirement ................        2,174          1.50         2,189          1.50
                                 ----------    ----------    ----------    ----------
   Excess ....................   $   11,063          7.63%   $   12,047          8.26%
                                 ==========    ==========    ==========    ==========

Core capital:
  Core capital (3) ...........   $   13,237          9.13%   $   14,236          9.76%
  Requirement (4) ............        5,797          4.00         5,837          4.00
                                 ----------    ----------    ----------    ----------
   Excess ....................   $    7,440          5.13%   $    8,399          5.76%
                                 ==========    ==========    ==========    ==========

Risk-based capital:
  Tier 1 risk based ..........   $   13,153         23.13%   $   14,152         24.80%
  Risk-based requirement .....   $    4,549          8.00    $    4,565          8.00
                                 ----------    ----------    ----------    ----------
   Excess ....................   $    8,604         15.13%   $    9,587         16.80%
                                 ==========    ==========    ==========    ==========

  Risk-based capital (3)(5) ..   $   13,326         23.44%   $   14,325         25.10%
  Requirement ................        4,549          8.00         4,565          8.00
                                 ----------    ----------    ----------    ----------
   Excess ....................   $    8,777         15.44%   $    9,760         17.10%
                                 ==========    ==========    ==========    ==========

----------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma capital levels assume that Flatbush Federal Bancorp, Inc. funds the recognition and retention plan with purchases in the open market of 4% of the shares of common stock sold in the offering at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8% of the shares of common stock sold in the offering with funds borrowed from Flatbush Federal Bancorp, Inc. See "Management" for a discussion of the recognition and retention plan and employee stock ownership plan.
(4) The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See "Supervision and Regulation--Federal Banking Regulation -- Standards of Safety and Soundness"--Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk weighting.

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of Flatbush Federal at March 31, 2003, and the pro forma consolidated capitalization of Flatbush Federal Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                                   PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                                       FLATBUSH FEDERAL BANCORP, INC.
                                                                                  BASED UPON THE SALE FOR $8.00 PER SHARE OF
                                                                       ------------------------------------------------------------
                                                                                                                        1,087,756
                                                                           699,125        822,500         945,875       SHARES AT
                                                          FLATBUSH        SHARES AT      SHARES AT       SHARES AT      ADJUSTED
                                                          FEDERAL        MINIMUM OF     MIDPOINT OF       MAXIMUM        MAXIMUM
                                                         HISTORICAL       OFFERING        OFFERING      OF OFFERING    OF OFFERING
                                                       CAPITALIZATION      RANGE           RANGE           RANGE        RANGE (1)
                                                       --------------  -------------   -------------   -------------  -------------
                                                                                 (Dollars in Thousands)
Deposits (2) ......................................... $      129,627  $     129,627   $     129,627   $     129,627  $     129,627
                                                       --------------  -------------   -------------   -------------  -------------
Total deposits ....................................... $      129,627  $     129,627   $     129,627   $     129,627  $     129,627
                                                       ==============  =============   =============   =============  =============
Stockholders' equity:
  Preferred Stock, $0.01 par value per share,
   1,000,000 shares authorized; none to be issued .... $           --      $      --      $       --      $       --      $      --
  Common Stock, $0.01 par value per share:
   9,000,000 shares authorized; shares to be
    issued as reflected ..............................             --             15              18              20             23
  Additional paid-in capital (3) .....................             --          4,867           5,851           6,836          7,968
  Retained earnings (4) ..............................          8,789          8,689           8,689           8,689          8,689
  Accumulated other comprehensive income (loss) ......           (400)          (400)           (400)           (400)          (400)
  Less:
    Common Stock acquired by employee stock
     ownership plan (5) ..............................             --           (447)           (526)           (605)          (696)
    Common Stock acquired by recognition and
     retention plan (6) ..............................             --           (224)           (263)           (303)          (348)
                                                       --------------  -------------   -------------   -------------  -------------

      Total stockholders' equity (7) ................. $        8,389  $      12,500   $      13,368   $      14,237  $      15,236
                                                       ==============  =============   =============   =============  =============

Pro forma shares outstanding:
  Total shares outstanding ...........................             --      1,487,500       1,750,000       2,012,500      2,314,375
  Shares issued to Flatbush Federal Bancorp, MHC .....             --        788,375         927,500       1,066,625      1,226,619
  Shares offered for sale ............................             --        699,125         822,500         945,875      1,087,756

Total stockholders' equity as a percentage of
 pro forma total assets ..............................           5.99%          8.67%           9.22%           9.76%         10.37%
                                                       ==============  =============   =============   =============  =============

----------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that Flatbush Federal Bancorp, Inc. expects to adopt. The plan of reorganization permits Flatbush Federal Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than Flatbush Federal Bancorp, MHC.
(4) Pro forma retained earnings reflect a $100,000 initial capitalization of Flatbush Federal Bancorp, MHC.
(5) Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Flatbush Federal Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Flatbush Federal will provide the funds to repay the employee stock ownership plan loan. See "Management--Benefit Plans."
(6) Assumes that subsequent to the offering, 4% of the shares of common stock sold in the offering are purchased with funds provided by Flatbush Federal Bancorp, Inc. by the recognition and retention plan in the open market. The shares of common stock to be purchased by the recognition and retention plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." The plan of reorganization permits Flatbush Federal Bancorp, Inc. to adopt one or more stock benefit plans, in an amount up to 25% of the number of shares of common stock held by persons other than Flatbush Federal Bancorp, MHC. The recognition and retention plan will not be implemented for at least six months after the reorganization and offering and until it has been approved by stockholders.
(7) Pro forma stockholders' equity equals GAAP capital plus $1.0 million in net offering proceeds retained by Flatbush Federal Bancorp, Inc.

                                 PRO FORMA DATA

        We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $4.9 million and $6.9 million or $8.0 million if the offering range is increased by 15%, based upon the following assumptions:

        . we will sell all shares of common stock in the subscription offering;

        . our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Flatbush Federal Bancorp, Inc. The loan will be repaid in substantially equal principal payments over a period of twenty years;

        . we will pay Sandler O'Neill & Partners, L.P. fees and expenses of approximately $260,000; and

        . total expenses, excluding fees and expenses paid to Sandler O'Neill & Partners, L.P., will be approximately $451,000.

        We calculated the pro forma consolidated net income and stockholders' equity of Flatbush Federal Bancorp, Inc. for the three months ended March 31, 2003 and the year ended December 31, 2002, as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 3.57% and 4.60% for the three months ended March 31, 2003 and fiscal year ended December 31, 2002, respectively, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for the periods. We assumed a tax rate of 45.0% for both periods. This results in an annualized after-tax yield of 1.96% and 2.53% for the three months ended March 31, 2003 and fiscal year ended December 31, 2002, respectively. We chose the arithmetic average method because we believe these rates more accurately reflect our pro forma reinvestment rates than the yields on one-year United States Government securities. Following the reorganization and offering, Flatbush Federal anticipates originating an increasing number of fixed rate loans.

        We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

        The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approvals, we have assumed that the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five year period. The plan of reorganization provides that we may grant awards under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Flatbush Federal Bancorp, MHC. We may decide to establish a recognition and retention plan providing for the award of greater than 4% of the shares of common stock sold.

        As discussed under "How We Intend to Use the Proceeds from the Offering," Flatbush Federal Bancorp, Inc. intends to retain $1.0 million of the net proceeds from the offering (exclusive of funds used to make a loan to the employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Flatbush Federal. Flatbush Federal Bancorp, Inc. will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

        The pro forma table does not give effect to:

        . shares of common stock to be reserved for issuance under the stock option plan;

        . withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

        . Flatbush Federal Bancorp, Inc.'s results of operations after the reorganization and offering; or

        . changes in the market price of the common stock after the reorganization and offering.

        The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Flatbush Federal computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the liquidation account or to the impact of tax bad debt reserves in the event we are liquidated.

                                                                          AT OR FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                                                             BASED UPON THE SALE AT $8.00 PER SHARE OF
                                                                    ---------------------------------------------------------
                                                                                     822,500                      1,087,756
                                                                      699,125         SHARES        945,875       SHARES 15%
                                                                       SHARES        MIDPOINT        SHARES         ABOVE
                                                                     MINIMUM OF        OF          MAXIMUM OF     MAXIMUM OF
                                                                      ESTIMATED     ESTIMATED      ESTIMATED      ESTIMATED
                                                                      OFFERING       OFFERING       OFFERING      OFFERING
                                                                        RANGE         RANGE          RANGE         RANGE(1)
                                                                    ------------   ------------   ------------   ------------
                                                                        (Dollars in Thousands, Except Per Share Amounts)
 Gross proceeds .................................................   $      5,593   $      6,580   $      7,567   $      8,702
 Expenses .......................................................            711            711            711            711
                                                                    ------------   ------------   ------------   ------------
    Estimated net proceeds ......................................          4,882          5,869          6,856          7,991
 Common stock acquired by employee stock ownership plan(2) ......           (447)          (526)          (605)          (696)
 Common stock acquired by recognition and retention plan(3) .....           (224)          (263)          (303)          (348)
                                                                    ------------   ------------   ------------   ------------
    Estimated net proceeds after adjustment for stock
     benefit plans ..............................................   $      4,211   $      5,080   $      5,948   $      6,947
                                                                    ============   ============   ============   ============

 FOR THE THREE MONTHS ENDED MARCH 31, 2003
 Net income:
    Historical ..................................................   $         18   $         18   $         18   $         18
 Pro forma adjustments:
    Income on adjusted net proceeds .............................             20             24             29             34
    Employee stock ownership plan (2) ...........................             (3)            (4)            (4)            (5)
    Recognition and retention plan (3) ..........................             (6)            (7)            (8)           (10)
                                                                    ------------   ------------   ------------   ------------
      Pro forma net income ......................................   $         29   $         31   $         35   $         37
                                                                    ============   ============   ============   ============

 Net Income per share:
    Historical ..................................................   $       0.01   $       0.01   $       0.01   $       0.01
 Pro forma adjustments:
    Income on net proceeds ......................................           0.01           0.01           0.01           0.02
    Employee stock ownership plan (2) ...........................             --             --             --             --
    Recognition and retention plan (3) ..........................             --             --             --             --
                                                                    ------------   ------------   ------------   ------------
      Pro forma net income per share (2) (3) (4) ................   $       0.02   $       0.02   $       0.02   $       0.03
                                                                    ============   ============   ============   ============

 Offering price to pro forma net income per share ...............         100.00x        100.00x        100.00x         66.67x

 Shares considered outstanding in calculating pro forma
  net income per share ..........................................      1,432,269      1,685,022      1,938,766      2,228,442
                                                                    ============   ============   ============   ============

 AT MARCH 31, 2003
 Stockholders' equity:
    Historical ..................................................   $      8,389   $      8,389   $      8,389   $      8,389
    Estimated net proceeds ......................................          4,882          5,869          6,856          7,991
    Less:  Capitalization of MHC ................................           (100)          (100)          (100)          (100)
           Common stock acquired by employee stock
            ownership plan (2) ..................................           (447)          (526)          (605)          (696)
           Common stock acquired by recognition
            and retention plan (3) ..............................           (224)          (263)          (303)          (348)
                                                                    ------------   ------------   ------------   ------------
        Pro forma stockholders' equity (5) ......................   $     12,500   $     13,368   $     14,237   $     15,236
                                                                    ============   ============   ============   ============

 Stockholders' equity per share (6):
    Historical ..................................................   $       5.64   $       4.79   $       4.17   $       3.62
    Estimated net proceeds ......................................           3.28           3.35           3.41           3.45
    Less:  Capitalization of MHC ................................          (0.07)         (0.06)         (0.06)         (0.04)
           Common stock acquired by employee stock
            ownership plan (2) ..................................          (0.30)         (0.30)         (0.30)         (0.30)
           Common stock acquired by recognition
            and retention plan (3) ..............................          (0.15)         (0.15)         (0.15)         (0.15)
                                                                    ------------   ------------   ------------   ------------
        Pro forma stockholders' equity per share (3) (4) (5) ....   $       8.40   $       7.63   $       7.08   $       6.58
                                                                    ============   ============   ============   ============

 Offering price as percentage of pro forma stockholders'
  equity per share ..............................................          95.24%        104.85%        112.99%        121.58%

Shares considered outstanding in calculating offering price
 as a percentage of pro forma stockholders' equity per share ....      1,487,500      1,750,000      2,012,500      2,314,375
 Minority ownership .............................................           47.0%          47.0%          47.0%          47.0%

                                                    (Footnotes begin on page 40)

                                                                          AT OR FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                          BASED UPON THE SALE AT $8.00 PER SHARE OF
                                                                    ---------------------------------------------------------
                                                                                     822,500                      1,087,756
                                                                      699,125         SHARES        945,875       SHARES 15%
                                                                       SHARES        MIDPOINT        SHARES         ABOVE
                                                                     MINIMUM OF        OF          MAXIMUM OF     MAXIMUM OF
                                                                      ESTIMATED     ESTIMATED      ESTIMATED      ESTIMATED
                                                                      OFFERING       OFFERING       OFFERING      OFFERING
                                                                        RANGE         RANGE          RANGE         RANGE(1)
                                                                    ------------   ------------   ------------   ------------
                                                                        (Dollars in Thousands, Except Per Share Amounts)
 Gross proceeds .................................................   $      5,593   $      6,580   $      7,567   $      8,702
 Expenses .......................................................            711            711            711            711
                                                                    ------------   ------------   ------------   ------------
    Estimated net proceeds ......................................          4,882          5,869          6,856          7,991
 Common stock acquired by employee stock ownership plan (2) .....           (447)          (526)          (605)          (696)
 Common stock acquired by recognition and retention plan (3) ....           (224)          (263)          (303)          (348)
                                                                    ------------   ------------   ------------   ------------
    Estimated net proceeds after adjustment for stock
     benefit plans ..............................................   $      4,211   $      5,080   $      5,948   $      6,947
                                                                    ============   ============   ============   ============

 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002
 Net income:
    Historical ..................................................   $        330   $        330   $        330   $        330
 Pro forma adjustments:
    Income on adjusted net proceeds .............................            104            126            148            173
    Employee stock ownership plan (2) ...........................            (12)           (14)           (17)           (19)
    Recognition and retention plan (3) ..........................            (25)           (29)           (33)           (38)
                                                                    ------------   ------------   ------------   ------------
      Pro forma net income ......................................   $        397   $        413   $        428   $        446
                                                                    ============   ============   ============   ============

 Net Income per share:
    Historical ..................................................   $       0.23   $       0.20   $       0.17   $       0.15
 Pro forma adjustments:
    Income on net proceeds ......................................           0.07           0.07           0.08           0.08
    Employee stock ownership plan (2) ...........................          (0.01)         (0.01)         (0.01)         (0.01)
    Recognition and retention plan (3) ..........................          (0.02)         (0.02)         (0.02)         (0.02)
                                                                    ------------   ------------   ------------   ------------
      Pro forma net income per share (2) (3) (4) ................   $       0.27   $       0.24   $       0.22   $       0.20
                                                                    ============   ============   ============   ============

 Offering price to pro forma net income per share ...............          29.63x         33.33x         36.36x         40.00x

 Shares considered outstanding in calculating pro forma
  net income per share ..........................................      1,434,366      1,687,490      1,940,613      2,231,706
                                                                    ============   ============   ============   ============

 AT DECEMBER 31, 2002
 Stockholders' equity:
    Historical ..................................................   $      8,371   $      8,371   $      8,371   $      8,371
    Estimated net proceeds ......................................          4,882          5,869          6,855          7,991
    Less:  Capitalization of MHC ................................           (100)          (100)          (100)          (100)
           Common stock acquired by employee stock
            ownership plan (2) ..................................           (447)          (526)          (605)          (696)
           Common stock acquired by recognition
            and retention plan (3) ..............................           (224)          (263)          (303)          (348)
                                                                    ------------   ------------   ------------   ------------
        Pro forma stockholders' equity (5) ......................   $     12,482   $     13,350   $     14,219   $     15,218
                                                                    ============   ============   ============   ============

 Stockholders' equity per share (6):
    Historical ..................................................   $       5.63   $       4.78   $       4.16   $       3.62
    Estimated net proceeds ......................................           3.28           3.35           3.41           3.43
    Less:  Capitalization of MHC ................................          (0.07)         (0.06)         (0.05)         (0.04)
           Common stock acquired by employee stock
            ownership plan (2) ..................................          (0.30)         (0.30)         (0.30)         (0.30)
           Common stock acquired by recognition
            and retention plan (3) ..............................          (0.15)         (0.15)         (0.15)         (0.15)
                                                                    ------------   ------------   ------------   ------------
        Pro forma stockholders' equity per share (3) (4) (5) ....   $       8.39   $       7.62   $       7.07   $       6.58
                                                                    ============   ============   ============   ============

 Offering price as percentage of pro forma stockholders'
  equity per share ..............................................          95.35%        104.99%        113.15%        121.58%

Shares considered outstanding in calculating offering price as a
 percentage of pro forma stockholders' equity per share .........      1,487,500      1,750,000      2,012,500      2,314,375
 Minority ownership .............................................           47.0%          47.0%          47.0%          47.0%

                                             (Footnotes begin on following page)

(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) It is assumed that 8% of the shares sold in the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Flatbush Federal Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders' equity. Flatbush Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Flatbush Federal's total annual payment of the employee stock ownership plan debt is based upon twenty equal annual installments of principal, with an assumed interest rate of 4.25%. The pro forma net earnings information makes the following assumptions: (i) Flatbush Federal's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 699, 822, 946 and 1,087 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based upon a twenty-year loan term) were committed to be released during the three months ended March 31, 2003, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position ("SOP") 93-6; (iii) 2,796, 3,290, 3,783 and 4,351 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the year ended December 31, 2002, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with SOP 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3) Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 4% of the shares sold in the stock offering either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Flatbush Federal Bancorp, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Flatbush Federal Bancorp, Inc. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 5% and 20% of the amount contributed were an amortized expense (based upon a five-year vesting period) during the three months ended March 31, 2003, and the fiscal year ended December 31, 2002, respectively. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the Subscription Price. This will also have a dilutive effect of up to 1.8% on the ownership interest of persons who purchase common stock in the offering. The impact on pro forma net income per share and pro forma stockholders' equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders' equity per share, assuming all the shares to fund the recognition and retention plan are obtained from authorized but unissued shares.

                AT OR FOR THE THREE MONTHS                                                                   ADJUSTED
                   ENDED MARCH 31, 2003                   MINIMUM          MIDPOINT         MAXIMUM          MAXIMUM
        ----------------------------------------        -----------      -----------      -----------      -----------
        Pro forma net income per share                  $      0.02      $      0.02      $      0.02      $      0.02
        Pro forma stockholders' equity per share               8.40             7.65             7.09             6.61

                   AT OR FOR THE YEAR                                                                        ADJUSTED
                 ENDED DECEMBER 31, 2002                  MINIMUM          MIDPOINT         MAXIMUM          MAXIMUM
        ----------------------------------------        -----------      -----------      -----------      -----------
        Pro forma net income per share                  $      0.26      $      0.23      $      0.21      $      0.19
        Pro forma stockholders' equity per share               8.38             7.64             7.08             6.60

(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Flatbush Federal Bancorp, Inc. following the stock offering. The impact on pro forma net income per share and pro forma stockholders' equity per share is not material. The pro forma impact of exercising stock options is not reflected in the pro forma data, due to the uncertain timing of when stock options may be exercised (options generally are required to vest over a five year period and can be exercisable until 10 years after the date of grant) and the unknown exercise price of the stock options to be granted. We have assumed that under the stock option plan, an amount equal to 10% of the common stock sold in the stock offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. There can be no assurance that the actual purchase price of the shares purchased by the stock option plan will be equal to the price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders' equity per share will decrease. This will also have a dilutive effect of up to 4.5% on the ownership interest of persons who purchase common stock in the offering.
(5) The retained earnings of Flatbush Federal will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Federal Banking Regulation."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        This discussion and analysis reflects Flatbush Federal's consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Flatbush Federal provided in this prospectus.

GENERAL

        Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of NOW accounts, passbook and club accounts, savings accounts and time deposits. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of fees and service charges, gains on the sale of loans and miscellaneous other income (consisting of fees charged on loans guaranteed by the Small Business Administration, minimum balances, dormant deposit accounts, fees charged to third parties for document requests and sale of money orders and travelers checks). Non-interest expense currently consists primarily of salaries and employee benefits, equipment, occupancy, data processing and deposit insurance premiums, other insurance premiums, and other operating expenses (consisting of postage, stationery, professional fees and other operational expenses). Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

        We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies:
Allowance for loan losses and deferred income taxes.

        Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Flatbush Federal.

        Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. Consideration is give to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loans reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on our financial results.

        Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

BUSINESS STRATEGY

        Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential mortgage lending and we will continue to emphasize this type of lending. Management, however, has determined to broaden the range of our products and services to enhance profitability, consistent with safety and soundness. We intend to introduce additional products and services, such as debit cards and internet banking. There can be no assurances that we will successfully implement our business strategy.

        Highlights of our business strategy are as follows:

        . Remaining a Community Oriented Institution. We were established in Brooklyn, New York in 1883 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

        . Continuing to Emphasize One- to Four-Family Residential Real Estate Lending. Historically, we have emphasized one- to four-family residential lending within our market area. As of March 31, 2003, $76.0 million, or 85.81%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the three months ended March 31, 2003 and year ended December 31, 2002, we originated $3.0 million and $13.9 million, respectively, of one- to four-family residential mortgage loans. While one- to four-family loan originations will be our predominate form of loans because of our expertise with this type of lending, we will also originate loans secured by multi-family properties and commercial real estate and a variety of loans that are not secured by real estate.

        . Increasing our Real Estate Lending Capacity. The additional capital raised in the offering will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

        . Utilizing the Net Proceeds we Receive in the Offering to Better Manage our Interest Rate Risk and Grow our Assets. With interest rates at historically low levels, we have managed our interest rate risk by maintaining a significant percentage of our assets in short term liquid assets, such as cash and cash equivalents and short-term investment securities. Management adopted this conservative investment philosophy because our ratio of equity to assets and relatively small asset size did not provide management with the flexibility for investing in longer-term, higher yielding assets without incurring significant interest rate risk. Also, this strategy positions us to redeploy assets profitably once interest rates begin to rise. During the recent sustained period of declining interest rates, however, this strategy has resulted in lower levels of interest income than would normally be obtained by investing in longer term loans and investments. At March 31, 2003, $22.4 million, or 16.0% of our assets, were invested in cash or cash equivalents and $18.0 million, or 12.8% of our assets, were invested in United States Treasury securities with terms of one year or less.

                The net proceeds from the offering will increase our capital and provide management with greater flexibility to manage interest rate risk and increase our level of earning assets. Following the reorganization, management will have greater flexibility to invest in longer-term, higher yielding investments.

        . Offering new products and services. We are currently developing new products for our customers, two of which are debit cards and internet banking. We expect to be able to begin offering these new products and services in early 2004. We expect that these new products will increase our deposit base and our fee income.

        . Maintaining high asset quality. We have focused on improving and maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our ratio of non-performing assets to total assets was 0.37%, 0.24% and 0.51% at March 31, 2003, December 31, 2002 and December 31, 2001, respectively.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2003 AND DECEMBER 31, 2002

        Our total assets decreased by $1.4 million, or 1.0%, to $140.1 million at March 31, 2003, from $141.5 million at December 31, 2002. During the three months ended March 31, 2003 the level of cash and cash equivalents increased by $10.2 million, or 83.1%, to $22.4 million at March 31, 2003 from $12.2 million at December 31, 2002. The increase in cash and cash equivalents primarily reflects the receipt of cash proceeds from maturing investment securities during the three months ended March 31, 2003, of which a portion were maturing United States Government Treasury securities and the remainder consisted of proceeds from prepayments and repayments of loans and mortgage-backed securities. During the three months ended March 31, 2003, we invested $10.0 million in fixed rate term deposits with the Federal Home Loan Bank of New York. These term deposits mature in 90 days or less. Investment securities decreased $8.1 million, or 23.8%, to $25.8 million at March 31, 2003 from $33.9 million at December 31, 2002. Loans receivable decreased $3.5 million, or 3.9%, to $86.8 million at March 31, 2003 from $90.3 million at December 31, 2002. Mortgage-backed securities decreased $152,000, or 7.6% to $1.8 million at March 31, 2003 from $2.0 million at December 31, 2002.

        Total deposits decreased $1.7 million, or 1.3%, to $129.6 million at March 31, 2003 from $131.3 million at December 31, 2002. We had no borrowings at March 31, 2003 or December 31, 2002.

        Retained earnings totaled $8.4 million at March 31, 2003 and at December 31, 2002.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

        Our total assets increased by $10.9 million, or 8.3%, to $141.5 million at December 31, 2002, from $130.6 million at December 31, 2001. The increase in total assets resulted from increases in investment securities, partially offset by decreases in cash and cash equivalents and loans receivable. Cash and cash equivalents decreased $6.3 million, or 34.2%, to $12.2 million at December 31, 2002, from $18.6 million at December 31, 2001, reflecting a decrease in interest-earning deposits held at other financial institutions, partially offset by a $1.4 million increase in federal funds sold. Loans receivable decreased $9.9 million, or 9.9%, to $90.3 million at December 31, 2002, from $100.2 million at December 31, 2001. The decrease in loans reflects significant principal repayments and prepayments, as borrowers sought to refinance their mortgage loans during a period of unprecedented declining interest rates. Investment securities increased $28.4 million, or 523.1%, to $33.9 million at December 31, 2002, from $5.4 million at December 31, 2001. The increase in investment securities reflects management's decision to invest in short-term United States Treasury securities with maturities of one year or less as part of its strategy to invest in shorter-term investments in the low interest rate environment that existed in 2002. Mortgage-backed securities decreased $811,000, or 28.8%, to $2.0 million at December 31, 2002, from $2.8 million at December 31, 2001. The decrease in mortgage-backed securities reflects principal repayments and prepayments of mortgage-backed securities.

        Total deposits increased $10.5 million, or 8.7%, to $131.3 million at December 31, 2002, from $120.8 million at December 31, 2001. The increase in deposits resulted primarily from a $3.9 million increase in passbook and club accounts, a $5.2 million increase in certificates of deposit and a $1.4 million increase in demand deposits. We did not have any borrowings at December 31, 2002 or 2001.

        Retained earnings increased $97,000, or 1.2%, to $8.4 million at December 31, 2002, from $8.3 million at December 31, 2001, reflecting net income of $330,000, partially offset by an increase in accumulated other comprehensive loss (minimum pension liability adjustment) of $233,000. The adjustment reflects the difference in the value of the assets in our defined benefit pension plan when compared with the actual benefit obligations we have to the beneficiaries of our defined benefit pension plan. The adjustment was required because the fair value of the assets contained in our defined benefit pension plan (which were invested in stock mutual funds) decreased during the year ended December 31, 2002. This resulted in a deficiency in the plan assets when compared with the actuarially determined pension benefit under the plan. Consequently, under applicable accounting standards we are required to reflect in our financial statements the minimum additional liability. In the event that the defined benefit pension plan's investment increases in value the pension liability adjustment may be reversed.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND
2002

        General. Net income decreased $87,000, or 83.2%, to $17,000 for the three months ended March 31, 2003, from $105,000 for the three months ended March 31, 2002. The decrease in net income reflects a decrease in net interest income, partially offset by an increase in non-interest income.

        Interest Income. Interest income decreased $266,000, or 13.4%, to $1.7 million for the three months ended March 31, 2003, from $2.0 million for the three months ended March 31, 2002. The decrease in interest income is due to decreases of $279,000 in interest income from loans, $17,000 in interest income from mortgage-backed securities and $6,000 in interest income from other interest earning assets, partially offset by an increase of $37,000 in interest income from investment securities. The decrease in interest income was due to a 135 basis point decrease in the average yield on interest earning assets to 5.08% for the three months ended March 31, 2003, from 6.43% for the comparable period in 2002. The decrease in the average yield reflects the significant decline in market interest rates during 2002 and 2003, as well as a change in the composition of our earning assets to lower yielding but more liquid assets. The average balance of interest earning assets increased $11.8 million, or 9.5% to $135.8 million from $124.0 million, reflecting increases in investment securities and other interest earning assets (consisting of cash and cash equivalents), partially offset by decreases in loans receivable and mortgage-backed securities.

        Interest income from loans receivable decreased by $279,000, or 15.4%, to $1.5 million for the three months ended March 31, 2003, from $1.8 million for the three months ended March 31, 2002. The decrease was due to a $10.1 million decrease in the average balance of loans receivable to $87.3 million from $97.4 million, as well as a decrease in the average yield to 7.03% from 7.45%. The decrease in the average balance reflects principal prepayments of loans as borrowers sought to refinance their loans during a period of declining interest rates, as well as the normal repayment of loans. Interest income from mortgage-backed securities decreased $17,000, or 36.2%, to $30,000 for the three months ended March 31, 2003, from $47,000 for the three months ended March 31, 2002. The decrease in interest income from mortgage-backed securities is due to a decrease in the average balance of mortgage-backed securities to $1.9 million from $2.6 million, as well as a decrease in the average yield to 6.40% from 7.10%. Interest income from other interest earning assets decreased $6,000, or 9.8% to $59,000 for the three months ended March 31, 2003, from $65,000 for the three months ended March 31, 2002. The decrease in interest income from other interest earning assets is due to a decline in the average yield to 1.11% from 1.46%, partially offset by an increase in the average balance to $21.2 million from $18.1 million. Interest income from investment securities increased $37,000, or 55.4%, to $103,000 for the three months ended March 31, 2003 from $66,000 for the three months ended March 31, 2002. The increase in interest income from investment securities is attributable to an increase in the average balance of investment securities to $25.5 million from $5.9 million, partially offset by a decrease in the average yield to 1.62% from 4.50%. The increase in the average balance of investment securities reflects our investment in United States Treasury securities with terms of one year or less. The change in the composition of interest securities to lower yielding, shorter term investments, in combination with lower market interest rates resulted in the significant decrease in the average yield on investment securities.

        Interest Expense. Total interest expense decreased $124,000, or 16.2%, to $642,000 for the three months ended March 31, 2003, from $766,000 for the three months ended March 31, 2002. The decrease in interest expense resulted from a decrease in the average cost of deposits to 2.05% from 2.64%, reflecting the declining market interest rates during the period between the comparable quarters. Partially offsetting this decrease was an increase in the average balance of deposits to $125.4 million from $115.9 million. The average balance of savings and club accounts increased $3.6 million, or 7.7%, to $50.1 million for the three months ended March 31, 2003 from $46.5 million for the comparable period in 2002. The average balance of certificates of deposit increased $5.7 million, or 8.3%, to $74.8 million for the three months ended March 31, 2003 from $69.0 million for the comparable period in 2002. We had no borrowings during the three-month periods ended March 31, 2003 and 2002.

        Net Interest Income. Net interest income decreased $143,000, or 11.6%, to $1.1 million for the three months ended March 31, 2003 from $1.2 million for the three months ended March 31, 2002. Our interest rate spread decreased to 3.03% from 3.79%, reflecting the more rapid decline in the yield on interest earning assets as compared to the decline in the cost of our interest bearing liabilities. Our net interest margin decreased to 3.19% from 3.96%. If interest rates decline further, our interest rate spread and net interest margin may continue to decrease since competitive factors could inhibit our ability to further lower interest rates on deposits. Our interest rate spread and net interest margin may also decrease as the full effect of mortgage refinancings is reflected in the yield of our interest earning assets. In the current low interest rate environment management has been willing to forego investing in higher yielding, longer-term assets. Following the completion of the reorganization and offering, we will seek opportunities to invest in longer-term, higher yielding investments.

        Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $400 for the three months ended March 31, 2003, and a provision of $1,400 for the three months ended March 31, 2002. The provision reflects probable and estimable losses in our credit card portfolio, which consists of credit cards secured by deposit accounts. We had no charge-offs during the three-month period ended March 31, 2003, and $21,000 in charge-offs during the three month period ended March 31, 2002. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $175,000, or 0.20% of loans outstanding at March 31, 2003, as compared with $192,000, or 0.22% of loans outstanding at March 31, 2002. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Over the past five fiscal years, approximately 85% of the loan portfolio has consisted of one-to four-family loans. Since there has been no material shift from one-to four-family loans, the level of the allowance for loan losses has changed primarily due to changes in the size of the loan portfolio and the level of non-performing loans. While loan quality has been consistent since fiscal 1999, with non-performing loans totaling $518,000 at March 31, 2003, the balance of loans in the loan portfolio has decreased over the last five fiscal years. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied since 1999. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable. The decrease in the allowance through fiscal 2002 was primarily attributable to the decrease in the loan portfolio balance through fiscal 2002 and charge-offs of impaired loans.

        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

        Non-interest Income. Non-interest income increased $13,000, or 19.4%, to $78,000 for the three months ended March 31, 2003, as compared to $65,000 for the three months ended March 31, 2002. The primary reason for the increase in non-interest income was an $8,000 gain on the sale of loans. In the low interest rate environment, we will continue to originate loans for sale. Consequently, we anticipate that income from the sale of loans will continue in the future. Income from fees and service charges increased by $3,000, or 5.6%, to $60,000 from $57,000. Miscellaneous non-interest income increased $1,400, or 16.7%, to $9,900 from $8,500.

        Non-interest Expense. Non-interest expense was $1.1 million for the three months ended March 31, 2003 and 2002. Salaries and employee benefits increased $6,000, occupancy expense increased $9,000, insurance premiums (other than federal deposit insurance) increased $3,000 and miscellaneous other expense increased $20,000. These increases were offset by decreases of $6,000 in equipment expense, $10,000 in director's fees and $4,000 in legal fees.

        Following completion of the reorganization and offering, non-interest expense is likely to increase as a result of added expenses associated with being a public company, such as preparing the financial and business reports required to be filed with regulatory agencies and provided to stockholders. In addition, compensation expense would increase if we implement our employee stock ownership plan, recognition and retention plan and possibly our stock option plan.

        Income Tax Expense. The provision for income taxes decreased to $18,000 for the three months ended March 31, 2003 from $82,000 for the three months ended March 31, 2002. The decrease in the provision for income taxes is primarily due to our lower level of income before taxes of $35,000 for the three months ended March 31, 2003, as compared to $187,000 for the three months ended March 31, 2002.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

        General. Net income increased $201,000, or 155.9%, to $330,000 for the year ended December 31, 2002, from $129,000 for the year ended December 31, 2001. The increase in net income reflects year-to-year increases in net interest income, and non-interest income and a decrease in non-interest expense.

        Interest Income. Interest income decreased by $1.1 million, or 11.7%, to $7.6 million for the year ended December 31, 2002, from $8.7 million for the year ended December 31, 2001. The decrease in interest income resulted primarily from decreases of $930,000 in interest income from loans, $52,000 from investment securities and $44,000 from mortgage-backed securities, partially offset by a $18,000 increase in interest income from other earning assets. The decrease in interest income reflected a 113 basis point decrease in the average yield on interest-earning assets to 5.98% for the year ended December 31, 2002 from 7.11% for the year ended December 31, 2001, reflecting a decrease in market interest rates. Partially offsetting the decrease in the average yield was a $6.1 million, or 5.0% increase in the average balance of interest-earning assets to $127.9 million from $121.8 million.

        Interest income from loans receivable decreased $930,000, or 11.9%, to $6.9 million for the year ended December 31, 2002, from $7.8 million for the year ended December 31, 2001. The decrease was due to a $8.7 million decrease in the average balance of loans receivable during 2002 to $94.2 million from $103.0 million, as well as a decrease in the average yield to 7.31% from 7.60%. The decrease in loans receivable reflected the significant level of loan refinancings during 2002, as many of our customers chose to refinance their loans with other lenders. Interest income from mortgage-backed securities decreased $44,000, or 21.7% to $161,000 for the year ended December 31, 2002, from $205,000 for the year ended December 31, 2001. The decrease resulted from a $404,000 decrease in the average balance of mortgage-backed securities to $2.4 million from $2.8 million, as well as a decrease in the average yield to 6.67% from 7.28%. Interest income from investment securities decreased $52,000, or 15.3%, to $288,000 for the year ended December 31, 2002 from $340,000 for the year ended December 31, 2001. The decrease resulted primarily from a decrease in the average yield to 2.40% from 6.21%. During 2001 our investment securities portfolio was composed of longer term, higher yielding investments. During 2002, our investment securities portfolio was primarily composed of short-term, lower yielding United States Treasury securities which were purchased during a period of historically low interest rates, resulting in a decrease in the average yield. The increase in the average balance of investment securities reflects our decision to invest in short-term, liquid United States Treasury securities in the low interest rate environment. Interest income on other interest-earning assets, consisting of cash and cash equivalents and Federal Home Loan Bank stock, increased $17,000 to $304,000 for 2002 from $287,000 for 2001. The increase reflects an increase in the average balance to $19.3 million from $10.6 million. The $8.7 million increase in other interest-earning assets reflects increases in the level of federal funds over the course of the year which was invested in United States Treasury securities prior to the end of the year.

        Interest Expense. Total interest expense decreased $1.3 million, or 31.5%, to $2.8 million for 2002 from $4.1 million for 2001. The decrease in interest expense resulted from a decrease in the average cost of deposits to 2.37% from 3.61%, reflecting lower market interest rates during 2002, which was partially offset by a $5.1 million increase in the average balance of interest-bearing liabilities. The average balance of savings and club accounts increased $1.9 million, or 4.2%, to $47.2 million for the year ended December 31, 2002 from $45.3 million for the year ended December 31, 2001. The average balance of certificates of deposit increased $3.1 million, or 4.5%, to $70.8 million for the year ended December 31, 2002 from $67.8 million for the year ended December 31, 2001. We had no borrowings during 2002 or 2001.

        Net Interest Income. Net interest income increased $283,000, or 6.2%, to $4.8 million for 2002 from $4.6 million for 2001, primarily as a result of an improvement in our net interest rate spread to 3.61% from 3.50%. The improvement in our net interest rate spread reflected the more rapid repricing of our interest-bearing liabilities in a declining interest rate environment as compared to our interest-earning assets. Our net interest margin increased to 3.79% from 3.74%.

        Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $2,700 for the year ended December 31, 2002, as compared to a provision of $868 for the year ended December 31, 2001. Our provision for loan losses was established to address probable and estimable losses in our credit card loan portfolio. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $174,000, or 0.19% of loans outstanding at December 31, 2002, as compared with $212,000, or 0.21% of loans outstanding at December 31, 2001. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Over the past five fiscal years, approximately 85% of the loan portfolio has consisted of one-to four-family loans. Since there has been no material shift from one-to four-family loans, the level of the allowance for loan losses has changed primarily due to changes in the size of the loan portfolio and the level of non-performing loans. While loan quality has been consistent since fiscal 1999, with non-performing loans totaling $342,000 at December 31, 2002, the balance of loans in the loan portfolio has decreased over the last five fiscal years. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied since 1999. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable. The decrease in the allowance through fiscal 2002 was primarily attributable to the decrease in the loan portfolio balance through fiscal 2002 and charges-offs of impaired loans.

        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

        Non-interest Income. Non-interest income increased $35,000, or 12.7%, to $310,000 for the year ended December 31, 2002, as compared to $275,000 for the year ended December 31, 2001. The primary reason for the increase in non-interest income was a $19,000 gain on the sale of loans and a $30,000 increase in fees and service charges, partially offset by a $4,000 decrease in other non-interest income and an $11,000 gain on the sale of real estate owned in 2001.

        Non-interest Expense. Non-interest expense for the year ended December 31, 2002 and 2001 was $4.6 million. Salaries and employee benefits decreased $252,000, reflecting the absence in 2002 of payments made in 2001 to five retiring employees, as well as Flatbush Federal having fewer full time equivalent employees in 2002. Occupancy expense increased $32,000 to $441,000 from $409,000, equipment expense increased $36,000 to $615,000 from $579,000, advertising expense increased $2,000 to $25,000 from $23,000, legal fees increased $107,000 to $123,000 from $16,000. Legal fees in 2002 related to the successful defense of a legal action brought against Flatbush Federal by another financial institution. Directors' fees decreased $9,000 to $86,000 from $95,000, and miscellaneous non-interest expense increased $12,000 to $466,000 from $454,000.

        Income Tax Expense. The provision for income taxes increased to $260,000 from $73,000. The increase in the provision for income taxes is primarily due to our higher level of income before taxes of $590,000 in 2002 compared with $202,000 in 2001.

AVERAGE BALANCE SHEET

        The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income; however, such fees are not material.

                                                                                           THREE MONTHS ENDED MARCH 31,
                                                                              -----------------------------------------------------
                                                  AT MARCH 31, 2003                                   2003
                                        ----------------------------------    -----------------------------------------------------
                                                                                 AVERAGE             INTEREST
                                          OUTSTANDING            YIELD/        OUTSTANDING            EARNED/            YIELD/
                                             BALANCE              RATE            BALANCE              PAID               RATE
                                        ---------------     --------------    ---------------    ---------------    ---------------
                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable/(1)/ .............   $        86,765               6.94%   $        87,265    $         1,534               7.03%
  Mortgage-backed securities ........             1,850               6.30              1,876                 30               6.40
  Investment securities/(2)/ ........            25,803               1.59             25,453                103               1.62
  Other interest-earning
   assets/(3)/ ......................            20,431               1.14             21,185                 59               1.11
                                        ---------------                       ---------------    ---------------
    Total interest-earning assets ...           134,849               5.03%           135,779              1,726               5.08%
                                                                                                 ---------------
Non-interest earning assets .........             5,224                                 4,493
                                        ---------------                       ---------------
     Total assets ...................   $       140,073                       $       140,272
                                        ===============                       ===============
Interest-bearing liabilities:
  NOW accounts ......................   $           472               0.99%   $           456                  1               0.88
  Savings and club ..................            49,775               0.50             50,140                 96               0.77
  Certificates of deposit ...........            74,624               2.80             74,778                545               2.92
                                        ---------------                       ---------------    ---------------
    Total interest-bearing
     Liabilities ...................    $       124,871               1.88%   $       125,374                642               2.05%
                                        ---------------                       ---------------    ---------------
Non-interest bearing liabilities:
  Demand deposit ....................             4,756                                 4,540
  Other liabilities .................             2,057                                 1,976
                                        ---------------                       ---------------
    Total non-interest-bearing
     Liabilities ....................             6,813                                 6,516
                                        ---------------                       ---------------
    Total liabilities ...............           131,684                               131,890
Retained earnings ...................             8,389                                 8,382
                                        ---------------                       ---------------
Total liabilities and equity ........   $       140,073                       $       140,272
                                        ===============                       ===============
Net interest income .................                                                            $         1,084
                                                                                                 ===============
Interest rate spread/(4)/ ...........                                 3.15%                                                    3.03%
                                                            ==============                                          ===============
Net interest-earning assets .........   $         9,978                       $        10,405
                                        ===============                       ===============
Net interest margin/(5)/ ............                                 3.29%                                                    3.19%
                                                            ==============                                          ===============
Ratio of interest earning assets
 to interest bearing liabilities ....                                                                       1.08x
                                                                                                 ===============
                                                      THREE MONTHS ENDED MARCH 31,
                                        -----------------------------------------------------
                                                                 2002
                                        -----------------------------------------------------
                                             AVERAGE          INTEREST
                                           OUTSTANDING         EARNED/              YIELD/
                                             BALANCE            PAID                 RATE
                                        ---------------     --------------    ---------------
                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable/(1)/ .............   $        97,390     $        1,813               7.45%
  Mortgage-backed securities ........             2,648                 47               7.10
  Investment securities/(2)/ ........             5,868                 66               4.50
  Other interest-earning
   assets/(3)/ ......................            18,087                 66               1.46
                                        ---------------     --------------
    Total interest-earning assets ...           123,993              1,992               6.43%
                                                            --------------
Non-interest earning assets .........             5,469
                                        ---------------
     Total assets ...................   $       129,462
                                        ===============
Interest-bearing liabilities:
  NOW accounts ......................   $           337                  1               1.19
  Savings and club ..................            46,538                124               1.07
  Certificates of deposit ...........            69,034                641               3.71
                                        ---------------     --------------
    Total interest-bearing
     Liabilities ....................   $       115,909                766               2.64%
                                        ---------------     --------------
Non-interest bearing liabilities:
  Demand deposit ....................             3,437
  Other liabilities .................             1,787
                                        ---------------
    Total non-interest-bearing
     Liabilities ....................             5,224
                                        ---------------
    Total liabilities ...............           121,113
Retained earnings ...................             8,329
                                        ---------------
Total liabilities and equity ........   $       129,462
                                        ===============
Net interest income .................                       $        1,226
Interest rate spread/(4)/ ...........                                                    3.79%
Net interest-earning assets .........   $         8,084
                                        ===============
Net interest margin/(5)/ ............                                                    3.96%
Ratio of interest earning assets
 to interest bearing liabilities ....                                 1.09x

                                                       YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------
                                                                2002
                                        -----------------------------------------------------
                                            AVERAGE            INTEREST
                                          OUTSTANDING           EARNED/            YIELD/
                                            BALANCE             PAID               RATE
                                        ---------------     --------------    ---------------
                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable/(1)/ .............   $        94,232     $        6,893               7.31%
  Mortgage-backed securities ........             2,412                161               6.67
  Investment securities/(2)/ ........            11,983                288               2.40
  Other interest-earning
   assets/(3)/ ......................            19,262                304               1.58
                                        ---------------     --------------
    Total interest-earning assets ...           127,889              7,646               5.98%
                                                            --------------
Non-interest earning assets .........             4,899
                                        ---------------
     Total assets ...................   $       132,788
                                        ===============
Interest-bearing liabilities:
  NOW accounts ......................   $           406                  4               0.99
  Savings and club ..................            47,231                518               1.10
  Certificates of deposit ...........            70,802              2,282               3.22
                                        ---------------     --------------
    Total interest-bearing
     Liabilities ....................   $       118,439              2,804               2.37%
                                        ---------------     --------------
Non-interest bearing liabilities:
  Demand deposit ....................             3,966
  Other liabilities .................             1,896
                                        ---------------
    Total non-interest-bearing
     Liabilities ....................             5,862
                                        ---------------
    Total liabilities ...............           124,301
Retained earnings ...................             8,487
                                        ---------------
Total liabilities and equity ........   $       132,788
                                        ===============
Net interest income .................                       $        4,842
                                                            ==============
Interest rate spread/(4)/ ...........                                                    3.61%
                                                                              ===============
Net interest-earning assets .........   $         9,450
                                        ===============
Net interest margin/(5)/ ............                                                    3.79%
                                                                              ===============
Ratio of interest earning assets
 to interest bearing liabilities ....                                 1.08x
                                                            ==============

                                                       YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------
                                                                2001
                                        -----------------------------------------------------
                                             AVERAGE           INTEREST
                                           OUTSTANDING          EARNED/            YIELD/
                                             BALANCE             PAID               RATE
                                        ---------------     --------------    ---------------
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable/(1)/ .............   $       102,961     $        7,823               7.60%
  Mortgage-backed securities ........             2,816                205               7.28
  Investment securities/(2)/ ........             5,473                340               6.21
  Other interest-earning
   assets/(3)/ ......................            10,558                287               2.72
                                        ---------------     --------------
    Total interest-earning assets ...           121,808              8,655               7.11%
                                                            --------------
Non-interest earning assets .........             4,296
                                        ---------------
     Total assets ...................   $       126,104
                                        ===============
Interest-bearing liabilities:
  NOW accounts ......................               237     $            3               1.27
  Savings and club ..................            45,348                735               1.62
  Certificates of deposit ...........            67,747              3,358               4.96
                                        ---------------     --------------
    Total interest-bearing
     Liabilities ....................   $       113,332              4,096               3.61%
                                        ---------------     --------------
Non-interest bearing liabilities:
  Demand deposit ....................             3,211
  Other liabilities .................             1,233
                                        ---------------
    Total non-interest-bearing
     Liabilities ....................             4,444
                                        ---------------
    Total liabilities ...............           117,776
Retained earnings ...................             8,328
                                        ---------------
Total liabilities and equity ........   $       126,104
                                        ===============
Net interest income .................                       $        4,559
                                                            ==============
Interest rate spread/(4)/ ...........                                                    3.50%
                                                                              ===============
Net interest-earning assets .........   $         8,476
                                        ===============
Net interest margin/(5)/ ............                                                    3.74%
                                                                              ===============
Ratio of interest earning assets
 to interest bearing liabilities ....                                 1.07x
                                                            ==============

        ----------

        (1)     Loans receivable are net of the allowance for loan losses.
        (2) No income is exempt from federal income taxes. There is a partial exemption from state and city income taxes for 22.5% of income derived from United States Government securities.
        (3)     Includes stock in Federal Home Loan Bank of New York.
        (4) Net interest rate spread represents the difference between the yield on interest earning assets and the average cost of interest bearing liabilities.
        (5) Net interest margin represents net interest income as a percentage of interest earning assets.

RATE/VOLUME ANALYSIS

        The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                          THREE MONTHS ENDED MARCH 31,              YEARS ENDED DECEMBER 31,
                                   --------------------------------------    --------------------------------------
                                               2003 VS. 2002                             2002 VS. 2001
                                   --------------------------------------    --------------------------------------
                                      INCREASE/(DECREASE)                       INCREASE/(DECREASE)
                                             DUE TO               TOTAL              DUE TO                 TOTAL
                                   ------------------------     INCREASE     ------------------------     INCREASE
                                     VOLUME         RATE       (DECREASE)      VOLUME         RATE       (DECREASE)
                                   ----------    ----------    ----------    ----------    ----------    ----------
                                                                  (IN THOUSANDS)
Interest income:
  Loans receivable .............   $     (181)   $      (98)   $     (279)   $     (641)   $     (289)   $     (930)
  Mortgage-backed securities ...          (13)           (4)          (17)          (28)          (16)          (44)
  Investment securities ........          209          (172)           37           241          (293)          (52)
  Other interest-earning
   assets ......................            9           (16)           (7)          171          (154)           17
                                   ----------    ----------    ----------    ----------    ----------    ----------
   Total interest income .......   $       24    $     (290)   $     (266)   $     (257)   $     (752)   $   (1,009)
                                   ----------    ----------    ----------    ----------    ----------    ----------
Interest expense:
  Demand deposits ..............   $       --    $       --    $       --    $        2    $       (1)   $        1
  Passbook and club accounts ...            9           (37)          (28)           29          (246)         (217)
  Certificates of deposits .....           50          (146)          (96)          146        (1,222)       (1,076)
                                   ----------    ----------    ----------    ----------    ----------    ----------
   Total interest expense ......   $       59    $     (183)   $     (124)   $      177    $   (1,469)   $   (1,292)
                                   ----------    ----------    ----------    ----------    ----------    ----------
Net interest income ............   $      (35)   $     (107)   $     (142)   $     (434)   $      717    $      283
                                   ==========    ==========    ==========    ==========    ==========    ==========

MANAGEMENT OF MARKET RISK

        General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management operating under a policy adopted by the board of directors, meets as needed to review our asset/liability policies and interest rate risk position.

        We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. During the low interest rate environment that has existed in recent years, we have implemented the following strategies to manage our interest rate risk: (i) maintaining a high level of liquid interest-earning assets invested in cash and cash equivalents and short-term United States Treasury securities; and (ii) offering a variety of adjustable rate loan products, including one year adjustable rate mortgage loans, construction loans, home equity loans and Small Business Administration loans. By investing in short-term, liquid instruments, we believe we are better positioned to react to increases in market interest rates. However, investments in shorter-term securities and cash and cash equivalents generally bear lower yields than longer term investments. Thus, during the recent sustained period of declining interest rates, our strategy of investment in liquid instruments has resulted in lower levels of interest income than would have been obtained by investing in longer-term loans and investments. The net proceeds from the offering will increase our capital and provide management with greater flexibility to manage its interest rate risk. In particular, management intends to leverage the capital Flatbush Federal receives to increase its earnings assets. Management intends to lengthen the maturity of its earning assets, which in turn should result in a higher yielding portfolio of earning assets.

        Net Portfolio Value. In past years, many savings associations have measured interest rate sensitivity by computing the "gap" between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

        The table below sets forth, as of March 31, 2003, the latest date for which the Office of Thrift Supervision has provided Flatbush Federal an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

                                                                  NET PORTFOLIO VALUE AS A PERCENTAGE
                                    NET PORTFOLIO VALUE               OF PRESENT VALUE OF ASSETS
  CHANGE IN            ------------------------------------------ -----------------------------------
INTEREST RATES          ESTIMATED       AMOUNT OF    PERCENT OF                   CHANGE IN BASIS
(BASIS POINTS)             NPV           CHANGE        CHANGE     NPV RATIO            POINTS
------------------     ------------    -----------   ----------   ---------     ---------------------
                                         (DOLLARS IN THOUSANDS)
        +300           $     12,885    $    (2,666)         (17)%      9.02%       (144) basis points
        +200                 14,288         (1,263)          (8)       9.84         (63) basis points
        +100                 15,409           (142)          (1)      10.45          (1) basis points
          0                  15,551             --           --       10.46          --  basis points
        -100                 14,548         (1,002)          (6)       9.77         (69) basis points

        The table above indicates that at March 31, 2003, in the event of a 100 basis point decrease in interest rates, we would experience a 6% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience an 8% decrease in net portfolio value. During recent years our interest rate risk management policy has emphasized maintaining a significant percentage of our assets in highly liquid, interest-earning assets and shorter-term securities. The effects of this policy has been to reduce our level of net interest income. We have been willing to accept reduced levels of income in order to position Flatbush Federal to be able to reinvest our assets in longer-term, high yielding investments once interest rates begin to rise.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

        We maintain liquid assets at levels we consider adequate to meet our liquidity needs. Our liquidity ratio averaged 38.97 % for the three months ended March 31, 2003, and averaged 27.43% for the year ended December 31, 2002. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

        Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

        A significant portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At March 31, 2003 and December 31, 2002, $22.4 million and $12.2 million, respectively of our assets were invested in cash and cash equivalents. Our primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, principal repayments of mortgage-backed securities and increases in deposit accounts. In addition, we invest excess funds in short-term interest earning assets and other assets, which provide liquidity to meet our lending requirements. Short-term investment securities totaled $25.8 million and $33.9 million at March 31, 2003 and December 31, 2002, respectively.

        Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

        Our primary investing activities are the origination of loans, including loans originated for sale and the purchase of investment securities. During the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and 2001, our loan originations totaled $3.7 million, $4.3 million, $18.8 million and $9.9 million, respectively. During the three months ended March 31, 2003 and the year ended December 31, 2002, we received $306,000 and $735,000, respectively from the sale of loans, resulting in gains of $8,000 and $20,000, respectively. We did not sell any loans during the three months ended March 31, 2002 and the year ended December 31, 2001. Cash received from the calls and maturities of investment securities totaled $12.1 million, $5.8 million and $8.0 million for the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, respectively. We did not sell any securities during the three months ended March 31, 2002. We purchased $4.0 million, $1.3 million, $34.1 million and $9.5 million, respectively in investment securities during the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and 2001. During the three months ended March 31, 2003 and 2002, and the years ended December 31, 2002 and 2001, principal repayment on mortgage-backed securities totaled $153,000, $208,000, $814,000 and $936,000, respectively. In addition, during the three months ended March 31, 2003, we invested $650,000 in a loan participation secured by commercial real estate.

        Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net decrease in total deposits was $1.7 million and $1.4 million for the three months ended March 31, 2003 and 2002, respectively. During the years ended December 31, 2002 and 2001 deposits increased $10.5 million and $9.4 million, respectively.

        Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York which provide an additional source of funds. At March 31 2003, we had no advances from the Federal Home Loan Bank of New York, but we had an available borrowing limit of $60.4 million.

        At March 31, 2003, we had outstanding commitments to originate loans of $3.0 million. At March 31, 2003, certificates of deposit scheduled to mature in less than one year totaled $48.1 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained by us, we will have to utilize other funding sources, such as Federal Home Loan Bank of New York advances in order to maintain our level of assets. Alternatively, we would reduce our level of liquid assets, such as our cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal. We intend to utilize our high levels of liquidity to fund our lending activities.

RECENT ACCOUNTING PRONOUNCEMENTS

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" and the provisions for the disposal of a segment of a business in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business; and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This statement requires that long-lived assets to be disposed of by sale be measured at the lower of its carrying amount or fair value less the cost to sell, and recognition of impairment losses on long-lived assets to be held if the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows and exceeds its fair value. Additionally, Statement of Financial Accounting Standards No. 144 resolved various implementation issues related to Statement of Financial Accounting Standards No. 121. The provisions of Statement of Financial Accounting Standards No. 144 were adopted on January 1, 2002 and had no effect on our financial statements.

        In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement of Financial Accounting Standards No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. We do not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on our financial statements.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. We have not completed an analysis of the potential effects of this statement on our financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

        The financial statements and related notes of Flatbush Federal have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                   BUSINESS OF FLATBUSH FEDERAL BANCORP, INC.

        We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Flatbush Federal. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Flatbush Federal employee stock ownership plan. We will contribute the remaining net proceeds to Flatbush Federal as additional capital. We intend to invest our capital as discussed in "How We Intend to Use the Proceeds from the Offering."

        In the future, Flatbush Federal Bancorp, Inc., as the holding company of Flatbush Federal, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Flatbush Federal Bancorp, Inc. at the present time.

        Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Flatbush Federal. Initially, Flatbush Federal Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Flatbush Federal. At the present time, we intend to employ only persons who are officers of Flatbush Federal to serve as officers of Flatbush Federal Bancorp, Inc. We will however, use the support staff of Flatbush Federal from time to time. These persons will not be separately compensated by Flatbush Federal Bancorp, Inc. Flatbush Federal Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

       BUSINESS OF FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION OF BROOKLYN

GENERAL

        Our principal business consists of attracting retail deposits from the general public in the areas surrounding our three locations in Brooklyn, New York and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, commercial real estate loans, construction loans and loans guaranteed by the Small Business Administration, and in investment securities. Our revenues are derived principally from the interest on loans, securities, loan origination and servicing fees, and service charges and fees collected on deposit accounts. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

COMPETITION

        We face intense competition within our market area both in making loans and attracting deposits. The New York City area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2002, our market share of deposits represented less than 0.5% of deposits in Kings County.

        Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

MARKET AREA

        We operate in an urban market area that has a stable population and household base. During the past 11 years, the population and number of households in Kings County increased by approximately 8%. In 2002, per capita income for Kings County was $19,000 and the median household income was $39,400. Our primary lending area is concentrated in Brooklyn, Queens and Long Island, New York. One- to four-family residential real estate in our market area is characterized by a large number of attached and semi-detached houses, including a number of two-and three-family homes and cooperative apartments. Most of our deposit customers are residents of the greater New York metropolitan area. The economy of our market area is characterized by a large number of small retail establishments. Our customer base is comprised of middle-income households, and to a lesser extent low-to-moderate-income households. The median household income for Brooklyn is below the national and New York state median household income. In addition, the unemployment rate in the market area served by us is higher than in the surrounding suburbs.

LENDING ACTIVITIES

        Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. Historically, we retained all loans that we originated. However, beginning in 2002 we sold a limited number of our one- to four-family loans, on a servicing retained basis, to the Federal Home Loan Bank of New York. Loan sales totaled $300,000 for the three months ended March 31, 2003 and $717,000 for the year ended December 31, 2002. One- to four-family residential real estate mortgage loans represented $76.0 million, or 85.81%, of our loan portfolio at March 31, 2003. We also offer commercial real estate loans and construction loans secured by single family properties. Commercial real estate loans totaled $5.8 million, or 6.58% of the total loan portfolio at March 31, 2003. Construction loans totaled $4.5 million, or 5.11% of the total loan portfolio at March 31, 2003. Multi-family real estate loans totaled $984,000, or 1.11%, of the total loan portfolio at March 31, 2003. On a limited basis, we originate loans that are not secured by real estate.

        Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated, including a reconciliation of gross loans receivable after consideration of loans in process, the allowance for loan losses and net deferred fees.

                                                                                         AT DECEMBER 31,
                                             AT MARCH 31,           -----------------------------------------------------------
                                                2003                            2002                            2001
                                     ---------------------------    ----------------------------    ---------------------------
                                        AMOUNT         PERCENT         AMOUNT          PERCENT         AMOUNT        PERCENT
                                     ------------   ------------    ------------    ------------    ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Real Estate Loans:
   One- to four-family ...........   $     75,983          85.81%   $     79,169           85.78%   $     89,084          88.02%
   Multi-family ..................            984           1.11           1,539            1.67           2,230           2.20
   Commercial ....................          5,828           6.58           5,613            6.08           5,783           5.71
   Construction ..................          4,523           5.11           4,858            5.26           2,898           2.86
                                     ------------   ------------    ------------    ------------    ------------   ------------
     Total real estate loans .....         87,318          98.61          91,179           98.79          99,995          98.79
                                     ------------   ------------    ------------    ------------    ------------   ------------
Other Loans:
    Small Business
     Administration ..............            893           1.02             785            0.84             903           0.90
    Consumer loans:
    Passbook or certificate ......            137           0.15             159            0.17             130           0.13
    Home equity ..................            146           0.16             116            0.13             111           0.11
    Student education ............              5           0.01               6            0.01              15           0.01
    Secured credit cards .........             48           0.05              51            0.06              65           0.06
                                     ------------   ------------    ------------    ------------    ------------   ------------
     Total other loans ...........          1,229           1.39           1,117            1.21           1,224           1.21
                                     ------------   ------------    ------------    ------------    ------------   ------------
              Total loans ........         88,547         100.00%         92,296          100.00%        101,219         100.00%
                                     ------------   ============    ------------    ============    ------------   ============
Less:
   Loans in process ..............          1,504                          1,774                             934
   Allowance for loan losses .....            175                            174                             212
   Deferred loan fees (costs) ....            103                             72                            (100)
                                     ------------                   ------------                    ------------
                                            1,782                          2,020                           1,046
                                     ------------                   ------------                    ------------
   Total loans receivable, net ...   $     86,765                   $     90,276                    $    100,173
                                     ============                   ============                    ============

        Maturity of Loan Portfolio. The following tables show the remaining contractual maturity of our loans at March 31, 2003 and December 31, 2002. The tables do not include the effect of possible prepayments or due on sale clause payments.

                                                                    AT MARCH 31, 2003
                               ---------------------------------------------------------------------------------------
                               ONE-TO FOUR-                   COMMERCIAL                  SMALL BUSINESS  PASSBOOK OR
                                  FAMILY      MULTI-FAMILY   REAL ESTATE    CONSTRUCTION  ADMINISTRATION  CERTIFICATE
                               ------------   ------------   ------------   ------------  --------------  ------------
                                                                 (IN THOUSANDS)
One year or less ...........   $         78   $         --   $         --   $      4,523  $           --  $         --
                               ------------   ------------   ------------   ------------  --------------  ------------
After one year:
More than 1 to 3 years .....            192             --             72             --             150            --
More than 3 to 5 years .....          1,638             --            103             --             315            --
More than 5 to 10 years ....          4,589            514          2,376             --             334           137
More than 10 to 20 years ...         29,938            470          3,065             --              --            --
More than 20 years .........         39,548             --            212             --              94            --
                               ------------   ------------   ------------   ------------  --------------  ------------
Total due after one year ...         75,905            984          5,828                            893           137
                               ------------   ------------   ------------   ------------  --------------  ------------
    Total loans ............   $     75,983   $        984   $      5,828   $      4,523  $          893  $        137
                               ============   ============   ============   ============  ==============  ============
Less:
Loans in process ...........
Allowance for loan loses ...
Deferred loan fees (costs) .
Total loans receivable, net

                                                    AT MARCH 31, 2003
                               ---------------------------------------------------------
                                   HOME         STUDENT
                                  EQUITY       EDUCATION     CREDIT CARDS       TOTAL
                               ------------   ------------   ------------   ------------
                                                   (IN THOUSANDS)
One year or less ...........   $         --   $         --   $         48   $      4,649
                               ------------   ------------   ------------   ------------
After one year:
More than 1 to 3 years .....             --             --             --            414
More than 3 to 5 years .....            146              5             --          2,207
More than 5 to 10 years ....             --             --             --          7,951
More than 10 to 20 years ...             --             --             --         33,473
More than 20 years .........             --             --             --         39,853
                               ------------   ------------   ------------   ------------
Total due after one year ...            146              5             --         83,898
                               ------------   ------------   ------------   ------------
    Total loans ............   $        146   $          5   $         48   $     88,547
                               ============   ============   ============   ============
Less:
Loans in process ...........                                                $      1,504
Allowance for loan loses ...                                                         175
Deferred loan fees (costs) .                                                         103
                                                                            ------------
Total loans receivable,
 net .......................                                                $     86,765
                                                                            ============

                                                                 AT DECEMBER 31, 2002
                               ---------------------------------------------------------------------------------------
                               ONE-TO FOUR-                   COMMERCIAL                  SMALL BUSINESS  PASSBOOK OR
                                  FAMILY      MULTI-FAMILY   REAL ESTATE    CONSTRUCTION  ADMINISTRATION  CERTIFICATE
                               ------------   ------------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
One year or less ...........   $         52   $         --   $         --   $      4,858   $         11   $         --
                               ------------   ------------   ------------   ------------   ------------   ------------
After one year:
More than 1 to 3 years .....            275             --             85             --            168             --
More than 3 to 5 years .....          1,783             --            108             --            253             --
More than 5 to 10 years ....          8,251          1,065          1,871             --            258            159
More than 10 to 20 years ...         28,538            474          3,336             --             --             --
More than 20 years .........         40,270             --            213             --             95             --
                               ------------   ------------   ------------   ------------   ------------   ------------
Total due after one year ...         79,117          1,539          5,613             --            774            159
                               ------------   ------------   ------------   ------------   ------------   ------------
    Total loans ............   $     79,169   $      1,539   $      5,613   $      4,858   $        785   $        159
                               ============   ============   ============   ============   ============   ============
Less:
Loans in process ...........
Allowance for loan loses ...
Deferred loan fees (costs) .

Total loans receivable,
 net .......................

                                                  AT DECEMBER 31, 2002
                               ---------------------------------------------------------
                                   HOME         STUDENT
                                  EQUITY       EDUCATION     CREDIT CARDS       TOTAL
                               ------------   ------------   ------------   ------------
                                                   (IN THOUSANDS)
One year or less ...........   $         --   $         --   $         51   $      4,972
                               ------------   ------------   ------------   ------------
After one year:
More than 1 to 3 years .....             --             --             --            528
More than 3 to 5 years .....            116              6             --          2,266
More than 5 to 10 years ....             --             --             --         11,604
More than 10 to 20 years ...             --             --             --         32,348
More than 20 years .........             --             --             --         40,578
                               ------------   ------------   ------------   ------------
Total due after one year ...            116              6             --         87,324
                               ------------   ------------   ------------   ------------
    Total loans ............   $        116   $          6   $         51   $     92,296
                               ============   ============   ============   ============
Less:
Loans in process ...........                                                $       1774
Allowance for loan loses ...                                                         174
Deferred loan fees (costs) .                                                          72
                                                                            ------------
Total loans receivable,
 net .......................                                                $     90,276
                                                                            ============

        The total amount of loans due after March 31, 2004 that have fixed interest rates is $73.5 million, and the total amount of loans due after such date which have floating or adjustable interest rates is $10.4 million. The total amount of loans due after December 31, 2003 that have fixed rates is $78.3 million, and the total amount of loans due after such date which have floating or adjustable interest rates is $9.0 million.

        One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans that are primarily secured by properties located in Brooklyn, Queens and Long Island, New York. At March 31, 2003, approximately $76.0 million, or 85.81% of our loan portfolio, consisted of one- to-four family residential loans. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We will not make loans with a loan-to-value ratio in excess of 95% for loans secured by single family homes and 90% for loans secured by two-to four-family properties. Fixed-rate loans are originated for terms of 15, 20 and 30 years. At March 31, 2003, our largest loan secured by one- to four-family real estate had a principal balance of $489,000 and was secured by a four-family residence. This loan was performing in accordance with its terms.

        We also offer adjustable-rate mortgage loans with a one, two, three and five year adjustment periods based on changes in a designated United States Treasury index. We did not originate any adjustable rate one- to four-family residential loans during the three months ended March 31, 2003 or the year ended December 31, 2002. Our adjustable rate mortgage loans provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum adjustment of 600 basis points. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

        Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At March 31, 2003, $5.8 million, or 7.6% of our one- to four-family residential loans had adjustable rates of interest.

        All one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

        Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans, we utilize outside independent appraisers approved by the board of directors. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

        Commercial Real Estate Loans. At March 31, 2003, $5.8 million, or 6.58% of our total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, mixed use properties and other commercial properties. We generally originate adjustable rate commercial real estate loans with maximum terms of up to 15 years. The maximum loan-to-value ratio of commercial real estate loans is 70%. At March 31, 2003, we had 30 commercial real estate loans with an average outstanding balance of $194,000. At March 31, 2003, our largest loan secured by commercial real estate consisted of a $650,000 participation in a $1.3 million loan secured by a mixed use property. At March 31, 2003 this loan was performing in accordance with its terms. At March 31, 2003 all of our loans secured by commercial real estate were performing in accordance with their terms.

        We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 125% of the monthly debt service, and the ratio of the loan amount to the appraised value of the mortgaged property. Commercial real estate loans are originated in amounts up to 70% of the appraised value of the mortgaged property securing the loan. All commercial loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are obtained from commercial real estate borrowers.

        Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

        Multi-Family Real Estate Loans. Loans secured by multi-family real estate totaled approximately $984,000, or 1.11%, of the total loan portfolio at March 31, 2003. Multi-family real estate loans generally are secured by rental properties (including walk-up apartments). Substantially all multi-family real estate loans are secured by properties located within our lending area. At March 31, 2003, we had six multi-family loans with an average principal balance of $164,000, and the largest multi-family real estate loan had a principal balance of $236,000. All of our loans secured by multi-family real estate loans are performing in accordance with their terms. Multi-family real estate loans generally are offered with adjustable interest rates that adjust after one or three years. Multi-family loans are originated for terms of up to 15 years. Multi-family real estate loans adjustments are tied to the prime rate as reported in the Wall Street Journal.

        We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 125% of the monthly debt service and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans are originated in amounts up to 70% of the appraised value of the mortgaged property securing the loan. All multi-family loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are obtained from multi-family real estate borrowers.

        Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loan. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

        Construction Loans. At March 31, 2003, $4.5 million, or 5.11% of our total loan portfolio consisted of construction loans. Our construction loans are originated by a mortgage brokerage company which makes the initial contact with the potential borrower and forwards to us a completed loan application which we review to determine whether the applicant satisfies our underwriting criteria. If we accept the loan, the loan is closed in the name of the mortgage broker who simultaneously assigns the mortgage to us. We then fund the construction loan in accordance with its terms. We currently offer adjustable- rate residential construction loans for the construction of owner-occupied, single-family residences. These loans generally are offered to borrowers who have a contract for construction of a single family residence on property they own at the time of the loan origination. Construction loans are occasionally structured to become permanent mortgage loans once the construction is completed; however, in all instances permanent financing must be in place at the time the construction loan is originated. At March 31, 2003, our largest construction loan was $300,000 of which $100,000 was advanced. The loan was performing in accordance with its terms. Construction loans do not have a set term, but are generally repaid within one year. These loans have interest rates that adjust monthly. Construction loans require the payment of interest only during the construction period. Construction loans will generally be made in amounts of up to 75% of the appraisal value of the property, or the actual cost of the improvements. Funds are disbursed in accordance with a schedule reflecting the completion of portions of the project. At March 31, 2003 our construction loans are secured by properties located on Long Island.

        Construction loans generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. The risk of loss on a construction loan depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost of construction. If the estimated cost of construction is inaccurate we may have to advance funds beyond the original amount committed in order to protect the value of the property.

        Other Loans. We offer a variety of loans secured by property other than real estate. These loans include loans guaranteed by the Small Business Administration, loans secured by deposits, home equity loans, and credit cards secured by deposit accounts. At March 31, 2003, these other loans totaled $1.2 million, or 1.39% of the total loan portfolio.

        Origination and Servicing of Loans. Historically, we have originated mortgage loans pursuant to underwriting standards that generally conform with the Fannie Mae and Freddie Mac guidelines. Loan origination activities are primarily concentrated in Brooklyn, Queens and Long Island, New York and properties securing our real estate and construction loans are primarily located on Long Island. New loans are generated primarily from walk-in customers, customer referrals, a network of mortgage brokers, and other parties with whom we do business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at our main office. We service all loans that we originate.

        The following table shows our loan origination purchases, sales and repayment activities for the periods indicated.

                                           THREE MONTHS
                                           ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                      ------------------------    ------------------------
                                         2003          2002          2002          2001
                                      ----------    ----------    ----------    ----------
                                                          (IN THOUSANDS)
Beginning of period ...............   $   90,276    $  100,173    $  100,173    $  106,987
                                      ----------    ----------    ----------    ----------
Originations by Type:
   Real estate:
     One- to four-family ..........        3,036         2,843        13,939         6,413
     Multi-family .................           --            --            --            --
     Commercial ...................           --           452         1,014         1,159
     Construction .................          435           654         2,962         1,900
  Other loans:
     Small Business
      Administration ..............          160           190           450            --
     Passbook or certificate ......            9            45            98            72
     Home equity ..................           35            53            78           115
     Student education ............           --            --            --            --
     Secured credit cards .........           38            63           235           241
                                      ----------    ----------    ----------    ----------
       Total originations .........        3,713         4,300        18,776         9,900
                                      ----------    ----------    ----------    ----------
Purchases:
   Real estate:
     Commercial ...................          650            --            --            --
                                      ----------    ----------    ----------    ----------
       Total purchases ............          650            --            --            --
Sales and Repayments:
   Real estate:
     One- to four-family ..........          300            --           717            --
                                      ----------    ----------    ----------    ----------
       Total sales ................          300            --           717            --
                                      ----------    ----------    ----------    ----------
     Principal repayments .........        7,606         8,429        27,821        16,754
                                      ----------    ----------    ----------    ----------
       Total reductions ...........        7,906         8,429        28,538        16,754
                                      ----------    ----------    ----------    ----------
     Increase (decrease) in other
      items, net ..................          (32)           (1)          135           (40)
                                      ----------    ----------    ----------    ----------
     Net increase (decrease) ......       (3,511)       (4,128)       (9,897)       (6,814)
                                      ----------    ----------    ----------    ----------
     Ending balance ...............   $   86,765    $   96,045    $   90,276    $  100,173
                                      ==========    ==========    ==========    ==========

        Loan Approval Procedures and Authority. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. All loans up to $400,000 may be approved by either our Senior Vice President of Lending or our Vice President of Lending. All loans in excess of $400,000 must be approved by the board of directors. In addition, the board of directors ratifies all loans approved by management.

        We require appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

NON-PERFORMING AND PROBLEM ASSETS

        After a mortgage loan becomes 10 days delinquent, we deliver a computer generated delinquency notice to the borrower. A second delinquency notice is sent once the loan becomes 16 days delinquent. When a loan becomes 30 days delinquent, we send an additional delinquency notice to the borrower and attempt to make personal contact with the borrower by letter from the head of the collection department or telephone to establish an acceptable repayment schedule. When a mortgage loan is 90 days delinquent and no acceptable resolution has been reached, we send the borrower a 30 day demand letter. After 90 days, we will generally refer the matter to our attorney who is authorized to commence foreclosure proceedings. Management is authorized to begin foreclosure proceedings on any loan after determining that it is prudent to do so.

        Mortgage loans are reviewed on a regular basis and such loans, with the exception of loans guaranteed by the Federal Housing Association, are placed on non-accrual status when they become more than 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

        Non-performing Loans. At March 31, 2003, $518,000 or 0.58% of our total loans were non-performing loans.

        Non-performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. Delinquent loans that are 90 days or more past due are generally considered non-performing assets. During the periods presented, we did not have any troubled debt restructurings.

                                             AT MARCH 31,       AT DECEMBER 31,
                                             ------------   --------------------------
                                                2003            2002          2001
                                             ------------   -----------    -----------
                                                      (DOLLARS IN THOUSANDS)
Non-accruing loans:
   One- to four-family ....................  $        502   $       328    $       330
   Small Business Administration ..........            --            --            189
   Student education ......................             2             2             --
                                             ------------   -----------    -----------
     Total ................................           504           330            519
                                             ------------   -----------    -----------
Accruing loans delinquent 90 days or more:
   One- to four-family/(1)/ ...............            13             8            153
   Multi-family ...........................            --            --             --
   Secured credit cards ...................             1             4             --
                                             ------------   -----------    -----------
     Total ................................            14            12            153
                                             ------------   -----------    -----------
Total non-performing loans ................  $        518   $       342    $       672
                                             ============   ===========    ===========
Total as a percentage of total assets .....          0.37%         0.24%          0.51%
                                             ============   ===========    ===========
Total as a percent of total loans .........          0.58%         0.37%          0.66%
                                             ============   ===========    ===========

----------
(1) Consists of loans guaranteed or insured by the Federal Housing Authority.

        For the three months ended March 31, 2003 and the year ended December 31, 2002, gross interest income which would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $13,000, and $20,000, respectively. Interest income recognized on such loans for the three months ended March 31, 2003 and the year ended December 31, 2002 was $2,000 and $35,000, respectively. The interest income recognized on non-accruing loans during the year ended December 31, 2002 included payments received during the year ended December 31, 2002 for non-accruing loans in prior periods.

        Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

                                                               AT MARCH 31, 2003
                                   ------------------------------------------------------------------------
                                              60-89 DAYS                          90 DAYS OR MORE
                                   ----------------------------------    ----------------------------------
                                       NUMBER           PRINCIPAL            NUMBER            PRINCIPAL
                                         OF              BALANCE               OF               BALANCE
                                        LOANS            OF LOANS             LOANS             OF LOANS
                                   ---------------    ---------------    ---------------    ---------------
                                                               (DOLLARS IN THOUSANDS)
Real Estate loans:
One-to-four- family ............                 1    $            12                  7    $           515
Multi-family ...................                --                 --                 --                 --
Commercial real estate .........                --                 --                 --                 --
Construction ...................                --                 --                 --                 --
                                   ---------------    ---------------    ---------------    ---------------
  Total ........................                 1                 12                  7                515
                                   ---------------    ---------------    ---------------    ---------------
Other loans:
Small Business Administration ..                --                 --                 --                 --
Passbook or certificate ........                --                 --                 --                 --
Home equity ....................                --                 --                 --                 --
Student education ..............                --                 --                  1                  2
Secured credit cards ...........                 1                  1                  4                  1
                                   ---------------    ---------------    ---------------    ---------------
     Total other loans .........                 1                  1                  5                  3
                                   ---------------    ---------------    ---------------    ---------------
          Total delinquent
           loans ...............                 2    $            13                 12    $           518
                                   ===============    ===============    ===============    ===============
Delinquent loans to total loans                                  0.01%                                 0.58%
                                                      ===============                       ===============

                                                             AT DECEMBER 31, 2002
                                   -----------------------------------------------------------------------
                                               60-89 DAYS                         90 DAYS OR MORE
                                   ----------------------------------    ---------------------------------
                                       NUMBER            PRINCIPAL            NUMBER          PRINCIPAL
                                         OF               BALANCE               OF             BALANCE
                                        LOANS             OF LOANS            LOANS            OF LOANS
                                   ---------------    ---------------    ---------------   ---------------
                                                     (DOLLARS IN THOUSANDS)
Real Estate loans:
One-to-four- family ............                 3    $            15                  5   $           336
Multi-family ...................                --                 --                 --                --
Commercial real estate .........                --                 --                 --                --
Construction ...................                --                 --                 --                --
                                   ---------------    ---------------    ---------------   ---------------
  Total ........................                 3                 15                  5               336
                                   ---------------    ---------------    ---------------   ---------------
Other loans:
Small Business Administration ..                --                 --                 --                --
Passbook or certificate ........                --                 --                 --                --
Home equity ....................                --                 --                 --                --
Student education ..............                --                 --                  1                 2
Secured credit cards ...........                 2                  1                  3                 4
                                   ---------------    ---------------    ---------------   ---------------
     Total other loans .........                 2                  1                  4                 6
                                   ---------------    ---------------    ---------------   ---------------
          Total delinquent
           loans ...............                 5    $            16                  9   $           342
                                   ===============    ===============    ===============   ===============
Delinquent loans to total loans                                  0.02%                                0.37%
                                                      ===============                      ===============

                                                          AT DECEMBER 31, 2001
                                   ---------------------------------------------------------------------
                                              60-89 DAYS                        90 DAYS OR MORE
                                   ---------------------------------   ---------------------------------
                                                         PRINCIAL                           PRINCIAL
                                        NUMBER           BALANCE            NUMBER          BALANCE
                                       OF LOANS          OF LOANS          OF LOANS         OF LOANS
                                   ---------------   ---------------   ---------------   ---------------
Real Estate loans:
One-to-four- family ............                 2   $            11                 7   $           483
Multi-family ...................                --                --                --                --
Commercial real estate .........                --                --                --                --
Construction ...................                --                --                --                --
                                   ---------------   ---------------   ---------------   ---------------
  Total ........................                 2                11                 7               483
                                   ---------------   ---------------   ---------------   ---------------
Other loans:
Small Business Administration ..                 1                36                 2               189
Passbook or certificate ........                --                --                --                --
Home equity ....................                --                --                --                --
Student education ..............                --                --                --                --
Secured credit cards ...........                 3                 6                --                --
                                   ---------------   ---------------   ---------------   ---------------
     Total other loans .........                 4                42                 2               189
                                   ---------------   ---------------   ---------------   ---------------
          Total delinquent
           loans ...............                 6   $            53                 9   $           672
                                   ===============   ===============   ===============   ===============
Delinquent loans to total loans                                 0.05%                               0.66%
                                                     ===============                     ===============

        Classified Assets. Office of Thrift Supervision regulations and our Asset Classification Policy provide that loans and other assets considered to be of lesser quality be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as "special mention" if the asset has a potential weakness that warrants management's close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

        An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

        On the basis of management's review of its assets, at March 31, 2003 we had classified $298,000 of our assets as substandard (which consisted of two non-accruing loans secured by one- to four-family properties) and $3,000 as doubtful. At March 31, 2003, none of our assets were classified as special mention or loss.

        The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

ALLOWANCE FOR LOAN LOSSES

        Our allowance for loan losses is maintained at a level necessary to absorb loan losses which are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management's judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans which are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of March 31, 2003 is maintained at a level that represents management's best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

        In addition, the Office of Thrift Supervision and Federal Deposit Insurance Corporation, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        Allowance for Loan Losses. The following table analyzes changes in the allowance for the periods presented.

                                                                 THREE MONTHS
                                                                 ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                                                           --------------------------    --------------------------
                                                              2003           2002           2002           2001
                                                           -----------    -----------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Balance at beginning of period .........................   $       174    $       212    $       212    $       219
Charge-offs:
   Small Business Administration .......................            --             20             39              9
   Student education ...................................            --             --             --              4
   Secured credit cards ................................            --              1              2             --
                                                           -----------    -----------    -----------    -----------
     Total charge-offs .................................            --             21             41             13
                                                           -----------    -----------    -----------    -----------
Recoveries:
   Small Business Administration .......................            --             --             --              5
                                                           -----------    -----------    -----------    -----------
     Total recoveries ..................................            --             --             --              5
                                                           -----------    -----------    -----------    -----------
Net charge-offs ........................................            --             21             41              8
Additions charged to operations ........................             1              1              3              1
                                                           -----------    -----------    -----------    -----------
Ending balance .........................................   $       175    $       192    $       174    $       212
                                                           ===========    ===========    ===========    ===========
Ratio of non-performing assets to total assets at
 the end of  period ....................................          0.37%          0.37%          0.24%          0.51%
                                                           ===========    ===========    ===========    ===========
Ratio of net charge-offs during the period to loans
 outstanding during the period .........................            --%          0.02%          0.04%          0.01%
                                                           ===========    ===========    ===========    ===========
Ratio of allowance for loan losses to loans
 outstanding ...........................................         0.20%          0.22%          0.19%          0.21%
                                                           ===========    ===========    ===========    ===========

        Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                         AT DECEMBER 31,
                                                                           ------------------------------------------
                                        AT MARCH 31, 2003                                     2002
                             ------------------------------------------    ------------------------------------------
                                                             PERCENT                                       PERCENT
                                                             OF LOANS                                      OF LOANS
                                               LOAN          IN EACH                         LOANS         IN EACH
                              AMOUNT OF       AMOUNTS        CATEGORY       AMOUNT OF       AMOUNTS        CATEGORY
                              LOAN LOSS          BY          TO TOTAL       LOAN LOSS         BY           TO TOTAL
                              ALLOWANCE       CATEGORY        LOANS         ALLOWANCE       CATEGORY         LOANS
                             ------------   ------------   ------------    ------------   ------------   ------------
                                                                  (DOLLARS IN THOUSANDS)
One- to four-family ......   $        106   $     75,983          85.81%   $        113   $     79,169          85.78%
Multi-family .............              3            984           1.11               4          1,539           1.67
Commercial ...............             15          5,828           6.58              14          5,613           6.08
Construction .............             11          4,523           5.11               5          4,858           5.26
Small Business
 Administration ..........              9            893           1.02              11            785           0.84
Passbook or certificate ..             --            137           0.15              --            159           0.17
Home equity ..............              3            146           0.16               2            116           0.13
Student education ........              1              5           0.01               1              6           0.01
Secured credit cards .....              4             48           0.05               5             51           0.06
Unallocated ..............             23             --             --              19             --             --
                             ------------   ------------   ------------    ------------   ------------   ------------
    Total ................   $        175   $     88,547         100.00%   $        174   $     92,296         100.00%
                             ============   ============   ============    ============   ============   ============
                                         AT DECEMBER 31,
                             ------------------------------------------
                                               2001
                             ------------------------------------------
                                                             PERCENT
                                                             OF LOANS
                                               LOAN          IN EACH
                              AMOUNT OF       AMOUNTS        CATEGORY
                              LOAN LOSS          OF          TO TOTAL
                              ALLOWANCE       CATEGORY        LOANS
                             ------------   ------------   ------------
One- to four-family ......   $        120   $     89,084          88.02%
Multi-family .............              6          2,230           2.20
Commercial ...............             15          5,783           5.71
Construction .............              1          2,898           2.86
Small Business
 Administration ..........             49            903           0.90
Passbook or certificate ..             --            130           0.13
Home equity ..............              2            111           0.11
Student education ........              1             15           0.01
Secured credit cards .....              5             65           0.06
Unallocated ..............             13             --             --
                             ------------   ------------   ------------
    Total ................   $        212   $    101,219         100.00%
                             ============   ============   ============

        Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Small differences between the allocated balances and recorded allowances are reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

        This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

INVESTMENTS

        Investments and Mortgage-Backed Securities. Our investment portfolio at March 31, 2003 consisted of $25.8 million in United States Government and agency securities, all of which are classified as held to maturity, $975,000 in Federal Home Loan Bank of New York stock and $20.4 million in other interest earning assets, consisting of deposits at other financial institutions, federal funds sold and term deposits with the Federal Home Loan Bank of New York. Our investment policy objectives are to maintain liquidity within the guidelines established by the board of directors.

        We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies thereof, and all of which are classified as held to maturity. At March 31, 2003, our mortgage-backed securities portfolio totaled $1.9 million, or 1.3% of total assets, and consisted of $808,000 in fixed-rate mortgage-backed securities guaranteed by Ginnie Mae, and $1.0 million in adjustable rate mortgage-backed securities guaranteed by Ginnie Mae, Fannie Mae and Freddie Mac.

        The following table sets forth the carrying value of our investment portfolio at the dates indicated. Our Federal Home Loan Bank stock has no stated maturity, and our interest-bearing deposits with other institutions are payable on demand.

                                                                                              AT DECEMBER 31,
                                                    AT MARCH 31,          ---------------------------------------------------------
                                                       2003                          2002                            2001
                                           ---------------------------    ---------------------------    --------------------------
                                             CARRYING                       CARRYING                       CARRYING
                                               VALUE       % OF TOTAL        VALUE        % OF TOTAL        VALUE       % OF TOTAL
                                           ------------   ------------    ------------   ------------    ------------  ------------
                                                                  (DOLLARS IN THOUSANDS)
Investment securities held to maturity:
   United States Government
    securities .........................   $     17,982          38.09%   $     29,911          69.30%   $         --            --%
   Federal agency obligations ..........          7,821          16.57           3,944           9.14           5,434         25.97
                                           ------------   ------------    ------------   ------------    ------------  ------------
         Total investment securities ...         25,803          54.66          33,855          78.44           5,434         25.97
                                           ------------   ------------    ------------   ------------    ------------  ------------
FHLB stock .............................            975           2.07             975           2.26           1,060          5.07
                                           ------------   ------------    ------------   ------------    ------------  ------------
     Total investment securities
      and FHLB stock ...................   $     26,778          56.73%   $     34,830          80.70%   $      6,494         31.04%
                                           ------------   ------------    ------------   ------------    ------------  ------------
Other interest-earning assets:
   Interest-earning deposits ...........   $      4,131           8.75    $      2,134           4.94    $      9,629         46.02
   Federal funds sold ..................          6,300          13.34           6,200          14.36           4,800         22.94
   FHLB term deposit ...................         10,000          21.18              --             --              --            --
                                           ------------   ------------    ------------   ------------    ------------  ------------
     Total interest-earning assets .....   $     20,431          43.27%   $      8,334          19.30%   $     14,429         68.96%
                                           ------------   ------------    ------------   ------------    ------------  ------------
     Total .............................   $     47,209         100.00%   $     43,164         100.00%   $     20,923        100.00%
                                           ============   ============    ============   ============    ============  ============

        The following table sets forth the composition of our mortgage-backed securities at the dates indicated.

                                                                                              AT DECEMBER 31,
                                                                  AT MARCH 31,           ---------------------------
                                                                     2003                          2002
                                                          ---------------------------    ---------------------------
                                                           CARRYING                       CARRYING
                                                             VALUE        % OF TOTAL        VALUE        % OF TOTAL
                                                          ------------   ------------    ------------   ------------
                                                                           (DOLLARS IN THOUSANDS)
Mortgage-backed securities held to maturity:
   Ginnie Mae .........................................   $      1,438          77.73%   $      1,585          79.21%
   Fannie Mae .........................................            365          19.73             369          18.44
   Freddie Mac ........................................             47           2.54              47           2.35
                                                          ------------   ------------    ------------   ------------
        Total: ........................................   $      1,850         100.00%   $      2,001         100.00%
                                                          ============   ============    ============   ============

                                                                AT DECEMBER 31,
                                                         ---------------------------
                                                                    2001
                                                         ---------------------------
                                                          CARRYING
                                                            VALUE        % OF TOTAL
                                                         ------------   ------------
                                                           (DOLLARS IN THOUSANDS)
Mortgage-backed securities held to maturity:
   Ginnie Mae .........................................  $      2,245          79.84%
   Fannie Mae .........................................           418          14.86
   Freddie Mac ........................................           149           5.30
                                                         ------------   ------------
        Total: ........................................  $      2,812         100.00%
                                                         ============   ============

        The composition and maturities of the investment securities portfolio as of March 31, 2003, excluding Federal Home Loan Bank of New York stock, are indicated in the following table.

                                                                              DUE
                                            ----------------------------------------------------------------------
                                                        LESS THAN                            1 TO 5
                                                          1 YEAR                              YEARS
                                            ---------------------------------   ---------------------------------
                                                                  WEIGHTED                            WEIGHTED
                                               CARRYING           AVERAGE          CARRYING           AVERAGE
                                                 VALUE             YIELD             VALUE             YIELD
                                            ---------------   ---------------   ---------------   ---------------
                                                                       (IN THOUSANDS)
United States Government securities ...     $        17,982              1.19%  $            --                --%
Federal agency obligations ............                  --                --                --                --
Mortgage-backed securities ............                  --                --                --                --
                                            ---------------                     ---------------
Total investment securities ...........     $        17,982              1.19%  $            --                --%
                                            ===============                     ===============

                                                                             DUE
                                             --------------------------------------------------------------------
                                                         5 TO 10                              OVER
                                                          YEARS                             10 YEARS
                                             --------------------------------   ---------------------------------
                                                                  WEIGHTED                            WEIGHTED
                                               CARRYING           AVERAGE          CARRYING           AVERAGE
                                                 VALUE             YIELD             VALUE             YIELD
                                             --------------   ---------------   ---------------   ---------------
                                                                      (IN THOUSANDS)
United States Government securities ...     $            --                --%  $            --                --%
Federal agency obligations ............               7,821              2.50                --                --
Mortgage-backed securities ............                 165              9.18             1,685              6.01%
                                            ---------------                     ---------------
Total investment securities ...........     $         7,986              2.64%  $         1,685              6.01%
                                            ===============                     ===============

                                                        TOTAL INVESTMENT SECURITIES
                                            -----------------------------------------------------
                                                                  WEIGHTED
                                               CARRYING           AVERAGE              MARKET
                                                 VALUE             YIELD               VALUE
                                            ---------------    ---------------    ---------------
United States Government securities ...     $        17,982               1.19%   $        17,981
Federal agency obligations ............               7,821               2.50              7,879
Mortgage-backed securities ............               1,850               8.88              1,943
                                            ---------------                       ---------------
Total investment securities ...........     $        27,653               1.90    $        27,803
                                            ===============                       ===============

        The following table shows mortgage-backed and related securities purchase, and repayment activities of Flatbush Federal for the periods indicated. Flatbush Federal did not sell any mortgage-backed and related securities during the periods indicated.

                                          THREE MONTHS
                                         ENDED MARCH 31,      YEARS ENDED DECEMBER 31,
                                    ----------------------    ------------------------
                                      2003         2002          2002          2001
                                    ---------    ---------    ----------    ----------
                                                     (IN THOUSANDS)
Purchases:
  Adjustable-rate..............     $      --    $      --    $       --    $       --
  Fixed-rate...................            --           --            --           943
                                    ---------    ---------    ----------    ----------
    Total purchases............            --           --            --           943

Principal repayments...........           153          208           814           936
Other items, net...............            (1)          (1)           (4)           (2)
                                    ----------   ----------   --- -------   ---- ------
     Net increase (decrease)...     $    (152)   $    (207)   $     (810)   $        9
                                    ==========   ==========   ===========   ==========

SOURCES OF FUNDS

        General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of New York may be used in the short-term to compensate for reductions in deposits and to fund loan growth; however, in recent years we have not utilized borrowings.

        Deposits. Deposits are not actively solicited outside of the New York City metropolitan area, and substantially all of our depositors are persons who work or reside in Brooklyn, New York. We offer a selection of deposit instruments, including demand deposits consisting of non-interest bearing and NOW accounts, passbook savings and club accounts, and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not accept brokered deposits.

        Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

        The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, management believes its deposits to be relatively stable. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At March 31, 2003, $74.6 million, or 57.8% of our deposit accounts were certificates of deposit, of which $48.1 million have maturities of one year or less.

        Deposit Accounts. The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered as of the dates indicated.

                                           AT MARCH 31,                            AT DECEMBER 31,
                                     ------------------------   ---------------------------------------------------
                                               2003                       2002                       2001
                                     ------------------------   ------------------------   ------------------------
                                      WEIGHTED                   WEIGHTED                   WEIGHTED
                                      AVERAGE                    AVERAGE                     AVERAGE
                                        RATE         AMOUNT        RATE         AMOUNT         RATE         AMOUNT
                                     ----------    ----------   ----------    ----------   ----------    ----------
                                                                 (DOLLARS IN THOUSANDS)
Demand deposits:
   Non-interest-bearing ..........           --%   $    4,756           --%   $    6,196           --%   $    4,899
   NOW ...........................         0.99           472         0.99           444         1.09           304
                                                   ----------                 ----------                 ----------
                                                   $    5,229                 $    6,640                 $    5,202
                                                   ----------                 ----------                 ----------

Passbook and club accounts .......         0.50        49,775         0.89        50,153         1.09        46,273
Certificates of deposit ..........         2.80        74,623         3.14        74,545         4.06        69,364
                                                   ----------                 ----------                 ----------
    Total ........................         1.81%   $  129,627         2.13%   $  131,338         2.75%   $  120,839
                                                   ==========                 ==========                 ==========

        Deposit Activity. The following table sets forth the deposit activities for the periods indicated.

                                             THREE MONTHS ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                             -----------------------------     ----------------------------
                                                 2003             2002              2002           2001
                                             ------------     ------------     ------------    ------------
                                                                 (DOLLARS IN THOUSANDS)
Beginning of period ......................   $    131,338     $    120,839     $    120,839    $    111,477
Net deposits (withdrawals) ...............         (2,353)          (2,215)           7,695           5,266
Interest credited on deposit accounts ....            642              766            2,804           4,096
                                             ------------     ------------     ------------    ------------
   Ending balance ........................   $    129,627     $    119,390     $    131,338    $    120,839
                                             ============     ============     ============    ============
Net increase (decrease) ..................         (1,711)          (1,449)          10,499           9,362
Percent increase (decrease) ..............          (1.30)%          (1.20)%           8.69%           8.40%

        Large Certificates of Deposits. The following table indicates the amount of Certificates of Deposit as of March 31, 2003, by time remaining until maturity.

                                               OVER THREE
                             THREE MONTHS     MONTHS TO SIX    OVER SIX MONTHS     OVER TWELVE
                               OR LESS           MONTHS        TO TWELVE MONTHS      MONTHS            TOTAL
                             -------------    -------------    ---------------    -------------    -------------
                                                                (IN THOUSANDS)
Certificates of deposit:

Less than $100,000 .......   $      16,330    $      11,157    $        13,189    $      21,356    $      62,032
$100,000 or more .........           2,628            2,227              2,606            5,130           12,591
                             -------------    -------------    ---------------    -------------    -------------
     Total ...............   $      18,958    $      13,384    $        15,795    $      26,486    $      74,623
                             =============    =============    ===============    =============    =============

        Time Deposit Maturity Schedule. The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of March 31, 2003.

        QUARTER ENDING            1.00% TO 2.00%    2.01% TO 3.00%    3.01% TO 4.00%    4.01% TO 5.00%
------------------------------    --------------    --------------    --------------    --------------
                                                       (DOLLARS IN THOUSANDS)
June 30, 2003.................    $      10,476     $        6,407    $          995    $          432
September 30, 2003............            7,764              4,152               564               451
December 31, 2003.............            4,334              2,122               444                --
March 31, 2004................            5,907              1,207                19                90
June 30, 2004.................              175                684               121               162
September 30, 2004............              464                413               637               301
December 31, 2004.............                5                930                53                --
March 31, 2005................              320                884               313                --
June 30, 2005.................               --                 60               353               103
September 30, 2005............               --                215                34               103
December 31, 2005.............               --                 25               236                --
Thereafter....................               --                244             1,372            10,451
                                  --------------    --------------    --------------    --------------

     Total....................    $      29,445     $       17,343    $        5,141    $       12,093
                                  ==============    ==============    ==============    ==============

Percentage of total...........             39.46%            23.24%             6.89%            16.21%

          QUARTER ENDING          5.01% to 6.00%    6.01% TO 7.00%         TOTAL
------------------------------    --------------    --------------    ---------------
                                                 (DOLLARS IN THOUSANDS)
June 30, 2003.................    $          421    $          227    $        18,958
September 30, 2003............               238               215             13,384
December 31, 2003.............               468               303              7,671
March 31, 2004................               705               194              8,122
June 30, 2004.................               196               159              1,497
September 30, 2004............               154               121              2,090
December 31, 2004.............               265               218              1,471
March 31, 2005................               135               283              1,935
June 30, 2005.................               313               438              1,267
September 30, 2005............               270                27                649
December 31, 2005.............                96               138                495
Thereafter....................             5,017                --             17,084
                                  --------------    --------------    ----------------

     Total....................    $        8,278    $        2,323    $        74,623
                                  ==============    ==============    ================

Percentage of total...........             11.09%             3.11%            100.00%

        Borrowings. We may obtain advances from the Federal Home Loan Bank of New York upon the security of the common stock we own in the Federal Home Loan Bank and our qualifying residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. We had no borrowings during any of the periods presented in this prospectus.

PROPERTIES

        The following table provides certain information with respect to our offices as of March 31, 2003:

                                 LEASED     YEAR ACQUIRED    NET BOOK VALUE OF
       LOCATION                 OR OWNED      OR LEASED        REAL PROPERTY
       --------                 --------    -------------    -----------------
                                                              (In thousands)
Main Office                      Owned          1963         $             848
2146 Nostrand Avenue
Brooklyn, NY 11210

Branch Office                    Leased         1974         $              30
6410 18th Avenue
Brooklyn, NY 11204

Branch Office                    Leased         1976         $             134
518 Brighton Beach Avenue
Brooklyn, NY 11235

        The net book value of our premises, land and equipment was approximately $1,012,000 at March 31, 2003.

SUBSIDIARY ACTIVITIES

        Office of Thrift Supervision regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations.

        Flatbush Federal has one active subsidiary, Flatbush REIT, Inc. Flatbush REIT, Inc. was incorporated in 2001 as a special purpose real estate investment trust under New York law. In recent periods, Flatbush Federal's city and state income tax liability has been minimal. Consequently, the impact of Flatbush REIT, Inc. on Flatbush Federal's results of operations has been immaterial. Flatbush REIT, Inc. holds a portion of our mortgage related assets. At March 31, 2003, Flatbush REIT, Inc. held $9.1 million in loans.

LEGAL PROCEEDINGS

        We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2003, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

PERSONNEL

        As of March 31, 2003, we had 45 full-time employees and eight part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

        General. Flatbush Federal Bancorp, Inc. and Flatbush Federal will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Flatbush Federal's tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Flatbush Federal Bancorp, Inc. or Flatbush Federal.

        Method of Accounting. For Federal income tax purposes, Flatbush Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

        Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), Flatbush Federal was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. Flatbush Federal was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). Flatbush Federal had approximately $3.4 million of reserves subject to recapture.

        As more fully discussed below, Flatbush Federal files a New York State franchise tax return. New York State and New York City enacted legislation in 1996, which among other things, decoupled the Federal tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt provisions that applied under federal law prior to the enactment of the 1996 Act. Provided Flatbush Federal continues to satisfy certain definitional tests and other conditions, for New York State and New York City income tax purposes, it is permitted to continue to use a reserve method for bad debt deductions. The deductible annual addition to such reserves may be computed using a specific formula based on an institution's loss history (the "experience method") or a statutory percentage equal to 32% of its New York State and New York City taxable income (the "percentage method") before bad debt deduction.

        Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Flatbush Federal fail to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules.

        At March 31, 2003, our total federal pre-1988 base year reserve was approximately $3.4 million. However, under current law, pre-1988 base year reserves remain subject to recapture should Flatbush Federal make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

        Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Flatbush Federal has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

        Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2003, Flatbush Federal had no net operating loss carryforwards for federal income tax purposes.

        Corporate Dividends-Received Deduction. Flatbush Federal Bancorp, Inc. may exclude from its income 100% of dividends received from Flatbush Federal as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE TAXATION

        New York State Taxation. Flatbush Federal Bancorp, Inc. and Flatbush Federal will report income on a calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 8.0% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01 % of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

                           SUPERVISION AND REGULATION

GENERAL

        Flatbush Federal is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Flatbush Federal also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Flatbush Federal also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Flatbush Federal and prepares reports for the consideration of its board of directors on any operating deficiencies. Flatbush Federal's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Flatbush Federal's mortgage documents.

        Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Flatbush Federal Bancorp, Inc. and Flatbush Federal and their operations.

FEDERAL BANKING REGULATION

        Business Activities. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Flatbush Federal may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets. Certain types of lending, such as commercial and consumer loans, are subject to an aggregate limit calculated as a specified percentage of Flatbush Federal's capital assets. Flatbush Federal also may establish subsidiaries that may engage in activities not otherwise permissible for Flatbush Federal, including real estate investment and securities and insurance brokerage.

        Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

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        The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        At March 31, 2003, Flatbush Federal's capital exceeded all applicable requirements.

        Loans-to-One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2003, Flatbush Federal was in compliance with the loans-to-one borrower limitations.

        Qualified Thrift Lender Test. As a federal savings association,
Flatbush Federal is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Flatbush Federal must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12 month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

        "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Flatbush Federal also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.

        A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At March 31, 2003, Flatbush Federal maintained approximately 77.94% of its portfolio assets in qualified thrift investments.

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        Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

        . the total capital distributions for the applicable calendar year exceed the sum of the association's net income for that year to date plus the association's retained net income for the preceding two years;

        . the association would not be at least adequately capitalized following the distribution;

        . the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

        . the association is not eligible for expedited treatment of its filings.

        Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         The Office of Thrift Supervision may disapprove a notice or application if:

        . the association would be undercapitalized following the distribution;

        . the proposed capital distribution raises safety and soundness concerns; or

        . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

        In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

        Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

        Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Flatbush Federal received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

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        Transactions with Related Parties. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls, is controlled by, or is under common control with an institution. Flatbush Federal Bancorp, Inc. is an affiliate of Flatbush Federal. In general, transactions with affiliates must be on terms that are as favorable to the association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Flatbush Federal's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Flatbush Federal's capital. In addition, extensions of credit in excess of certain limits must be approved by Flatbush Federal's board of directors.

        Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

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        Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

        Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

        . well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

        . adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

        . undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

        . significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

        .       critically undercapitalized (less than 2% tangible capital).

        Generally, the banking regulator is required to appoint a receiver or conservator for an association that is "critically undercapitalized" within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," the performance of which must be guaranteed by any company controlling the association up to specified limits. In addition, numerous mandatory supervisory actions become immediately applicable to the association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

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        At March 31, 2003, Flatbush Federal met the criteria for being considered "well-capitalized."

        Insurance of Deposit Accounts. Deposit accounts in Flatbush Federal are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Flatbush Federal's deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

        Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

        Federal Home Loan Bank System. Flatbush Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Flatbush Federal is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of March 31, 2003, Flatbush Federal was in compliance with this requirement.

FEDERAL RESERVE SYSTEM

        The Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At March 31, 2003, Flatbush Federal was in compliance with these reserve requirements.

THE USA PATRIOT ACT

        In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

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

        Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

                . Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

                . Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

                . Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

                . Financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

                . Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

        The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

SARBANES-OXLEY ACT OF 2002

        On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

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

        Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

        The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

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

        Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

HOLDING COMPANY REGULATION

        General. Flatbush Federal Bancorp, MHC and Flatbush Federal Bancorp, Inc. are nondiversified savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, Flatbush Federal Bancorp, MHC and Flatbush Federal Bancorp, Inc. are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Flatbush Federal Bancorp, Inc. and Flatbush Bancorp MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Flatbush Federal Bancorp, Inc. and Flatbush Federal Bancorp, MHC are generally not subject to state business organization laws.

        Permitted Activities. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Flatbush Federal Bancorp, Inc. may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;
(x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

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        The Home Owners' Loan Act prohibits a savings and loan holding company, including Flatbush Federal Bancorp, Inc. and Flatbush Federal Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

        The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

        Waivers of Dividends by Flatbush Federal Bancorp, MHC. Office of Thrift Supervision regulations require Flatbush Federal Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Flatbush Federal Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Flatbush Federal Bancorp, MHC will waive dividends paid by Flatbush Federal Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Flatbush Federal Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Flatbush Federal Bancorp, MHC converts to stock form.

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

        Conversion of Flatbush Federal Bancorp, MHC to Stock Form. Office of Thrift Supervision regulations permit Flatbush Federal Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Flatbush Federal Bancorp, Inc. (the "New Holding Company"), Flatbush Federal Bancorp, MHC's corporate existence would end, and certain depositors of Flatbush Federal would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Flatbush Federal Bancorp, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Flatbush Federal Bancorp, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Flatbush Federal Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Flatbush Federal Bancorp, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

FEDERAL SECURITIES LAWS

        Flatbush Federal Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Flatbush Federal Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Flatbush Federal Bancorp, Inc. will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Flatbush Federal Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Flatbush Federal Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Flatbush Federal Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Flatbush Federal Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Flatbush Federal Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Flatbush Federal Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                   MANAGEMENT

SHARED MANAGEMENT STRUCTURE

        The directors of Flatbush Federal Bancorp, Inc. will be those same persons who are the directors of Flatbush Federal. In addition, each executive officer of Flatbush Federal Bancorp, Inc. will also be an executive officer of Flatbush Federal. Although there are no present plans to do so, both Flatbush Federal Bancorp, Inc. and Flatbush Federal may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Flatbush Federal Bancorp, Inc. and Flatbush Federal will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Flatbush Federal. These individuals may receive additional compensation for their services to Flatbush Federal Bancorp, Inc.

DIRECTORS OF FLATBUSH FEDERAL BANCORP, INC.

        The board of directors of Flatbush Federal Bancorp, Inc. will initially consist of eight members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Jesus R. Adia, Alfred S. Pantaleone and Anthony V. Rumolo. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Anthony J. Monteverdi and
D. John Antoniello. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors John F. Antoniello, Patricia A. McKinley and Charles J. Vorbach.

EXECUTIVE OFFICERS OF FLATBUSH FEDERAL BANCORP, INC.

        The following individuals will be the executive officers of Flatbush Federal Bancorp, Inc. and will hold the offices set forth below opposite their names.

       NAME              AGE(1)                POSITION
---------------------    ------    ---------------------------------------
Anthony J. Monteverdi      69      President and Chief Executive Officer
Jesus R. Adia              49      Executive Vice President
John S. Lotardo            41      Chief Financial Officer and Controller

----------
(1)  As of March 31, 2003.

        The executive officers of Flatbush Federal Bancorp, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

DIRECTORS OF FLATBUSH FEDERAL

        Composition of our Board. We have eight directors. Directors of Flatbush Federal will be elected annually by Flatbush Federal Bancorp, Inc. as its sole stockholder.

        The following table states our directors' names, their ages as of March 31, 2003, and the calendar years when they began serving as directors:

       DIRECTORS           AGE                POSITION                    DIRECTOR SINCE
----------------------    -----    ----------------------------------     --------------
Anthony J. Monteverdi      69      President, Chief Executive Officer          1986
                                       and Chairman of the Board
Jesus R. Adia              49        Executive Vice President and              1998
                                                Director
D. John Antoniello         50                   Director                       1993
John F. Antoniello         85                   Director                       1980
Patricia A. McKinley       48                   Director                       1993
Alfred S. Pantaleone       69                   Director                       1997
Anthony V. Rumolo          81                   Director                       1983
Charles J. Vorbach         43                   Director                       1993

        The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

        Anthony J. Monteverdi has been the President and Chief Executive Officer of Flatbush Federal since 1987 and the Chairman of the Board since 1993.

        Jesus R. Adia is the Executive Vice President of Flatbush Federal, a position he has held since 1996.

        D. John Antoniello is the President of Anbro Supply Co., an industrial supply company, a position he has held since 1988. Mr. Antoniello is the son of John F. Antoniello.

        John F. Antoniello is retired. Prior to his retirement in 1988, Mr. Antoniello was President of Anbro Supply Co. Mr. Antoniello is the father of D. John Antoniello.

        Patricia Ann McKinley has been the Vice President of TNS Intersearch, a market research company since January 2002. From January 2000 until September 2001, Ms. McKinley was the managing director of Digital Idea, a market research company. Prior to that, Ms. McKinley was a vice president with Grey Advertising.

        Alfred S. Pantaleone is retired. Prior to his retirement in 1995, Mr. Pantaleone was the Deputy Executive Director of the New York City Board of Elections.

        Anthony V. Rumolo has been self employed for the past 32 years as a pension and business consultant.

        Charles J. Vorbach is the President of John L. Vorbach Co., Inc. an insurance brokerage and consulting business, a position he has held since January 1998.

        John S. Lotardo is the Chief Financial Officer and Controller of Flatbush Federal. Mr. Lotardo has been the principal accounting and financial officer of Flatbush Federal since 1996.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

        Our Board of Directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2002, the Board of Directors of Flatbush Federal held 12 regular meetings and one special meeting.

COMMITTEES OF FLATBUSH FEDERAL BANCORP, INC.

        Flatbush Federal Bancorp, Inc. will have standing Audit, Nominating and Compensation Committees. Flatbush Federal Bancorp, Inc. was not incorporated in fiscal 2002 and, therefore, no board or committee meetings were held during 2002.

        The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform Flatbush Federal Bancorp, Inc.'s annual audit, and will act as a liaison between the auditors and the Board of Directors. The Audit Committee will be comprised of directors who are independent under the current Nasdaq definition. It is expected that the Audit Committee shall have at least one director who will be designated as an "audit committee financial expert," as defined under applicable Securities and Exchange Commission regulations. Flatbush Federal, as a mutual institution, has not been required to designate an "audit committee financial expert" pursuant to the Sarbanes-Oxley Act of 2002 or the Securities and Exchange Commission regulations.

        The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of the Board members who are not standing for election.

        The Compensation Committee will establish Flatbush Federal Bancorp, Inc.'s compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of Flatbush Federal Bancorp, Inc.'s non-employee directors.

DIRECTOR COMPENSATION

        Director Fees. Flatbush Federal pays each non-employee director $1,000 for each committee meeting attended. In addition, Flatbush Federal maintains a retirement plan for directors. See "Benefit Plans - Retirement Plan for Directors."

EXECUTIVE OFFICER COMPENSATION

        Summary Compensation Table. The following table sets forth for the year ended December 31, 2002, certain information as to the total remuneration paid by Flatbush Federal to its Chief Executive Officer, as well as to the other executive officer of Flatbush Federal who received salary and bonus in excess of $100,000.

                                                                   ANNUAL COMPENSATION(1)
                                                    ------------------------------------------------
                                                                           OTHER ANNUAL
                                                                           COMPENSATION      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR   SALARY($)   BONUS($)      ($)(2)        PAYOUTS    COMPENSATION
------------------------------------------   ----   ---------   --------   -------------   ---------   ------------
Anthony J. Monteverdi, President
 and Chief Executive Officer .............   2002   $ 210,943   $ 12,000              --          --   $         --
Jesus R. Adia, Executive Vice President ..   2002     107,132      8,000              --          --             --

----------
(1) Summary compensation information is excluded for the fiscal years ended December 31, 2001 and 2000, as Flatbush Federal was not a public company during those periods.
(2) Flatbush Federal provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management believes that the aggregate value of these benefits for fiscal 2003 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

BENEFIT PLANS

        Employment Agreements. Flatbush Federal plans to enter into similar employment agreements with each of Messrs. Monteverdi, Adia and Lotardo. Flatbush Federal Bancorp, Inc. will be a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder. Each of these agreements will have an initial term of up to three years. Commencing on January 31, 2004 and continuing on January 31 of each year thereafter, the agreements for Messrs. Adia and Lotardo will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreements. Under the agreements, the initial base salaries for Messrs. Monteverdi, Adia and Lotardo are expected to be at current salary of $211,417, $117,002 and $80,000, respectively, subject to normal adjustments to reflect annual salary increases for the 2004 calendar year. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

        Certain events resulting in the executive's termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, (ii) a significant change in the nature or scope of the executive's authority, (iii) a relocation of executive's principal place of employment by more than 25 miles or a material reduction in the benefits and perquisites from those being provided at the effective date of the agreement (except a reduction that is part of an employer-wide reduction in benefits), (iv) the liquidation or dissolution of Flatbush Federal or Flatbush Federal Bancorp, Inc. that would affect the status of the executive, or (v) a breach of the employment agreement by the applicable corporation, then the executive would be entitled to a severance payment under the agreement. In the case of Mr. Monteverdi, the severance payment would be equal to the payments to which Mr. Monteverdi would be entitled for the remaining unexpired term of the agreement, including any bonus or pro-rata portion of any bonus to which Mr. Monteverdi would be entitled. With respect to Messrs. Adia and Lotardo, the severance payment would be equal to three times the sum of the executive's highest annual rate of base salary and the highest rate of bonus awarded to the executive during the prior three years, payable, at the executive's election, either in a lump sum or in bi-weekly installments during the remaining term of the agreement. In the event of a change in control (as defined in the plan) followed by the involuntary termination or voluntary resignation of Messrs. Monteverdi, Adia or Lotardo from Flatbush Federal, the executive would be entitled to the payment of a sum equal to three times the highest rate of base salary and the highest rate of bonus awarded to the executive during the prior three years, payable, at his election, in a lump sum or bi-weekly during the remaining term of the agreement. In addition, the executive would be entitled, at the Association's expense, to the continuation of substantially comparable life, medical and dental coverage for a period equal to the remaining unexpired term of the agreement. In the event payments to the executive include an "excess parachute payment" as defined in the Internal Revenue Code, payments under the employment agreements with Flatbush Federal would be reduced in order to avoid this result.

        Upon termination of the executive's employment other than in connection with a change in control, the executive agrees not to compete with Flatbush Federal for a period of one year following termination of employment in any city, town or county in which Flatbush Federal has an office or has filed an application for regulatory approval to establish an office. Should the executive become disabled, he would be entitled to the payment of 75% of his base salary and the continuation of life, medical and dental coverage until the earlier of the date the executive returns to full-time employment with Flatbush Federal or another employer, age 72 (or age 65, in the case of Messrs. Adia and Lotardo), or his death, provided that any amount paid the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Flatbush Federal, the executive's estate will be paid the executive's base salary for one year and the executive's family will be entitled to continuation of medical, dental and other insurance benefits normally provided for an executive's family for one year. The executive would be entitled to no additional benefits under the agreements upon retirement at age 72 (or age 65, in the case of Messrs. Adia and Lotardo).

        Insurance Plan. Flatbush Federal provides its officers and employees with life insurance and short and long term disability protection, contributory medical insurance coverage and non-contributory dental insurance coverage.

        Defined Benefit Plan. Flatbush Federal maintains a noncontributory defined benefit plan. All employees age 20-1/2 or older who have worked at Flatbush Federal for a period of six months and have been credited with 1,000 or more hours of employment with Flatbush Federal during the year are eligible to accrue benefits under the defined benefit pension plan. Flatbush Federal annually contributes an amount to the retirement plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The defined benefit plan is maintained on a November 1 to October 31 fiscal plan year.

        At the normal retirement age of 65 (or the tenth anniversary of plan participation, if later), the plan is designed to provide a life annuity guaranteed for ten years. The monthly retirement benefit provided is an amount equal to 2% of average monthly compensation multiplied by the number of credited years of service (not to exceed 50% of such monthly compensation or be less than $20 a month). Retirement benefits are also payable upon retirement due to early retirement, disability or death, in the last case, if survived by a spouse. There is no death benefit payable if a participant dies and is not survived by a spouse. A reduced benefit is payable upon retirement at or after age 62 and the completion of 10 years of service with Flatbush Federal. Upon termination of employment other than for normal or early retirement, a participant is eligible to receive the normal retirement benefit payable at normal retirement date, multiplied by the number of years of participation to date, and divided by the number of years of participation possible at the normal retirement date. Benefits are payable in various annuity forms. At December 31, 2002, the market value of the retirement plan trust fund was approximately $1,577,413. For the year ended December 31, 2002, Flatbush Federal made a contribution to the retirement plan of approximately $483,000.

        The following table indicates the annual retirement benefit that would be payable under the retirement plan upon retirement at age 65 in calendar year 2003, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below:

                               YEARS OF SERVICE AND BENEFIT PAYABLE AT RETIREMENT
   FINAL AVERAGE      -----------------------------------------------------------------------
ANNUAL COMPENSATION       5           10         15           20          25           30
-------------------   ---------   ---------   ---------   ---------   ----------   ----------
$      25,000        $   2,500   $   5,000   $   7,500   $  10,000   $   12,500   $   12,500
$      50,000        $   5,000   $  10,000   $  15,000   $  20,000   $   25,000   $   25,000
$      75,000        $   7,500   $  15,000   $  22,500   $  30,000   $   37,500   $   37,500
$     100,000        $  10,000   $  20,000   $  30,000   $  40,000   $   50,000   $   50,000
$     150,000        $  15,000   $  30,000   $  45,000   $  60,000   $   75,000   $   75,000
$     175,000        $  17,500   $  35,000   $  52,500   $  70,000   $   87,500   $   87,500
$     200,000        $  20,000   $  40,000   $  60,000   $  80,000   $  100,000   $  100,000

         At December 31, 2002, Messrs. Monteverdi and Adia had 17 years and 18 years of credited service under the pension plan, respectively.

        Supplemental Executive Retirement Plan. In 1999, Flatbush Federal established a non-qualified supplemental executive retirement plan for Mr. Monteverdi, its president and chief executive. Upon the completion of five years of service to Flatbush Federal following adoption of the plan, the supplemental executive retirement plan provides Mr. Monteverdi with an annual retirement benefit of $93,000, payable in equal monthly installments for 10 years. Benefits under the supplemental executive retirement plan commence on the first day of the month following Mr. Monteverdi's retirement from Flatbush Federal. In the event of Mr. Monteverdi's disability or death prior to the end of the five year period, a reduced benefit will be paid to Mr. Monteverdi or his surviving spouse, as applicable. In the event of Mr. Monteverdi's death after payments commence, his surviving spouse will be entitled to the continued payments of his benefits for the lesser of five years or the remaining period of the initial 10 year term. In the event of a termination of service following a change in control (as defined in the supplemental executive retirement plan), all benefits shall become payable immediately in full.

        The supplemental executive retirement plan is considered an unfunded plan for tax and ERISA purposes. All obligations owing under the plan are payable from the general assets of Flatbush Federal, and are subject to the claims of Flatbush Federal's creditors. During the year ended December 31, 2002, the expense of the supplemental executive retirement plan to Flatbush Federal was approximately $131,556.

        Retirement Plan For Directors. Flatbush Federal maintains a non-tax qualified Retirement Plan for Directors that currently provides outside directors who retire after five years of service on the Board and attain the age of 65 with a monthly retirement benefit of $600 per month for 60 months. In the event of the director's death or disability prior to retirement, the director or his surviving spouse will be entitled to a benefit under the plan if the director had otherwise satisfied the age and service requirements prior to death or disability. In the event of a director's death while receiving benefits but before all benefits have been paid to the director, the director's surviving spouse will receive the remaining benefits payments due. If the surviving spouse dies prior to receiving the remaining payments, all obligations of Flatbush Federal to the director or his spouse will terminate. During the year ended December 31, 2002, the cost of the directors' retirement plan to Flatbush Federal was approximately $30,000.

        The directors' retirement plan is considered an unfunded plan for tax and ERISA purposes. All obligations owing under the plan are payable from the general assets of Flatbush Federal, and are subject to the claims of Flatbush Federal's creditors.

FUTURE STOCK BENEFIT PLANS

        Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. The board of directors of Flatbush Federal adopted the employee stock ownership plan on July 31, 2003, and the board of directors of Flatbush Federal Bancorp, Inc. will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership loan. Employees who are at least 21 years old with at least one year of employment with Flatbush Federal are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from us and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Flatbush Federal discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

        Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with Flatbush Federal mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Flatbush Federal's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

        Stock Option Plan. We may implement a stock option plan for our directors, officers and employees of Flatbush Federal Bancorp, Inc. and Flatbush Federal after the reorganization. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. If the stock option plan is implemented within the first 12 months after the reorganization, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of Flatbush Federal Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by Flatbush Federal Bancorp, MHC). Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than Flatbush Federal Bancorp, MHC.

        We expect that the stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase up to 10% of the shares sold in the offering, although we may decide to adopt a stock option plan providing for greater or fewer stock option grants, if adopted after one year from the date of completion of the reorganization. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

        . non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;

        . any one non-employee director may not receive more than 5% of the options authorized under the plan;

        . any officer or employee may not receive more than 25% of the options authorized under the plan;

        . the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

        . accelerated vesting is not permitted except for death, disability or upon a change in control of Flatbush Federal or Flatbush Federal Bancorp, Inc.

        Flatbush Federal Bancorp, Inc. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

        Recognition and Retention Plan. We may implement a recognition and retention plan for the directors, officers and employees of Flatbush Federal and Flatbush Federal Bancorp, Inc. after the reorganization. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization. If the recognition plan is implemented within the first 12 months after the reorganization, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of Flatbush Federal Bancorp, Inc. (excluding votes eligible to be cast by Flatbush Federal Bancorp, MHC). Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than Flatbush Federal Bancorp, MHC. It is expected that, if adopted within one year from the date of completion of the reorganization, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount up to 4% of the shares sold in the offering, and would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. The recognition and retention plan may authorize awards of more than 4% of the shares sold in the offering, if it is adopted after one year from the date of the completion of the reorganization

        The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the reorganization, current regulations will require that:

        . all non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

        . no non-employee director may receive more than 5% of the shares authorized under the plan;

        . no officer or employee may receive more than 25% of the shares authorized under the plan;

        . the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

        . accelerated vesting is not permitted except for death, disability or upon a change of control of Flatbush Federal or Flatbush Federal Bancorp, Inc.

        Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

        In the ordinary course of business, Flatbush Federal makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

PARTICIPATION BY MANAGEMENT IN THE OFFERING

        The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Flatbush Federal and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $8.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization and offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $369,000 of common stock, equal to 6.6%, 5.6%, 4.9% and 4.2% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                                      AGGREGATE
                                                       PURCHASE    NUMBER OF    PERCENT AT
NAME                                                   PRICE(1)    SHARES(1)     MIDPOINT
---------------------------------------------------   ---------    ---------    ----------
Anthony J. Monteverdi .............................   $ 160,000       20,000           2.4%
Jesus R. Adia .....................................      10,000        1,250           0.2
D. John Antoniello ................................      10,000        1,250           0.2
John F. Antoniello ................................      25,000        3,125           0.4
Patricia A. McKinley ..............................      10,000        1,250           0.2
Alfred S. Pantaleone ..............................     100,000       12,500           1.5
Anthony V. Rumolo .................................      20,000        2,500           0.3
Charles J. Vorbach ................................      24,000        3,000           0.4
John S. Lotardo ...................................      10,000        1,250           0.2
                                                      ---------    ---------
All directors and executive officers as a group ...   $ 369,000       46,125           5.6%
                                                      =========    =========    ==========

----------
(1) Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Plan of Reorganization.

                    THE REORGANIZATION AND THE STOCK OFFERING

        The Board of Directors of Flatbush Federal and the Office of Thrift Supervision have approved the plan subject to the plan's approval by members at a Special Meeting of Members, and subject to the satisfaction of certain other conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

GENERAL

        On May 28, 2003, the board of directors unanimously adopted the plan, pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. The plan has been approved by the Office of Thrift Supervision subject to, among other things, approval of the plan by our members as of the voting record date. A special meeting of members has been called for this purpose, to be held on October 3, 2003. The reorganization will be completed as follows, or in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan and applicable laws and regulations:

        (i) Flatbush Federal will organize an interim stock association as a wholly-owned subsidiary ("Interim One");

        (ii) Interim One will organize an interim stock association as a wholly-owned subsidiary ("Interim Two");

        (iii) Interim One will organize Flatbush Federal Bancorp, Inc. as a wholly-owned subsidiary;

        (iv) Flatbush Federal will amend its charter to be in the form of a federal stock savings association charter, at which time we will become a stock savings association (the "Stock Bank"), and Interim One will exchange its charter for a federal mutual holding company charter to become Flatbush Federal Bancorp, MHC;

        (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

        (vi) all of the stock constructively issued by the Stock Bank will be transferred to Flatbush Federal Bancorp, MHC in exchange for membership interests in Flatbush Federal Bancorp, MHC; and

        (vii) Flatbush Federal Bancorp, MHC will contribute the Stock Bank's stock to Flatbush Federal Bancorp, Inc., and the Stock Bank will become a wholly owned subsidiary of Flatbush Federal Bancorp, Inc.

        Concurrently with the reorganization, Flatbush Federal Bancorp, Inc. will offer for sale up to 47% of its common stock representing up to 47% of the pro forma market value of Flatbush Federal Bancorp, Inc. and Flatbush Federal.

        We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Flatbush Federal's business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card which can be used to vote on the plan.

        The following is a summary of the material aspects of the plan, the subscription offering, and the community offering. The plan should be consulted for a more detailed description of its terms.

REASONS FOR THE REORGANIZATION

        The primary purpose of the reorganization is to establish a holding company and to convert Flatbush Federal to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Flatbush Federal and Flatbush Federal Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings associations. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Flatbush Federal Bancorp, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock association and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

        The board of directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, which may include: (i) the inability of stockholders other than Flatbush Federal Bancorp, MHC to obtain majority ownership of Flatbush Federal Bancorp, Inc. and Flatbush Federal, which may result in the perpetuation of our management and board of directors; and (ii) that new form of corporate ownership, and new regulatory policies relating to the mutual holding company structure may be adopted from time to time may have an adverse impact on stockholders other than the mutual holding company. A majority of our voting stock will be owned by Flatbush Federal Bancorp, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Flatbush Federal Bancorp, MHC will be able to elect all the members of Flatbush Federal Bancorp, Inc.'s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Flatbush Federal Bancorp, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, Flatbush Federal Bancorp, MHC could prevent the sale of control of Flatbush Federal Bancorp, Inc., or defeat a candidate for the board of directors of Flatbush Federal Bancorp, Inc. or other proposals put forth by stockholders.

        The reorganization does not preclude the conversion of Flatbush Federal Bancorp, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Flatbush Federal Bancorp, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See "Risk Factors" and "Summary--Possible Conversion of Flatbush Federal Bancorp, MHC to Stock Form."

EFFECTS OF THE REORGANIZATION AND OFFERING ON DEPOSITORS AND BORROWERS OF FLATBUSH FEDERAL

        Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

        Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Flatbush Federal as of the effective date of the reorganization will continue to have such rights solely with respect to Flatbush Federal Bancorp, MHC so long as they continue to hold deposit accounts with Flatbush Federal. In addition, all persons who become depositors of Flatbush Federal subsequent to the reorganization will have such liquidation rights with respect to Flatbush Federal Bancorp, MHC.

        Deposit Accounts and Loans. Under the plan, each depositor of Flatbush Federal at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Flatbush Federal will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Flatbush Federal immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

        Voting Rights. Following the completion of the reorganization and offering, deposit account holders and borrowers of Flatbush Federal will no longer have voting rights in Flatbush Federal, but will have voting rights in Flatbush Federal Bancorp, MHC. Following the completion of the reorganization and offering, voting rights in Flatbush Federal Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Flatbush Federal Bancorp, Inc. stockholders. Although Flatbush Federal Bancorp, Inc. will have the power to issue shares of capital stock to persons other than Flatbush Federal Bancorp, MHC, as long as Flatbush Federal Bancorp, MHC is in existence, Flatbush Federal Bancorp, MHC will be required to own a majority of the voting stock of Flatbush Federal Bancorp, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. Flatbush Federal Bancorp, Inc. may issue any amount of non-voting stock to persons other than Flatbush Federal Bancorp, MHC, and Flatbush Federal Bancorp, Inc. must own 100% of the voting stock of Flatbush Federal.

TAX EFFECTS OF THE REORGANIZATION

        We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.'s opinion provides as follows:

        1. The conversion of Flatbush Federal's charter from a mutual savings association charter to a stock association charter will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and no gain or loss will be recognized by Flatbush Federal in either its mutual form ("Mutual Bank") or stock form (as the "Stock Bank") as a result.

        2 No gain or loss will be recognized by Flatbush Federal upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank common stock and the assumption by Stock Bank of the liabilities of Mutual Bank.

        3. No gain or loss will be recognized by Stock Bank upon the receipt of Flatbush Federal's assets in exchange for shares of Stock Bank common stock.

        4. Stock Bank's holding period in the assets received from Flatbush Federal will include the period during which such assets were held by Mutual Bank.

        5. The Stock Bank's basis in the assets of Flatbush Federal will be the same as the basis of such assets in the hands of Flatbush Federal immediately prior to the reorganization.

        6. Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests.

        7. The Stock Bank will succeed to and take into account Flatbush Federal's earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

        8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank's tax year will not end merely as a result of the conversion of Flatbush Federal to stock form and Stock Bank will not be required to obtain a new employee identification number.

        9. No gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Flatbush Federal Bancorp, MHC, in exchange for their deposit accounts in Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

        10. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Flatbush Federal Bancorp, Inc. Gain realized, if any, by the eligible account holders and supplemental eligible account holders on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

        11. The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the Flatbush Federal Bancorp, MHC to be received by the eligible account holders and supplemental eligible account holders of Mutual Bank will be zero.

        12. The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Flatbush Federal Bancorp, MHC will constitute a tax-free exchange of property solely for "stock."

        13. Eligible account holders, supplemental eligible account holders and other members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the conversion of Flatbush Federal to stock form to Flatbush Federal Bancorp, MHC solely in exchange for membership interests in Flatbush Federal Bancorp, MHC.

        14. Eligible account holders, supplemental eligible account holders and other members' basis in the Flatbush Federal Bancorp, MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange for such interests.

        15. Flatbush Federal Bancorp, MHC will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Flatbush Federal Bancorp, MHC.

        16. Flatbush Federal Bancorp, MHC's basis in the property received from eligible account holders, supplemental eligible account holders and other members (which basis is -0-) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other members.

        17. Flatbush Federal Bancorp, MHC's holding period for the property received from eligible account holders, supplemental account holders and other members will include the period during which such property was held by such persons.

        18. Flatbush Federal Bancorp, MHC and the persons who purchased common stock of Flatbush Federal Bancorp, Inc. in the subscription and community offering ("minority stockholders") will recognize no gain or loss upon the transfer of Stock Bank common stock and cash, respectively, to Flatbush Federal Bancorp, Inc. in exchange for common stock in Flatbush Federal Bancorp, Inc.

        19. Flatbush Federal Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank common stock and cash in exchange for Flatbush Federal Bancorp, Inc. common stock.

        20. Flatbush Federal Bancorp, MHC's basis in the Flatbush Federal Bancorp, Inc. common stock will be the same as its basis in the Flatbush Federal stock exchanged for such stock.

        21. Flatbush Federal Bancorp, MHC's holding period in the Flatbush Federal Bancorp, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

        22. Flatbush Federal Bancorp, Inc.'s basis in the Stock Bank stock received from Flatbush Federal Bancorp, MHC will be the same as the basis of such property in the hands of Flatbush Federal Bancorp, MHC.

        23. Flatbush Federal Bancorp, Inc.'s holding period for the Stock Bank stock received from Flatbush Federal Bancorp, MHC will include the period during which such property was held by Flatbush Federal Bancorp, MHC.

        24. It is more likely than not that the basis of the Flatbush Federal Bancorp, Inc. common stock to its minority stockholders will be the purchase price thereof. The holding period of the Flatbush Federal Bancorp, Inc. common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

        The opinion addresses all material federal income tax consequences of the reorganization. The tax opinion as to items 10 and 24 above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. The federal and state tax opinions, respectively, referred to in this prospectus are filed as exhibits to the registration statement. See "Where You Can Find More Information."

        The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

        We also have received an opinion from Radics & Co., LLC that the New York State income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

OFFERING OF COMMON STOCK

        Under the plan of reorganization, up to 945,875 shares of Flatbush Federal Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

        Subscription Offering. The subscription offering will expire at 3:00 p.m., New York time, on September 22, 2003, unless otherwise extended by Flatbush Federal and Flatbush Federal Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on November 11, 2003, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by November 11, 2003, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Flatbush Federal of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Flatbush Federal's notice, the funds submitted will be refunded to the subscriber with interest at Flatbush Federal's current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Flatbush Federal's current passbook savings rate, and all withdrawal authorizations will be terminated.

        Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

        Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Flatbush Federal, as of the close of business on March 31, 2002, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

        (i)     $100,000 of common stock;

        (ii)    one-tenth of one percent of the total offering of common stock;
                or

        (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

        The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares of common stock are sold at the maximum of the offering range (945,875 shares), a depositor had $25,000 on deposit as of March 31, 2002, and there were $119.3 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $100,000 of common stock, which is equal to the greater of:

        (i)     $100,000 of common stock;

        (ii) $7,567 of common stock, which is one-tenth of one percent of a $7,567,000 offering; and

        (iii) $23,784 of common stock, or 2,973 shares, which is the product of: 15 x 945,875 shares of common stock x ($25,000/$119.3 million).

        If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Flatbush Federal in the one-year period preceding March 31, 2002 are subordinated to the subscription rights of other eligible account holders.

        Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Flatbush Federal, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company.

        Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on June 30, 2003, will receive nontransferable subscription rights to subscribe for up to the greater of:

        (i)     $100,000 of common stock;

        (ii)    one-tenth of one percent of the total offering of common stock;
                or

        (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

        If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

        Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Flatbush Federal who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on August 6, 2003, will receive nontransferable subscription rights to purchase $100,000 of common stock, provided that Flatbush Federal may, in its sole discretion and without further notice to or solicitation of other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the offering, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the offering, subject to the maximum purchase limitation.

        If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member's orders.

        Flatbush Federal and Flatbush Federal Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Flatbush Federal and Flatbush Federal Bancorp, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Flatbush Federal or Flatbush Federal Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

        Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Flatbush Federal Bancorp, Inc. in a community offering to members of the general public to whom Flatbush Federal Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Kings County, New York. Subject to the maximum purchase limitations, these persons, may purchase up to $100,000 of common stock. The community offering, if any, may be undertaken concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than November 11, 2003, unless extended by Flatbush Federal Bancorp, Inc. and Flatbush Federal. Subject to any required regulatory approvals, Flatbush Federal Bancorp, Inc. will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Flatbush Federal Bancorp, Inc. and Flatbush Federal, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

        If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in Kings County whose order is accepted by Flatbush Federal, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in Kings County, if possible. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in Kings County, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in Kings County whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in Kings County.

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        Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill & Partners, L.P. Flatbush Federal Bancorp, Inc. and Flatbush Federal expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Flatbush Federal Bancorp, Inc. and Flatbush Federal have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O'Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

        The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $100,000 or 12,500 shares of common stock.

        Sandler O'Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O'Neill & Partners, L.P. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Flatbush Federal Bancorp, Inc. as of a certain order date for the purchase of shares of common stock. When and if Flatbush Federal Bancorp, Inc., in consultation with Sandler O'Neill & Partners, L.P., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Sandler O'Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Flatbush Federal for each selected dealer. Each customer's funds so forwarded to Flatbush Federal, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Flatbush Federal from selected dealers, funds will earn interest at Flatbush Federal's passbook rate until the completion or termination of the reorganization and offering. Funds will be promptly returned, with interest, in the event the reorganization and offering is not completed as described above.

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        The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Flatbush Federal Bancorp, Inc. and Flatbush Federal with the approval of the Office of Thrift Supervision.

        Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

                A. The aggregate amount of outstanding common stock of Flatbush Federal Bancorp, Inc. owned or controlled by persons other than Flatbush Federal Bancorp, MHC at the close of the offering shall be less than 50% of Flatbush Federal Bancorp, Inc.'s total outstanding common stock.

                B. The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $100,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $160,000 of the common stock offered in the offering, except that: (i) Flatbush Federal Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

                C. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Flatbush Federal Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Flatbush Federal Bancorp, Inc. or Flatbush Federal that are attributable to such person shall not be counted.

                D. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by one or more non-tax-qualified employee plan exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of Flatbush Federal Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Flatbush Federal Bancorp, Inc. or Flatbush Federal that are attributable to such person shall not be counted.

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

                E. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Flatbush Federal Bancorp, Inc. at the conclusion of the offering.

                F. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of Flatbush Federal Bancorp, Inc. at the conclusion of the offering

                G. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by all stock benefit plans of Flatbush Federal Bancorp, Inc. or Flatbush Federal, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Flatbush Federal Bancorp, Inc. held by persons other than the Flatbush Federal Bancorp, MHC.

                H. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the outstanding shares of common stock held by persons other than Flatbush Federal Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

                I. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Flatbush Federal Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the stockholders' equity of Flatbush Federal Bancorp, Inc. held by persons other than Flatbush Federal Bancorp, MHC at the conclusion of the offering.

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

                J. Notwithstanding any other provision of the plan or reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Flatbush Federal Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

                K. The board of directors of Flatbush Federal Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan or reorganization.

                L. A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the board of directors.

        For purposes of the plan, the members of the board of directors are not deemed to be acting in concert solely by reason of their board membership. The term "associate" is used above to indicate any of the following relationships with a person:

        . any corporation or organization, other than Flatbush Federal Bancorp, MHC, Flatbush Federal Bancorp, Inc. or Flatbush Federal or a majority-owned subsidiary of Flatbush Federal Bancorp, Inc. or Flatbush Federal, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

        . any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505 a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

        . any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Flatbush Federal Bancorp, MHC, Flatbush Federal Bancorp, Inc. or Flatbush Federal or a subsidiary thereof; and

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

        . any person acting in concert with the persons or entities specified above.

        As used above, the term "acting in concert" means:

        . knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

        . a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

        . a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

        Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

        The boards of directors of Flatbush Federal Bancorp, Inc. and Flatbush Federal may, in their sole discretion increase the maximum purchase limitation up to 5.0% of the shares being offered in the offering or decrease it to 0.10% of the shares offered in the offering. Requests to purchase shares of Flatbush Federal Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Flatbush Federal Bancorp, Inc. and Flatbush Federal, with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

        Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Flatbush Federal or Flatbush Federal Bancorp, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

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

RESTRICTIONS ON TRANSFERABILITY OF SUBSCRIPTION RIGHTS

        Subscription rights are nontransferable. Flatbush Federal may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Flatbush Federal and Flatbush Federal Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Flatbush Federal and Flatbush Federal Bancorp, Inc.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

        To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O'Neill & Partners, L. P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

        To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts, or in the case of other members who are borrowers only, loans held at Flatbush Federal, on the order form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

        Full payment by check, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original order form. We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form.

        If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

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

PLAN OF DISTRIBUTION AND MARKETING ARRANGEMENTS

        Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Conversion Center and Sandler O'Neill & Partners, L.P. All prospective purchasers are to send payment directly to Flatbush Federal, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

        To assist in the marketing of the common stock, we have retained Sandler O'Neill & Partners, L.P., which is a broker-dealer registered with the NASD. Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering;
(ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of $200,000. If there is a syndicated offering, Sandler O'Neill & Partners, L.P. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. In no event will total fees payable to Sandler O'Neill & Partners, L. P. and other NASD member firms exceed 7.0% of the aggregate dollar amount of the common stock sold in the offering.

        We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $50,000. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

        Sandler O'Neill & Partners, L.P. will also perform proxy solicitation services, conversion agent services and records management services for Flatbush Federal in the reorganization and offering and will receive a fee of $10,000 for these services and the associated expenses.

        Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Sandler O'Neill will solicit orders and conduct sales of the common stock of Flatbush Federal Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

HOW WE DETERMINED STOCK PRICING AND THE NUMBER OF SHARES TO BE ISSUED

        The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial, LC. will receive a fee of $25,000, which amount does not include a fee of $10,000 to be paid to RP Financial, LC. for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial LC.'s liability results from its negligence or bad faith.

        The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

        . the present and projected operating results and financial condition of Flatbush Federal and the economic and demographic conditions in our existing market area;

        . historical, financial and other information relating to Flatbush Federal;

        . a comparative evaluation of the operating and financial statistics of Flatbush Federal with those of other publicly traded subsidiaries of holding companies;

        .       the aggregate size of the offering;

        . the impact of the reorganization and offering on our stockholders' equity and earnings potential;

        .       the proposed dividend policy of Flatbush Federal Bancorp, Inc.;
                and

        . the trading market for securities of comparable institutions and general conditions in the market for such securities.

        On the basis of the foregoing, RP Financial, LC. advised us that as of June 13, 2003, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $11.9 million to a maximum of $16.1 million, with a midpoint of $14.0 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $8.00 per share and that 47.0% of the shares issued should be held by purchasers in the offering and 53.0% should be held by Flatbush Federal Bancorp, MHC. Based on the estimated valuation range and the purchase price of $8.00 per share, the number of shares of common stock that Flatbush Federal Bancorp, Inc. will issue will range from 1,487,500 shares to 2,012,500 shares, with a midpoint of 1,750,000 shares, and the number of shares sold in the offering will range from 699,125 shares to 945,875 shares, with a midpoint of 822,500 shares.

        The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended March 31, 2003, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

        Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $18.5 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 2,314,375 shares. Under such circumstances the number of shares sold in the offering will be increased to 1,087,756 shares and the number of shares held by Flatbush Federal Bancorp, MHC will be increased to 1,226,619 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $8.00 per share will remain fixed. See "Offering of Common Stock-Limitations On Purchase of Shares" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Flatbush Federal, nor did RP Financial, LC. value independently the assets or liabilities of Flatbush Federal. The independent valuation considers Flatbush Federal as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

        The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $18.5 million or a decrease in the pro forma market value to less than $11.9 million, then Flatbush Federal Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or October 3, 2005.

        An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Flatbush Federal Bancorp, Inc.'s pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and Flatbush Federal Bancorp, Inc.'s pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

        Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Flatbush Federal and the other locations specified under "Where You Can Find More Information."

        No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Flatbush Federal and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Flatbush Federal Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

PROCEDURE FOR PURCHASING SHARES

        Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

        Expiration Date. The offering will terminate at 3:00 p.m., New York time on September 22, 2003, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of the prospectus, which is November 11, 2003, or, if approved by the Office of Thrift Supervision, for an additional period after November 11, 2003 (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than November 11, 2003, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

        Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Flatbush Federal, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Flatbush Federal prior to 3:00 p.m., New York time on September 22, 2003. Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

        Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) cash, if delivered in person, (ii) check or money order, or (iii) authorization of withdrawal from a deposit account maintained with Flatbush Federal. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

        Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

        Interest penalties for early withdrawal applicable to certificate of deposit accounts at Flatbush Federal will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

        Payments received by Flatbush Federal will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

        The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering.

        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Flatbush Federal. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Flatbush Federal can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the bank should contact the Conversion Center as soon as possible.

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

        Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond November 11, 2003.

        Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O'Neill & Partners, L.P. Sandler O'Neill & Partners, L.P., in their discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Sandler O'Neill & Partners, L.P., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 p.m., New York time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Flatbush Federal.

        Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

RESTRICTIONS ON PURCHASE OR TRANSFER OF STOCK BY DIRECTORS AND OFFICERS

        All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Flatbush Federal Bancorp, Inc.'s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Supervision and Regulation--Federal Securities Laws."

        Purchases of outstanding shares of common stock of Flatbush Federal Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of Flatbush Federal after adoption of the plan of reorganization, and their associates during the three-year period following the reorganization and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Flatbush Federal Bancorp, Inc.'s outstanding common stock or to the purchase of shares of common stock under the stock option plan.

        Flatbush Federal Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Flatbush Federal Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Flatbush Federal Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Flatbush Federal Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Flatbush Federal Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Flatbush Federal Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Flatbush Federal Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

        Under guidelines of the NASD, members of the NASD and their associates face certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the securities.

INTERPRETATION, AMENDMENT AND TERMINATION

        All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Flatbush Federal, the plan of reorganization may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Flatbush Federal's members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Flatbush Federal at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. Completion of the reorganization requires the approval of the plan of reorganization by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting of Members. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the members of Flatbush Federal approve the plan of reorganization and may not be extended by Flatbush Federal or the Office of Thrift Supervision.

CONVERSION CENTER

        If you have any questions regarding the offering or the reorganization, please call the Conversion Center at (718) 677-4480, from 10:00 a.m. to 4:00 p.m., New York time, Monday through Friday.

        RESTRICTIONS ON THE ACQUISITION OF FLATBUSH FEDERAL BANCORP, INC.
                              AND FLATBUSH FEDERAL

        The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Flatbush Federal Bancorp, Inc., Flatbush Federal or their respective capital stock are described below. Also discussed are certain provisions in Flatbush Federal Bancorp, Inc.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Flatbush Federal Bancorp, Inc.

FEDERAL LAW

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

        The Office of Thrift Supervision may prohibit an acquisition of control if:

        $ it would result in a monopoly or substantially lessen competition;

        $ the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

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

        $ the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

        These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

        For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Flatbush Federal Bancorp, Inc. or Flatbush Federal without Office of Thrift Supervision's prior approval.

CHARTER AND BYLAWS OF FLATBUSH FEDERAL BANCORP, INC.

        The following discussion is a summary of certain provisions of the charter and bylaws of Flatbush Federal Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

        Classified Board of Directors. The board of directors of Flatbush Federal Bancorp, Inc. is required by the charter and bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will elected by stockholders of Flatbush Federal Bancorp, Inc. for a three-year term. A classified board promotes continuity and stability of management of Flatbush Federal Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

        Authorized but Unissued Shares of Capital Stock. Following the stock offering, Flatbush Federal Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Flatbush Federal Bancorp, Inc." Although these shares could be used by the board of directors of Flatbush Federal Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of Flatbush Federal Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Flatbush Federal Bancorp, MHC owns a majority of the common stock.

        How Shares are Voted. Flatbush Federal Bancorp, Inc.'s charter provides that there will not be cumulative voting by stockholders for the election of Flatbush Federal Bancorp, Inc.'s directors. No cumulative voting rights means that Flatbush Federal Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Flatbush Federal Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Flatbush Federal Bancorp, Inc.'s board of directors.

        Restrictions on Acquisitions of Shares. Flatbush Federal's charter provides that for a period of five years from the closing of the stock issuance, no person other than Flatbush Federal Bancorp, Inc. and Flatbush Federal Bancorp, MHC, may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Flatbush Federal Bancorp, Inc. This provision does not apply to any tax-qualified employee benefit plan of Flatbush Federal or Flatbush Federal Bancorp, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Flatbush Federal Bancorp, Inc. or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Flatbush Federal Bancorp, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. The inclusion of this provision in Flatbush Federal's charter is deemed to restrict the acquisition and voting of shares of Flatbush Federal Bancorp, Inc.

        Procedures for Stockholder Nominations. Flatbush Federal Bancorp,
Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Flatbush Federal Bancorp, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Flatbush Federal Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

BENEFIT PLANS

        In addition to the provisions of Flatbush Federal Bancorp, Inc.'s charter and bylaws described above, certain benefit plans of Flatbush Federal Bancorp, Inc. and Flatbush Federal adopted in connection with the stock offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Flatbush Federal might conclude are not in the best interests of Flatbush Federal Bancorp, Inc. and Flatbush Federal or Flatbush Federal Bancorp, Inc.'s stockholders.

         DESCRIPTION OF CAPITAL STOCK OF FLATBUSH FEDERAL BANCORP, INC.

GENERAL

        Flatbush Federal Bancorp, Inc. is authorized to issue 9,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of serial preferred stock. Each share of Flatbush Federal Bancorp, Inc.'s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Flatbush Federal Bancorp, Inc.'s capital stock which are deemed material to an investment decision with respect to the offering. The common stock of Flatbush Federal Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

        Flatbush Federal Bancorp, Inc. currently expects that it will have a maximum of up to 2,012,500 shares of common stock outstanding after the stock offering, of which 945,875 shares will be held by persons other than Flatbush Federal Bancorp, MHC. The board of directors can, without stockholder approval, issue additional shares of common stock, although Flatbush Federal Bancorp, MHC, so long as it is in existence, must own a majority of Flatbush Federal Bancorp, Inc.'s outstanding shares of common stock. Flatbush Federal Bancorp, Inc.'s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Flatbush Federal Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

COMMON STOCK

        Distributions. Flatbush Federal Bancorp, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Flatbush Federal Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Flatbush Federal Bancorp, Inc. out of funds legally available therefor. If Flatbush Federal Bancorp, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights. Upon the effective date of the stock offering, the holders of common stock of Flatbush Federal Bancorp, Inc. will possess exclusive voting rights in Flatbush Federal Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of Flatbush Federal Bancorp, Inc. and Flatbush Federal." If Flatbush Federal Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

        Liquidation. In the event of any liquidation, dissolution or winding up of Flatbush Federal, Flatbush Federal Bancorp, Inc., as holder of Flatbush Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Flatbush Federal, including all deposit accounts and accrued interest thereon, all assets of Flatbush Federal available for distribution. In the event of liquidation, dissolution or winding up of Flatbush Federal Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Flatbush Federal Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        Rights to Buy Additional Shares. Holders of the common stock of Flatbush Federal Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Flatbush Federal Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

PREFERRED STOCK

        None of the shares of Flatbush Federal Bancorp, Inc.'s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Flatbush Federal Bancorp, Inc. has no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

        Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

        The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Flatbush Federal and Flatbush Federal Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The New York state income tax consequences of the reorganization and offering have been passed upon for Flatbush Federal and Flatbush Federal Bancorp, Inc. by Radics & Co., LLC, Pine Brook, New Jersey. Luse Gorman Pomerenk & Schick, P.C. and Radics & Co., LLC have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Sandler O'Neill Partners, L.P. by Muldoon Murphy & Faucette, LLP.

                                     EXPERTS

        The consolidated financial statements of Flatbush Federal at December 31, 2002 and 2001 and for the years then ended, appearing in this prospectus and registration statement have been audited by Radics & Co., LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Flatbush Federal and Flatbush Federal Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

                       WHERE YOU CAN FIND MORE INFORMATION

        Flatbush Federal Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

        Flatbush Federal has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

        A copy of the charter and bylaws of Flatbush Federal Bancorp, Inc. are available without charge from Flatbush Federal.

                            REGISTRATION REQUIREMENTS

        In connection with the offering, Flatbush Federal Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under
Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Flatbush Federal Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Flatbush Federal Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

                        FLATBUSH FEDERAL SAVINGS AND LOAN
                     ASSOCIATION OF BROOKLYN AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                    With Independent Auditors' Report Thereon
            --------------------------------------------------------





                                      INDEX
                                      -----

                                                                         Page
                                                                      ----------


Management Responsibility Statement                                       F-2



Independent Auditors' Report                                              F-3



Consolidated Statements of Financial Condition as of March 31, 2003
  (unaudited), December 31, 2002 and 2001                                 F-4



Consolidated Statements of Income for the three months ended
  March 31, 2003 and 2002 (unaudited), and for the Years Ended
  December 31, 2002 and 2001                                              F-5



Consolidated Statements of Retained Earnings for the three
  months ended March 31, 2003 (unaudited), and for the Years Ended
  December 31, 2002 and 2001.                                             F-6



Consolidated Statements of Cash Flows for the three months ended
  March 31, 2003 and 2002 (unaudited), and for the Years Ended
  December 31, 2002 and 2001                                              F-7




Notes to Consolidated Financial Statements                            F-8 - F-29


All schedules are omitted as the required information is either not applicable or is presented in the consolidated financial statements.

The financial statements of Flatbush Federal Bancorp, Inc. have been omitted because Flatbush Federal Bancorp, Inc. has not yet been formed and therefore has not issued any stock, has no assets and no liabilities and has not conducted any business.

                        [LOGO] FLATBUSH FEDERAL SAVINGS

                        AND LOAN ASSOCIATION OF BROOKLYN

         2146 NOSTRAND AVENUE o BROOKLYN, NY 11210 o TEL (718) 859-6800
                              o FAX (718) 421-3210

                                                                  April 17, 2003

                       MANAGEMENT RESPONSIBILITY STATEMENT

Management of Flatbush Federal Savings and Loan Association of Brooklyn and subsidiary is responsible for the preparation of the consolidated financial statements and all other financial information included in this report. Consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis. All financial information included in the report agrees with the financial statements. In preparing the financial statements, management makes informed estimates and judgements with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in condition and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors is responsible for determining that management fulfills its responsibilities in the preparation of consolidated financial statements and the control of operation. The Board appoints the independent certified public accountants.

The Board meets with management and the independent certified public accountants to approve the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.

Sincerely,





/s/ ANTHONY J. MONTEVERDI                    /s/ JESUS R. ADIA, JR.
-----------------------------------          -----------------------------------
Anthony J. Monteverdi,                       Jesus R. Adia, Jr.,
President & C.E.O.                           Exec. Vice President

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------





To The Board of Directors
Flatbush Federal Savings and Loan Association of Brooklyn


We have audited the accompanying consolidated statements of financial condition of Flatbush Federal Savings and Loan Association of Brooklyn and Subsidiary (collectively the "Association") as of December 31, 2002 and 2001, and the related consolidated statements of income, retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Flatbush Federal Savings and Loan Association of Brooklyn and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Radics & Co., LLC

April 17, 2003

                                       FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                                                OF BROOKLYN AND SUBSIDIARY
                                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                      ----------------------------------------------

                                                                                                           December 31,
                                                                                   March 31,      ------------------------------
                                                                  Notes              2003              2002             2001
                                                              -------------      -------------    -------------    -------------
                                                                                  Unaudited)
Assets
------
Cash and amounts due from depository institutions                                $   1,965,224    $   3,895,516    $   4,143,107
Interest-earning deposits in other banks                                             4,131,394        2,134,379        9,629,420
Term deposits                                                                       10,000,000               --               --
Federal funds sold                                                                   6,300,000        6,200,000        4,800,000
                                                                                 -------------    -------------    -------------

        Cash and cash equivalents                                 1 and 14          22,396,618       12,229,895       18,572,527

Investment securities held to maturity                          1, 2 and 14         25,803,048       33,854,980        5,433,695
Mortgage-backed securities held to maturity                     1, 3 and 14          1,849,571        2,001,684        2,812,401
Loans receivable                                                1, 4 and 14         86,765,373       90,275,839      100,173,401
Premises and equipment                                          1, 6 and 12          1,011,690          941,248        1,081,938
Federal Home Loan Bank of New York stock, at cost                                      975,000          975,000        1,060,000
Accrued interest receivable                                     1, 7 and 14            500,053          508,878          617,893
Other assets                                                      1 and 11             771,871          686,643          837,420
                                                                                 -------------    -------------    -------------

        Total assets                                                             $ 140,073,224    $ 141,474,167    $ 130,589,275
                                                                                 =============    =============    =============

Liabilities and retained earnings
---------------------------------

Liabilities
-----------

Deposits                                                        5, 8 and 14      $ 129,627,273    $ 131,337,582    $ 120,839,336
Advance payments by borrowers for taxes and insurance                                  582,716          375,121          609,790
Other liabilities                                                    10              1,474,727        1,390,494          866,530
                                                                                 -------------    -------------    -------------

        Total liabilities                                                          131,684,716      133,103,197      122,315,656
                                                                                 -------------    -------------    -------------

Commitments and contingencies                                 5, 12, 13 and 14              --               --               --

Retained earnings
-----------------

Retained earnings - substantially restricted                  5, 9, 11 and 15        8,789,091        8,771,553        8,441,695
Accumulated other comprehensive income (loss) -
  minimum pension liability adjustment                               10               (400,583)        (400,583)        (168,076)
                                                                                 -------------    -------------    -------------

        Total retained earnings                                                      8,388,508        8,370,970        8,273,619
                                                                                 -------------    -------------    -------------

        Total liabilities and retained earnings                                  $ 140,073,224    $ 141,474,167    $ 130,589,275
                                                                                 =============    =============    =============


See notes to consolidated financial statements.

                                             FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                                                      OF BROOKLYN AND SUBSIDIARY
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                          --------------------------------------------------

                                                                      Three Months Ended March 31,       Year Ended December 31,
                                                                      ----------------------------     ----------------------------
                                                          Notes          2003              2002           2002             2001
                                                       ----------     ----------        ----------     ----------        ----------
                                                                               (Unaudited)
Interest income:
  Loans                                                 1 and 4       $1,534,188        $1,813,497     $6,892,952        $7,823,094
  Investment securities held to maturity                   1             102,807            66,179        288,404           340,299
  Mortgage-backed securities held to maturity              1              29,779            46,672        160,506           204,875
  Other interest-earning assets                                           59,079            65,477        304,157           286,656
                                                                      ----------        ----------     ----------        ----------

      Total interest income                                            1,725,853         1,991,825      7,646,019         8,654,924

Interest expense on deposits                               8             642,491           765,762      2,804,219         4,096,234
                                                                      ----------        ----------     ----------        ----------

Net interest income                                                    1,083,362         1,226,063      4,841,800         4,558,690
Provision for loan losses                               1 and 4              389             1,352          2,695               868
                                                                      ----------        ----------     ----------        ----------

Net interest income after provision for loan losses                    1,082,973         1,224,711      4,839,105         4,557,822
                                                                      ----------        ----------     ----------        ----------
Non-interest income:
  Fees and service charges                                                60,204            57,014        251,226           221,240
  Gain on sale of loans                                                    8,070                --         19,729                --
  Income from real estate owned                                               --                --             --            10,841
  Other                                                                    9,872             8,462         39,191            43,110
                                                                      ----------        ----------     ----------        ----------

      Total non-interest income                                           78,146            65,476        310,146           275,191
                                                                      ----------        ----------     ----------        ----------
Non-interest expenses:
  Salaries and employee benefits                          10             666,195           660,156      2,625,915         2,878,063
  Net occupancy expense of premises                     1 and 12         115,218           105,919        440,999           408,716
  Equipment                                                1             146,404           152,651        614,998           578,597
  Directors fees                                                          23,000            29,000         86,000            95,250
  Legal fees                                                               1,528             5,437        123,233            16,427
  Advertising                                                              3,779             3,206         25,373            23,457
  Federal insurance premium                                                5,514             5,359         21,093            21,338
  Other insurance premiums                                                40,890            37,772        156,179           155,792
  Other                                                                  123,517           103,847        465,893           453,659
                                                                      ----------        ----------     ----------        ----------

      Total non-interest expenses                                      1,126,045         1,103,347      4,559,683         4,631,299
                                                                      ----------        ----------     ----------        ----------

Income before income taxes                                                35,074           186,840        589,568           201,714
Income taxes                                            1 and 11          17,536            82,304        259,710            72,838
                                                                      ----------        ----------     ----------        ----------

Net income                                                            $   17,538        $  104,536     $  329,858        $  128,876
                                                                      ==========        ==========     ==========        ==========


See notes to consolidated financial statements

                                       FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                                                OF BROOKLYN AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                     ------------------------------------------------

                                                                          Accumulated        Retained
                                                                             Other          Earnings -
                                                                         Comprehensive     Substantially
                                                                         Income (Loss)      Restricted           Total
                                                                         -------------     -------------     -------------
Balance - December 31, 2000                                              $          --     $   8,312,819     $   8,312,819
                                                                                                             -------------

Net income for the year                                                             --           128,876           128,876

Other comprehensive income -
  minimum pension liability adjustment,
  net of income taxes of $141,285                                             (168,076)               --          (168,076)
                                                                                                             -------------

Comprehensive loss                                                                                                 (39,200)
                                                                         -------------     -------------     -------------

Balance - December 31, 2001                                                   (168,076)        8,441,695         8,273,619

Net income for the year                                                             --           329,858           329,858

Other comprehensive income -
  minimum pension liability adjustment,
  net of income taxes of $195,447                                             (232,507)               --          (232,507)
                                                                                                             -------------

Comprehensive income                                                                                                97,351
                                                                         -------------     -------------     -------------

Balance - December 31, 2002                                                   (400,583)        8,771,553         8,370,970

Net income for the three months ended
  March 31, 2003 (unaudited)                                                        --            17,538            17,538
                                                                                                             -------------

Comprehensive income                                                                                                17,538
                                                                         -------------     -------------     -------------

Balance - March 31, 2003 (unaudited)                                     $    (400,583)    $   8,789,091     $   8,388,508
                                                                         =============     =============     =============


See notes to consolidated financial statements.

                                              FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                                                       OF BROOKLYN AND SUBSIDIARY
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            -------------------------------------------------

                                                                     Three Months Ended March 31,         Year Ended December 31,
                                                                     ----------------------------      ----------------------------
                                                                         2003             2002             2002             2001
                                                                     -----------      -----------      -----------      -----------
                                                                             (Unaudited)

Cash flows from operating activities:
 Net income                                                          $    17,538      $   104,536      $   329,858      $   128,876
 Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization of premises and equipment               42,000           44,479          179,297          172,752
    Net amortization of premiums, discounts
     and deferred loan fees and costs                                    (88,366)           2,219          (55,808)         (24,043)
    Deferred income taxes                                                (14,393)         (29,051)          60,102          (82,907)
    Loans originated for sale                                           (298,076)              --         (714,971)              --
    Proceeds from sale of loans                                          306,146               --          734,700               --
    (Gain) on sale of loans                                               (8,070)              --          (19,729)              --
    Provision for loan losses                                                389            1,352            2,695              868
    (Gain) on sales of real estate owned                                      --               --               --           (9,424)
    Decrease in accrued interest receivable                                8,825           17,217          109,015          127,484
    (Increase) decrease in other assets                                  (70,835)         191,260          286,122          (36,330)
    Increase in other liabilities                                         84,233           66,275           96,010         (153,460)
                                                                     -----------      -----------      -----------      -----------

        Net cash (used in) provided by operating activities              (20,609)         398,287        1,007,291          123,816
                                                                     -----------      -----------      -----------      -----------

Cash flows from investing activities:
 Proceeds from calls and maturities
  of investment securities held to maturity                           12,117,856               --        5,800,000        8,000,000
 Purchases of investment securities held to maturity                  (3,988,750)      (1,298,967)     (34,140,389)      (9,481,012)
 Principal repayment on
  mortgage-backed securities held to maturity                            152,719          208,127          813,512          936,158
 Purchases of mortgage-backed securities held to maturity                      -               --               --         (942,981)
 Purchase of loan participation interest                                (650,000)              --               --               --
 Net decrease in loans receivable                                      4,170,663        4,122,296        9,866,984        6,811,939
 Proceeds from sales of real estate owned                                      -               --               --           86,067
 Additions to premises and equipment                                    (112,442)              --          (38,607)         (66,266)
 Redemption (purchase) of Federal Home Loan Bank of New York stock            --               --           85,000          (27,600)
                                                                     -----------      -----------      -----------      -----------

        Net cash provided by (used in) investing activities           11,690,046        3,031,456      (17,613,500)       5,316,305
                                                                     -----------      -----------      -----------      -----------

Cash flows from financing activities:
 Net (decrease) increase in deposits                                  (1,710,309)      (1,449,657)      10,498,246        9,362,417
 Increase (decrease) in advance payments by
    borrowers for taxes and insurance                                    207,595          253,773         (234,669)        (155,681)
                                                                     -----------      -----------      -----------      -----------

        Net cash (used in) provided by financing activities           (1,502,714)      (1,195,884)      10,263,577        9,206,736
                                                                     -----------      -----------      -----------      -----------

Net (decrease) increase in cash and cash equivalents                  10,166,723        2,233,859       (6,342,632)      14,646,857

Cash and cash equivalents - beginning                                 12,229,895       18,572,527       18,572,527        3,925,670
                                                                     -----------      -----------      -----------      -----------

Cash and cash equivalents - ending                                   $22,396,618      $20,806,386      $12,229,895      $18,572,527
                                                                     ===========      ===========      ===========      ===========

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
    Interest                                                         $   643,399       $    767,541   $ 2,808,068     $ 4,094,748
                                                                     ===========       ============   ===========     ===========
    Income taxes                                                     $    72,941       $         --   $    90,455     $   490,249
                                                                     ===========       ============   ===========     ===========


See notes to consolidated financial statements.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

         Nature of operations and basis of financial statement presentation
         ------------------------------------------------------------------

         The Association's principal business consists of attracting retail deposits from the general public in the areas surrounding its various locations in Brooklyn, New York and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family residential mortgage loans, real estate construction loans and various securities. One-to four family residential real estate in the Association's market areas is characterized by a large number of attached and semi-detached houses, including a number of two-and three-family homes and cooperative apartments. Revenues are derived principally from interest on loans and securities, loan origination and servicing fees, and service charges and fees collected on deposit accounts. The primary sources of funds are deposits and principal and interest payments on loans and securities.

         The Association's lending area is concentrated in the neighborhoods surrounding the Association's office locations in Brooklyn, New York. Most of the deposit customers are residents of the greater New York metropolitan area.

         The consolidated financial statements include accounts of the Association and its majority owned subsidiary, Flatbush REIT, Inc., a corporation principally engaged in investing in loans secured by real estate, and have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the amount of deferred taxes which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate and that all deferred taxes are more likely than not to be realized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. The assessment of the amount of deferred tax assets more likely than not to be realized is based upon projected future taxable income, which is subject to continual revisions for updated information.

         Interim statements are subject to possible adjustment in connection with the annual audit of the Association for the year ending December 31, 2003. In the opinion of management of the Association, the accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the periods presented.

         The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------------------

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in other banks and term deposits with original maturities of three months or less, and federal funds sold. Generally, federal funds are sold for one-day periods.

         Investment and mortgage-backed securities
         -----------------------------------------

         Investments in debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in the accumulated other comprehensive income component of retained earnings.

         Premiums and discounts on all securities are amortized/accreted using the interest method. Interest income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

         Loans held for sale
         -------------------

         Mortgage loans originated and intended for sale, primarily to the Federal Home Loan Bank of New York ("FHLB") under the Mortgage Partnership Finance Program, are carried at the lower of cost or estimated market value in aggregate. Net unrealized losses are recognized through a valuation allowance by a charge to income. The Association had no loans held for sale at March 31, 2003, December 31, 2002 or December 31, 2001.

         Loans receivable
         ----------------

         Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and costs. The Association defers loan origination fees and certain direct loan origination costs and accretes/amortizes such amounts as an adjustment of yield over the contractual lives of the related loans.

         Interest is calculated by use of the actuarial method. An allowance for uncollectible interest on loans is maintained based on management's evaluation of collectibility. The Association generally ceases the accrual of interest on loans ninety days or more delinquent unless the loans are well collaterized or in the process of collection. The allowance is established by a charge to interest income. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------------------

         Allowance for loan losses
         -------------------------

         An allowance for loan losses is maintained at a level necessary to absorb loan losses which are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. The Association utilizes a two tier approach:
         (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Association maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Association does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. The allowance is increased through provisions charged against current earnings and recoveries of previously charged off loans. Loans which are determined to be uncollectible are charged against the allowance. Although management believes that specific and general loan loss allowances are established to absorb losses which are both probable and reasonably estimable, such allowances are estimates, and therefore actual losses are dependent upon actual events and, as such, further additions to the level of specific and general loan loss allowances may be necessary. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

         Concentration of risk
         ---------------------

         The Association's real estate and lending activities are concentrated in real estate and loans secured by real estate located in the State of New York.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------------------

         Premises and equipment
         ----------------------

         Premises and equipment are comprised of land, at cost, and a building, building improvements, leasehold improvements and furniture, fixtures and equipment, at cost, less accumulated depreciation and amortization computed on the straight-line method over the following estimated useful lives:

              Buildings and improvements      50 years
              Leasehold improvements          Shorter of term of lease or useful
                                              life
              Furniture and equipment         5 to 10 years

         Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy expense in the consolidated statements of income.

         Income taxes
         ------------

         The Association and its subsidiary file separate federal, state and city income tax returns and pay their own taxes separately. Federal, state and city income taxes have been provides on the basis of reported income. The amounts reflected on the income tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. Deferred income taxes are recorded to recognize such temporary differences. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which more likely than not will not be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets.

         Interest-rate risk
         ------------------

         The Association is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and, to a lesser extent, to purchase investment and mortgage-backed securities. The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Association's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

         Reclassification
         ----------------

         Certain amounts as of and for the year ended December 31, 2001, have been reclassified to conform to the current year's presentation.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


2.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------

                                                                              March 31, 2003 (Unaudited)
                                                            -----------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       -------------------------------      Estimated
                                                                Cost             Gains             Losses         Fair Value
                                                            ------------     ------------       ------------     ------------
U.S. Government (including agencies):
    Maturity within one year                                $ 17,982,408     $         --       $      1,158     $ 17,981,250
    Due after five years through ten years                     7,820,640           58,746                 --        7,879,386
                                                            ------------     ------------       ------------     ------------

                                                            $ 25,803,048     $     58,746       $      1,158     $ 25,860,636
                                                            ============     ============       ============     ============

                                                                                    December 31, 2002
                                                            -----------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       -------------------------------      Estimated
                                                                Cost             Gains             Losses         Fair Value
                                                            ------------     ------------       ------------     ------------
U.S. Government (including agencies):
    Maturity within one year                                $ 29,911,269     $      7,348       $     11,006     $ 29,907,611
    Due after five years through ten years                     3,943,711           87,423                 --        4,031,134
                                                            ------------     ------------       ------------     ------------

                                                            $ 33,854,980     $     94,771       $     11,006     $ 33,938,745
                                                            ============     ============       ============     ============

                                                                                    December 31, 2001
                                                            -----------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       -------------------------------      Estimated
                                                                Cost             Gains             Losses         Fair Value
                                                            ------------     ------------       ------------     ------------
U.S. Government (including agencies):
    Maturity within one year                                $  1,496,375     $      7,688       $         --     $  1,504,063
    Due after five years through ten years                     3,937,320           76,015                 --        4,013,335
                                                            ------------     ------------       ------------     ------------

                                                            $  5,433,695     $     83,703       $         --     $  5,517,398
                                                            ============     ============       ============     ============

There were no sales of investment securities held to maturity during the three months ended March 31, 2003 and 2002 (unaudited), and during the years ended December 31, 2002 and 2001.


3.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
------------------------------------------------

                                                                              March 31, 2003 (Unaudited)
                                                            -----------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       -------------------------------      Estimated
                                                                Cost             Gains             Losses         Fair Value
                                                            ------------     ------------       ------------     ------------
Government National Mortgage Association                    $  1,437,520     $     81,914       $         --     $  1,519,434
Federal Home Loan Mortgage Corporation                            46,554            1,103                 --           47,657
Federal National Mortgage Association                            365,497            9,943                 --          375,440
                                                            ------------     ------------       ------------     ------------

                                                            $  1,849,571     $     92,960       $         --     $  1,942,531
                                                            ============     ============       ============     ============


                                      F-12

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


3.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Cont'd.)
----------------------------------------------------------

                                                                                    December 31, 2002
                                                            -----------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       -------------------------------      Estimated
                                                                Cost             Gains             Losses         Fair Value
                                                            ------------     ------------       ------------     ------------
Government National Mortgage Association                    $  1,585,117     $     85,607       $         --     $  1,670,724
Federal Home Loan Mortgage Corporation                            46,892            1,252                 --           48,144
Federal National Mortgage Association                            369,675           10,884                 --          380,559
                                                            ------------     ------------       ------------     ------------

                                                            $  2,001,684     $     97,743       $         --     $  2,099,427
                                                            ============     ============       ============     ============

                                                                                    December 31, 2001
                                                            -----------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       -------------------------------      Estimated
                                                                Cost             Gains             Losses         Fair Value
                                                            ------------     ------------       ------------     ------------
Government National Mortgage Association                    $  2,245,377     $     65,502       $        681     $  2,310,198
Federal Home Loan Mortgage Corporation                           149,319            1,999                 --          151,318
Federal National Mortgage Association                            417,705           13,443                 --          431,148
                                                            ------------     ------------       ------------     ------------

                                                            $  2,812,401     $     80,944       $        681     $  2,892,664
                                                            ============     ============       ============     ============


The unamortized cost and estimated fair value of mortgage-backed securities at March 31, 2003 (unaudited), by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers generally have the right to prepay obligations.

                                                  Amortized        Estimated
                                                     Cost          Fair Value
                                                 -----------      -----------

   Due after one year through five years         $        --      $        --
   Due after five years through ten years            164,316          180,366
   Due after ten years                             1,685,255        1,762,165
                                                 -----------      -----------

                                                 $ 1,849,571      $ 1,942,531
                                                 ===========      ===========

There were no sales of mortgage-backed securities held to maturity during the three months ended March 31, 2003 and 2002 (unaudited), and during the years ended December 31, 2002 and 2001.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


4.   LOANS RECEIVABLE
---------------------

                                                          March 31,                    December 31,
                                                        ------------        ---------------------------------
                                                            2003                2002                 2001
                                                        ------------        ------------         ------------
                                                        (Unaudited)
Real estate mortgage:
   One to four family                                   $ 75,983,062        $ 79,168,791         $ 89,084,085
   Multi family                                              983,733          1,539,433            2,229,369
   Commercial                                              5,828,045           5,612,768            5,783,194
                                                        ------------        ------------         ------------

                                                          82,794,840          86,320,992           97,096,648
                                                        ------------        ------------         ------------

Real estate construction                                   4,523,050           4,858,150            2,898,250
                                                        ------------        ------------         ------------

Small Business Administration guaranteed                     893,006             784,998              903,140
                                                        ------------        ------------         ------------

Consumer:
   Home equity loans                                         145,995             116,415              111,329
   Passbook or certificate                                   137,641             159,197              130,490
   Student education guaranteed
    by the State of New York                                   5,209               5,446               15,085
   Secured credit cards                                       47,894              50,989               64,760
                                                        ------------        ------------         ------------

                                                             336,739             332,047              321,664
                                                        ------------        ------------         ------------

       Total loans                                        88,547,635          92,296,187          101,219,702
                                                        ------------        ------------         ------------

Less: Loans in process                                     1,504,300           1,773,900              934,450
   Allowance for loan losses                                 174,638             174,249              212,038
   Deferred loan fees (costs), net                           103,324              72,199             (100,187)
                                                        ------------        ------------         ------------

                                                           1,782,262           2,020,348            1,046,301
                                                        ------------        ------------         ------------

                                                        $ 86,765,373        $ 90,275,839         $100,173,401
                                                        ============        ============         ============

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


4.   LOANS RECEIVABLE (Cont'd.)
-------------------------------

At March 31, 2003 (unaudited), December 31, 2002 and 2001, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $505,000, $330,000 and $519,000, respectively. During the three months ended March 31, 2003 and 2002 (unaudited), and the years ended December 31, 2002 and 2001, the Association recognized interest income of approximately $2,000, $1,000, $35,000 and $15,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on the accrual status, would have amounted to $13,000, $9,000, $20,000 and $49,000 for the three months ended March 31, 2003 and 2002 (unaudited), and the years ended December 31, 2002 and 2001, respectively. The Association is not committed to lend additional funds to borrowers whose loans have been placed on nonaccrual status.

The following is an analysis of the allowance for loan losses:


                                            Three Months Ended March 31,            Year Ended December 31,
                                           -----------------------------         -----------------------------
                                              2003                2002              2002                2001
                                           ---------           ---------         ---------           ---------
                                                    (Unaudited)
  Balance - beginning                      $ 174,249           $ 212,038         $ 212,038           $ 219,443
  Provision charged to operations                389               1,352             2,695                 868
  Recoveries                                      --                  --                --               5,214
  Charge-offs                                     --             (21,830)          (40,484)            (13,487)
                                           ---------           ---------         ---------           ---------

  Balance - ending                         $ 174,638           $ 192,560         $ 174,249           $ 212,038
                                           =========           =========         =========           =========

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                     March 31,                            December 31,
                                           -----------------------------         -----------------------------
                                              2003                2002              2002                2001
                                           ---------           ---------         ---------           ---------
                                                    (Unaudited)
  Loans without recorded allowances        $      --           $      --         $      --           $      --
                                           ---------           ---------         ---------           ---------

  Loans with recorded allowances                  --             188,557                --             188,557
  Related allowance for loan losses               --             (39,575)               --             (39,575)
                                           ---------           ---------         ---------           ---------

                                                  --             148,982                --             148,982
                                           ---------           ---------         ---------           ---------

  Net impaired loans                       $      --           $ 148,982         $      --           $ 148,982
                                           =========           =========         =========           =========

During the three months ended March 31, 2003 and 2002 (unaudited), and during the years ended December 31, 2002 and 2001, the average investment in impaired loans was $ -0-, $165,000, $51,000 and $189,000, respectively. No interest income was collected on these loans during the three months ended March 31, 2003 and 2002 (unaudited), and during the years ended December 31, 2002 and 2001.

The Association has granted loans to its directors and officers and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $193,000, $159,000 and $163,000 at March 31, 2003 (unaudited), and December 31,
2002 and 2001, respectively. During the three months ended March 31, 2003 (unaudited), a new loan of $35,000 was added and $1,000 of repayments were made. During the year ended December 31, 2002, repayments of $4,000 were made.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


5.   LOAN SERVICING
-------------------

The Association originated loans held for sale and sold them, with servicing retained, to the Federal Home Loan Bank of New York ("FHLB") under the Mortgage Partnership Finance Program. The conditions for sale include a credit enhancement liability as determined at the time of sale. The FHLB pays the Association a fee for credit enhancement as the loans are paid down. At March 31, 2003 (unaudited), and December 31, 2002, the contingent liability for credit enhancement, net of enhancement fees received, amounts to $84,000 and $73,000, respectively, which are not recorded in the consolidated financial statements. The total loans serviced under this program amounted to approximately $1,008,000 and $ -0- and $715,000 and $ -0- at March 31, 2003 and 2002 (unaudited), and December 31, 2002 and 2001, respectively, which amounts are also not included in the consolidated financial statements but, in accordance with guidelines for regulatory capital computations, these amounts have been subtracted to compute regulatory capital (see note 9 to consolidated financial statements).

Custodial escrow balances maintained in connection with loans serviced under this program amounted to approximately $600 and $ -0- and $1,700 and $ -0- at March 31, 2003 and 2002 (unaudited), and December 31, 2002 and 2001, respectively, and are included in the consolidated statements of financial condition as demand deposits.


6.   PREMISES AND EQUIPMENT
---------------------------

                                                          March 31,                    December 31,
                                                        ------------        ---------------------------------
                                                            2003                2002                 2001
                                                        ------------        ------------         ------------
                                                        (Unaudited)
Land                                                    $    319,753        $    319,753         $    319,753
                                                        ------------        ------------         ------------

Building and improvements                                    922,493             922,493              922,493
Less accumulated depreciation                                517,989             505,362              454,859
                                                        ------------        ------------         ------------

                                                             404,504             417,131              467,634
                                                        ------------        ------------         ------------

Leasehold improvements                                       124,567              18,015               18,015
Less accumulated amortization                                 18,015              18,015               18,015
                                                        ------------        ------------         ------------

                                                             106,552                  --                   --
                                                        ------------        ------------         ------------

Furniture, fixtures and equipment                            919,501             913,611              875,004
Less accumulated depreciation                                738,620             709,247              580,453
                                                        ------------        ------------         ------------

                                                             180,881             204,364              294,551
                                                        ------------        ------------         ------------

                                                        $  1,011,690        $    941,248         $  1,081,938
                                                        ============        ============         ============

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


7.   ACCRUED INTEREST RECEIVABLE
--------------------------------

                                                          March 31,                     December 31,
                                                        ------------         ---------------------------------
                                                            2003                 2002                 2001
                                                        ------------         ------------         ------------
                                                        (Unaudited)
Loans, net of allowance for uncollected
  interest of $4,000 (unaudited), $4,000 and
  $43,000, respectively                                 $    464,890         $    475,035         $    575,962
Investment securities held to maturity                        23,372               21,046               23,709
Mortgage-backed securities held to maturity                   11,791               12,797               18,222
                                                        ------------         ------------         ------------

                                                        $    500,053         $    508,878         $    617,893
                                                        ============         ============         ============

8.   DEPOSITS
-------------

                                           March 31,                             December 31,
                                    -----------------------   -------------------------------------------------
                                              2003                      2002                      2001
                                    -----------------------   -----------------------   -----------------------
                                    Weighted                  Weighted                  Weighted
                                     Average                   Average                   Average
                                      Rate        Amount        Rate        Amount        Rate        Amount
                                    --------   ------------   --------   ------------   --------   ------------
                                          (Unaudited)
Demand deposits:
      Non-interest bearing            0.00%    $  4,756,151     0.00%    $  6,196,349     0.00%    $  4,898,542
      NOW                             0.99%         472,440     0.99%         443,699     1.09%         303,758
                                               ------------              ------------              ------------

                                                  5,228,591                 6,640,048                 5,202,300

Passbook and club accounts            0.50%      49,775,443     0.89%      50,152,935     1.09%      46,272,987
Certificates of deposit               2.80%      74,623,239     3.14%      74,544,599     4.06%      69,364,049
                                               ------------              ------------              ------------
      Total                           1.81%    $129,627,273     2.13%    $131,337,582     2.75%    $120,839,336
                                               ============              ============              ============

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                                          March 31,                     December 31,
                                                        ------------         ---------------------------------
                                                            2003                 2002                 2001
                                                        ------------         ------------         ------------
                                                        (Unaudited)
   One year or less                                     $     42,451         $     48,981         $     55,192
   After one to three years                                   17,543               10,094                9,508
   After three years                                          14,629               15,470                4,664
                                                        ------------         ------------         ------------

                                                        $     74,623         $     74,545         $     69,364
                                                        ============         ============         ============

Certificates of deposit with denominations of $100,000 or more totaled approximately $12,591,000 , $12,774,000 and $9,872,000 at March 31, 2003
(unaudited), December 31, 2002 and 2001, respectively. Individual deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


8.   DEPOSITS (Cont'd.)
-----------------------

Interest expense on deposits is summarized as follows:

                                        Three Months Ended March 31,             Year Ended December 31,
                                       -----------------------------          -----------------------------
                                          2003               2002                2002               2001
                                       ----------         ----------          ----------         ----------
                                                (Unaudited)
  Demand                               $      873         $      910          $    4,294         $    2,917
  Passbook, club                           96,147            123,799             517,563            735,605
  Certificates of deposit                 545,471            641,053           2,282,362          3,357,712
                                       ----------         ----------          ----------         ----------

                                       $  642,491         $  765,762          $2,804,219         $4,096,234
                                       ==========         ==========          ==========         ==========


9.   REGULATORY CAPITAL
-----------------------

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Association. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Association's capital levels at the dates presented:

                                                            March 31,                December 31,
                                                           ----------        ----------------------------
                                                              2003              2002              2001
                                                           ----------        ----------        ----------
                                                           (Unaudited)
                                                                           (In Thousands)
  GAAP, Core (Tier 1) and Tangible capital                 $    8,389        $    8,371        $    8,274
  Add: general valuation allowance                                173               174               172
  Less: low-level recourse adjustment                             (84)              (73)                -
                                                           ----------        ----------        ----------

      Total regulatory capital                             $    8,478        $    8,472        $    8,446
                                                           ==========        ==========        ==========

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


9.   REGULATORY CAPITAL (Cont'd.)
---------------------------------

                                                                                                 To Be Well
                                                                                             Capitalized Under
                                                                      Minimum Capital        Prompt Corrective
                                                  Actual                Requirements         Actions Provisions
                                          ----------------------   ----------------------  ----------------------
                                             Amount      Ratio        Amount      Ratio       Amount      Ratio
                                          -----------  ---------   -----------  ---------  -----------  ---------
                                                                   (Dollars in Thousands)
March 31, 2003 (Unaudited)
--------------------------
Total Capital
 (to risk-weighted assets)                   $ 8,478      15.17%      $ 4,471      8.00%      $ 5,589      10.00%

Tier 1 Capital
 (to risk-weighted assets)                     8,389      15.01%           --        --         3,354       6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    8,389       5.99%        5,603      4.00%        7,004       5.00%

Tangible Capital
 (to adjusted total assets)                    8,389       5.99%        2,101      1.50%           --         --

December 31, 2002
-----------------

Total Capital
 (to risk-weighted assets)                   $ 8,472      15.53%      $ 4,363      8.00%      $ 5,454      10.00%

Tier 1 Capital
 (to risk-weighted assets)                     8,371      15.35%           --        --         3,272       6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    8,371       5.92%        5,662      4.00%        7,077       5.00%

Tangible Capital
 (to adjusted total assets)                    8,371       5.92%        2,123      1.50%           --         --

December 31, 2001
-----------------

Total Capital
 (to risk-weighted assets)                   $ 8,446      14.30%      $ 4,725      8.00%      $ 5,907      10.00%

Tier 1 Capital
 (to risk-weighted assets)                     8,274      14.01%           --        --         3,544       6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    8,274       6.33%        5,225      4.00%        6,531       5.00%

Tangible Capital
 (to adjusted total assets)                    8,274       6.33%        1,959      1.50%           --         --

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


9.   REGULATORY CAPITAL (Cont'd.)
---------------------------------

As of May 28, 2002, the most recent notification from the Office of Thrift Supervision ("OTS"), the Association was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Association's category.



10.  BENEFIT PLANS
------------------

         Pension plan
         ------------

         The Association maintains a defined benefit pension plan (the "Plan") covering all employees who have met the Plan's eligibility requirements. The Association's policy is to fund the Plan annually with the maximum contribution deductible for federal income tax purposes. The plan assets are primarily invested in mutual funds.

         The following table sets forth the Plan's funded status:

                                                                                 December 31,
                                                                        -----------------------------
                                                                            2002              2001
                                                                        -----------       -----------
             Change in benefit obligation

                  Benefit obligation - beginning                        $ 2,068,965       $ 2,771,606
                      Service cost                                          187,991           181,571
                      Interest cost                                         134,483           180,154
                      Actuarial loss/(gain)                                 210,268           145,578
                      Settlements                                            (1,088)       (1,209,944)
                                                                        -----------       -----------

                  Benefit obligation - ending                           $ 2,600,619       $ 2,068,965
                                                                        ===========       ===========


             Change in plan assets

                  Fair value of assets - beginning                      $ 1,391,878       $ 2,516,255
                      Actual return on plan assets                         (296,377)         (155,427)
                      Settlements                                            (1,088)       (1,209,944)
                      Contributions                                         483,000           240,994
                                                                        -----------       -----------

                  Fair value of assets - ending                         $ 1,577,413       $ 1,391,878
                                                                        ===========       ===========

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


10.  BENEFIT PLANS (Cont'd.)
----------------------------

                                                                            Year Ended December 31,
                                                                       ---------------------------------
                                                                           2002                 2001
                                                                       ------------         ------------
       Reconciliation of Funded Status

       Accumulated benefit obligation                                  $ (1,933,108)        $ (1,533,780)
                                                                       ------------         ------------

       Projected benefit obligation                                      (2,600,619)          (2,068,965)
       Fair value of assets                                               1,577,413            1,391,878
                                                                       ------------         ------------

       Funded status                                                     (1,023,206)            (677,087)
       Unrecognized transition (asset)                                      (44,001)             (55,001)
       Unrecognized net loss                                              1,448,827              899,547
       Additional minimum liability                                        (737,315)            (309,361)
                                                                       ------------         ------------

       Accrued pension cost included in other liabilities              $   (355,695)        $   (141,902)
                                                                       ============         ============

       Net Periodic Pension Expense

       Service cost                                                         187,991              181,571
       Interest cost                                                        134,483              180,154
       Expected return on assets                                            (83,513)            (150,975)
       Amortization of unrecognized past service liability                       --                   --
       Amortization of unrecognized transition (asset)/obligation           (11,000)             (11,000)
       Amortization of unrecognized net (gain)/loss                          40,878               10,530
                                                                       ------------         ------------

       Total net periodic pension expense                              $    268,839         $    210,280
                                                                       ============         ============

       Valuation Assumptions

       Discount rate                                                           6.50%                6.50%
       Rate of return on long term assets                                      6.00%                6.00%
       Salary increase rate                                                    5.00%                5.00%

         Pension expense for the three months ended March 31, 2003 and 2002 (unaudited), totalled approximately $91,000 and $67,000, respectively. Plan assets consist of mutual funds and cash.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


10.  BENEFIT PLANS (Cont'd.)
----------------------------

         Postretirement benefits
         -----------------------

         The Association provides certain health care and life insurance benefits to employees retired as of January 1, 1995. The following tables set forth the Plan's funded status and the components of net postretirement benefit cost:

                                                                                 December 31,
                                                                        -----------------------------
                                                                            2002              2001
                                                                        -----------       -----------
           Changes in Benefit Obligation

                Benefit obligation - beginning                          $   (72,554)      $   (71,837)
                Interest cost                                               (14,562)          (14,992)
                Unrecognized net loss amortization                             (757)               --
                Amortization of unrecognized obligation                     (17,167)          (17,167)
                Settlements                                                  30,927            31,442
                                                                        -----------       -----------

                Benefit obligation - ending                             $   (74,113)      $   (72,554)
                                                                        ===========       ===========
           Reconciliation of Funded Status

                Accumulated benefit obliation                              (167,231)         (208,027)
                Unrecognized transition obligation being amortized
                  over 13.264 years                                          90,371           107,538
                Unrecognized loss                                             2,747            27,935
                                                                        -----------       -----------

                Postretiremeent benefit obliation included in
                  other liabiities                                      $   (74,113)      $   (72,554)
                                                                        ===========       ===========

                                                                           Year Ended December 31,
                                                                        -----------------------------
                                                                            2002              2001
                                                                        -----------       -----------
           Service cost                                                 $        --       $        --
           Unrecognized net loss amortization                                   757                --
           Interest cost on accumulated
            postretirement benefit obligation                                14,562            14,992
           Amortization of unrecognized transition obligation                17,167            17,167
                                                                        -----------       -----------

           Net postretirement benefit cost included in salaries
             and employee benefits                                      $    32,486       $    32,159
                                                                        ===========       ===========

         Postretirement benefits expense for the three months ended March 31, 2003 and 2002 (unaudited), totalled approximately $9,000 and $8,000, respectively.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


10.  BENEFIT PLANS (Cont'd.)
----------------------------

         Postretirement benefits (Cont'd.)
         ---------------------------------

         For the years ended December 31, 2002 and 2001, a medical cost trend rate of 6.50% was estimated. Increasing the assumed medical cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 and 2001, by $10,000 and $13,000, respectively, and the aggregate of the service and interest components of net periodic postretirement benefit cost for the years ended December 31, 2002 and 2001, by $1,000 and $1,000, respectively.

         Supplemental Employee Retirement Plan ("SERP")
         ----------------------------------------------

         The Association provides an unfunded SERP for its president. The SERP commenced in August of 1999 and requires the president to work for five additional years at which time the president will collect $93,000 per year for each of the succeeding ten years. Expense for the plan during the three months ended March 31, 2003 and 2002 (unaudited) and for the years ended December 31, 2002 and 2001, was $33,000, $32,000, $132,000,
         and $129,000, respectively. The SERP obligation, which is discounted at seven percent, was $473,000, $440,000 and $308,000 at March 31, 2003
         (unaudited), and December 31, 2002 and 2001, respectively.

         Retirement Plan for Directors
         -----------------------------

         The Association maintains a non-tax qualified Retirement Plan for Directors that provides outside directors who retire after five years of service on the Board and attainment of age 65 with a monthly retirement benefit of sixty percent monthly directors' fees for 60 months. In the event of the director's death or disability prior to retirement, the director or his surviving spouse will be entitled to a benefit under the plan if the director had otherwise satisfied the age and service requirements prior to death or disability. In the event of a director's death while receiving benefits but before all benefits have been paid to the director, the director's surviving spouse will receive the remaining benefits payments due. If the surviving spouse dies prior to receiving the remaining payments, all obligations of the Association to the director or his spouse will terminate. For the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001, the cost of the directors' retirement plan to the Association was $7,500, $7,500, $30,000 and $30,000, respectively.
         Accrued retirement plan liability at March 31, 2003 and December 31, 2002 and 2001 was $97,000, $93,000 and $73,000, respectively.


11.  INCOME TAXES
-----------------

The Association qualifies as a savings and loan association under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from taxable income an allowance for bad debts based on eight percent of taxable income before such deduction, less certain adjustments, subject to certain limitations. Beginning January 1, 1996, the Association must calculate its tax bad debt deduction using either the experience or the specific charge off method. Retained earnings at December 31, 2002, include approximately $3,368,000 of such bad debt deductions for which income taxes have not been provided. If such amount is used for purposes other than to absorb bad debts, including distributions in liquidation, it will be subject to income taxes at the then current rate.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


11.  INCOME TAXES
-----------------

The components of income taxes are summarized as follows:

                                              Three Months Ended March 31,             Year Ended December 31,
                                              ----------------------------          ----------------------------
                                                 2003               2002               2002               2001
                                              ---------          ---------          ---------          ---------
                                                       (Unaudited)
Current income tax expense (benefit):
       Federal                                $  30,783          $  85,227          $ 167,868          $ 127,791
       State                                      1,103             14,625             17,023             15,072
       City                                          43             11,503             14,717             12,882
                                              ---------          ---------          ---------          ---------

                                                 31,929            111,355            199,608            155,745
                                              ---------          ---------          ---------          ---------
Deferred income tax (benefit):
       Federal                                  (21,514)           (16,712)            28,157            (57,038)
       State                                      3,109             (7,295)            19,988            (12,827)
       City                                       4,012             (5,044)            11,957            (13,042)
                                              ---------          ---------          ---------          ---------

                                                (14,393)           (29,051)            60,102            (82,907)
                                              ---------          ---------          ---------          ---------

                                              $  17,536          $  82,304          $ 259,710          $  72,838
                                              =========          =========          =========          =========

The following table presents a reconciliation between reported income taxes and the income taxes which would be computed by applying the applicable federal income tax rate of 34% to consolidated income before income taxes:

                                                 Three Months Ended March 31,             Year Ended December 31,
                                                 ----------------------------          ----------------------------
                                                    2003               2002               2002               2001
                                                 ---------          ---------          ---------          ---------
                                                          (Unaudited)
   Federal income tax expense                    $  11,925          $  63,526          $ 205,453          $  68,583
   Increases in income taxes resulting from:
       New York State and City taxes,
        net of federal income tax effect             5,456              9,105             42,032              1,376
      Other items                                      155              9,673             12,225              2,879
                                                 ---------          ---------          ---------          ---------
   Effective income tax                          $  17,536          $  82,304          $ 259,710          $  72,838
                                                 =========          =========          =========          =========

   Effective income tax rate                         50.00%             44.05%             44.05%             36.11%
                                                 =========          =========          =========          =========

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


11.  INCOME TAXES (Cont'd.)
---------------------------

The income tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                          March 31,                December 31,
                                                         ----------        ----------------------------
                                                            2003              2002              2001
                                                         ----------        ----------        ----------
Deferred income tax assets                               (Unaudited)
--------------------------
Allowances for loan and real estate losses               $   76,698        $   75,302        $  101,243
Uncollected interest                                          1,613             1,893            20,561
Depreciation                                                 11,048            10,872            17,970
Minimum pension liability adjustment                        336,732           336,732           141,285
Deferred compensation                                       227,941           225,434           198,762
Other                                                            --                --            22,068
                                                         ----------        ----------        ----------

                                                            654,032           650,233           501,889
                                                         ----------        ----------        ----------
Deferred income tax liabilities
-------------------------------

Tax bad debt deduction                                       19,357            25,810            51,620
Pension and postretirement plan expense                      82,928            87,069            47,308
Other                                                            --                --               952
                                                         ----------        ----------        ----------

                                                            102,285           112,879            99,880
                                                         ----------        ----------        ----------

Net deferred income tax asset included in other assets   $  551,747        $  537,354        $  402,009
                                                         ==========        ==========        ==========


12.  COMMITMENTS
----------------

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential and income-producing real estate.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


12.  COMMITMENTS
----------------

The Association has outstanding various commitments to originate loans as follows:

                                         March 31,                December 31,
                                        ----------        ----------------------------
                                           2003              2002              2001
                                        ----------        ----------        ----------
                                        (Unaudited)
   Mortgage loans                       $2,820,000        $2,579,000        $1,723,000
   Secured credit cards                    191,000           194,000           176,000
                                        ----------        ----------        ----------

                                        $3,011,000        $2,773,000        $1,899,000
                                        ==========        ==========        ==========

At March 31, 2003 (unaudited), the outstanding mortgage loan commitments include $2,644,000 for fixed rate loans with interest rates ranging from 5.25% to 6.95% and $176,000 for an adjustable rate loan with initial rate of 4.25%. Secured credit card commitments are for loans at a fixed rate of 21.00%.

At December 31, 2002, the outstanding mortgage loan commitments include $2,579,000 for fixed rate loans with interest rates ranging from 5.50% to 7.47%. Secured credit card commitments are for loans at a fixed rate of 21.00%.

At December 31, 2001, the outstanding mortgage loan commitments include $1,178,000 for fixed rate loans with interest rates ranging from 6.63% to 10.50% and $545,000 for an adjustable rate loan with an initial rate of 7.50%. Secured credit card commitments are for loans at a fixed rate of 21.00%.

Rentals, including related expenses, under long-term operating leases for certain branch offices amounted to approximately $39,000, $38,000, $154,000 and $119,000 for the three months ended March 31, 2003 and 2002 (unaudited), and for the years ended December 31, 2002 and 2001, respectively. At December 31, 2002, the minimum rental commitments under all noncancellable leases with initial or remaining terms of more than one year are as follows:

          Year Ending                             Minimum
          December 31,                              Rent
          ------------                          ------------

            2003                                 $ 155,000
            2004                                   157,000
            2005                                   161,000
            2006                                   117,000
            2007                                    75,000
            Thereafter                             134,000
                                                 ---------

                                                 $ 799,000
                                                 =========

At March 31, 2003 (unaudited), the Association has purchase commitments for leasehold improvements in the amount of $375,000. In addition, the Association also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


13.  CONTINGENCIES
------------------

The Association is a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position or operations of the Association.

14.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used by the Association for the purposes of this disclosure. Estimated fair values have been determined by the Association using the best available data and estimation methodology suitable for each category of financial instruments. Fair value estimates, methods and assumptions are set forth below for the Association's financial instruments.

         Cash and cash equivalents and accrued interest receivable
         ---------------------------------------------------------

         The carrying amounts for cash and cash equivalents and accrued interest receivable approximate fair value because they mature in three months or less.

         Securities
         ----------

         The fair value of mortgage-backed and investment securities held to maturity are based on quoted market or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market prices for similar securities.

         Loans receivable
         ----------------

         Fair value is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

         Deposits
         --------

         The fair value of demand deposit, passbook and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

         Commitments
         -----------

         The fair value of commitments is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest and the committed rates.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


14.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
------------------------------------------------------------

The carrying values and estimated fair values of the Association's financial instruments are as follows:

                                                               March 31,                             December 31,
                                                        -----------------------   -------------------------------------------------
                                                                  2003                      2002                      2001
                                                        -----------------------   -----------------------   -----------------------
                                                         Carrying    Estimated     Carrying    Estimated     Carrying    Estimated
                                                          Amount     Fair Value     Amount     Fair Value     Amount     Fair Value
                                                        ----------   ----------   ----------   ----------   ----------   ----------
Financial assets                                              (Unaudited)
----------------
Cash and cash equivalents                               $   22,397   $   22,397   $   12,230   $   12,230   $   18,573   $   18,573
Investment securities held to maturity                      25,803       25,861       33,855       33,939        5,434        5,517
Mortgage-backed securities held to maturity                  1,850        1,943        2,002        2,099        2,812        2,893
Loans receivable                                            86,765       90,875       90,276       92,592      100,173      102,013
Accrued interest receivable                                    500          500          509          509          618          618

Financial liabilities
---------------------

Deposits                                                   129,627      131,089      131,338      132,552      120,839      121,823

Commitments
-----------

To originate loans                                           3,011        3,011        2,773        2,773        1,899        1,899


The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

                  FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION
                           OF BROOKLYN AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ---------------------------------------------


15.  PROPOSED CONVERSION TO STOCK FORM OF OWNERSHIP (Unaudited)
---------------------------------------------------------------

On May 28, 2003, the Board of Directors of the Association unanimously adopted the Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance (the "Plan"). Pursuant to the Plan, the Association will: (i) convert to a stock savings Association as the successor to the Association in its current mutual form; (ii) organize the Stock Holding Company as a federally-chartered corporation that will own 100% of the common stock of the Stock Association; and (iii) organize the Mutual Holding Company as a federally-chartered mutual holding company that will own at least 51% of the Common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Association will succeed to the business and operations of the Association in its mutual form and the Stock Holding Company will sell a minority interest in its Common Stock in a public stock offering. The Plan must be approved by both the OTS and by the Association's depositors and borrowers with outstanding loans as of March 31, 2002, provided such loans remain outstanding as of the voting record date (the "Members").

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Association as of the effective date of the reorganization will continue to have such rights solely with respect to the Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who become depositors of the Association subsequent to the reorganization will have such membership and liquidation rights with respect to the holding company. Borrower members of the Association at the time of the reorganization will have the same membership rights in the holding company that they had in the Association immediately prior to the reorganization so long as their existing borrowings remain outstanding.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Association as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. Cost incurred in connection with the offering will be recorded as a reduction of the proceeds from the offering. If the transaction is not consummated, all costs incurred in connection with the transaction will be expensed. As of March 31, 2003, no costs were incurred in connection with the offering.

        You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Flatbush Federal Savings & Loan Association or Flatbush Federal Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                         FLATBUSH FEDERAL BANCORP, INC.
    Proposed Holding Company for Flatbush Federal Savings & Loan Association

                         945,875 Shares of Common Stock
                 (Subject to Increase to up to 1,087,756 Shares)

                                   ----------

                                   PROSPECTUS

                                   ----------

                        Sandler O'Neill & Partners, L.P.

                                 August 13, 2003

Until the later of November 12, 2003 or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.